    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2001

                                                      REGISTRATION NO. 333-65998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         ASBURY AUTOMOTIVE GROUP, INC.*
             (Exact name of registrant as specified in its charter)

           DELAWARE                                          5511                    58-2241119
 (State or other jurisdiction                          (Primary Standard          (I.R.S. Employer
     of incorporation or                                  Industrial            Identification No.)
        organization)                             Classification Code Number)

                               3 LANDMARK SQUARE
                                   SUITE 500
                          STAMFORD, CONNECTICUT 06901
                                 (203) 356-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                THOMAS R. GIBSON
                            CHIEF EXECUTIVE OFFICER
                         ASBURY AUTOMOTIVE GROUP, INC.
                               3 LANDMARK SQUARE
                                   SUITE 500
                          STAMFORD, CONNECTICUT 06901
                                 (203) 356-4400
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

               ROBERT ROSENMAN, ESQ.                              ANDREW D. SOUSSLOFF, ESQ.
              CRAVATH, SWAINE & MOORE                                SULLIVAN & CROMWELL
                  WORLDWIDE PLAZA                                     125 BROAD STREET
                 825 EIGHTH AVENUE                                NEW YORK, NEW YORK 10004
             NEW YORK, NEW YORK 10019                                  (212) 558-4000
                  (212) 474-1000                                     FAX: (212) 558-3588
                FAX: (212) 474-3700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* Immediately prior to the offering pursuant to this registration statement, all the membership interests in Asbury Automotive Group L.L.C. will be contributed to Asbury Automotive Group, Inc. Thus, Asbury Automotive Group L.L.C. will become a wholly-owned subsidiary of Asbury Automotive Group, Inc.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION. DATED OCTOBER 12, 2001.

                                 [    ] Shares

                                     [LOGO]

                         ASBURY AUTOMOTIVE GROUP, INC.

                                  Common Stock

                               ------------------

    This is an initial public offering of shares of common stock of Asbury Automotive Group, Inc.

    Asbury is offering [ ] of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional [ ] shares. Asbury will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $[      ] and $[      ]. Asbury has applied to list the
common stock on the New York Stock Exchange under the symbol "ABG."

    SEE "RISK FACTORS" ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Asbury........................   $           $
Proceeds, before expenses, to the selling stockholders......   $           $

    To the extent that the underwriters sell more than [ ] shares of common stock, the underwriters have the option to purchase up to an additional [ ] shares from Asbury at the initial public offering price less the underwriting discount.

                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on [      ], 2001.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

                               SALOMON SMITH BARNEY

                                ----------------

                         Prospectus dated       , 2001.

                      [MAP OF THE U.S. WITH ASBURY STORES]

                       [PHOTOS OF CERTAIN ASBURY STORES]

                              [LOGOS OF PLATFORMS]

No manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for the offering.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF SOME OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS BEGINNING ON PAGE 5 AND THE FINANCIAL STATEMENTS.

    IN THIS PROSPECTUS THE TERMS "ASBURY," "WE," "US" AND "OUR" REFER TO ASBURY AUTOMOTIVE GROUP, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES, AND ITS SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS IN INTEREST. THIS PROSPECTUS ASSUMES THAT, IMMEDIATELY PRIOR TO THIS OFFERING ASBURY AUTOMOTIVE GROUP L.L.C. WILL HAVE BEEN CONVERTED FROM A LIMITED LIABILITY COMPANY INTO A CORPORATION NAMED ASBURY AUTOMOTIVE GROUP, INC. THROUGH THE CONTRIBUTION OF ALL OF THE MEMBERSHIP INTERESTS IN ASBURY AUTOMOTIVE GROUP L.L.C. TO ASBURY AUTOMOTIVE GROUP, INC. AS A RESULT OF THIS CONVERSION, ASBURY AUTOMOTIVE GROUP L.L.C. WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF ASBURY AUTOMOTIVE GROUP, INC. PER SHARE DATA INCLUDED IN THIS PROSPECTUS ASSUME THAT MEMBERSHIP INTERESTS IN THE LIMITED LIABILITY COMPANY OUTSTANDING IMMEDIATELY PRIOR TO THE CONVERSION WILL BE EXCHANGED FOR SHARES OF COMMON STOCK IN THE NEW CORPORATION ON THE BASIS OF
[    ] SHARES OF COMMON STOCK FOR EACH [  ]% OF MEMBERSHIP INTEREST.

    THIS PROSPECTUS INCLUDES STATISTICAL DATA REGARDING THE AUTOMOTIVE RETAILING INDUSTRY. UNLESS OTHERWISE INDICATED, SUCH DATA IS TAKEN OR DERIVED FROM INFORMATION PUBLISHED BY:

    - THE INDUSTRY ANALYSIS DIVISION OF THE NATIONAL AUTOMOBILE DEALERS ASSOCIATION, ALSO KNOWN AS "NADA," NADA DATA 2000.

    - AUTOMOTIVE NEWS 2001 MARKET DATA BOOK.

    - AUTOMOTIVE NEWS DATA CENTER.

    - CNW MARKETING/RESEARCH.

    - SALES & MARKETING MANAGEMENT 2000 SURVEY OF BUYING POWER AND MEDIA
      MARKETS.

                                    BUSINESS

OUR COMPANY

    We are one of the largest automotive retailers in the United States, currently operating 127 franchises at 87 dealership locations. We offer our customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts. Our retail network is organized into nine regional dealership groups, which we refer to as "platforms," located in 15 market areas that we believe represent attractive opportunities. Our franchises include a diverse portfolio of 36 American, European and Asian brands, and a majority of our dealerships are either luxury franchises or mid-line import brands. We have grown rapidly in recent years, primarily through acquisition, with annual sales of $3.0 billion in 1999 and $4.0 billion in 2000, which represented a 34% increase in annual sales from 1999. For the six months ended June 30, 2001, we had sales of $2.1 billion compared to sales for the first six months of 2001 of $2.0 billion, which represented a 5% increase in sales. We sold a total of 154,422 new and used retail units in 2000, which represented a 32% increase over the 116,790 retail units sold in 1999. For the six months ended June 30, 2001, we sold a total of 76,320 new and used retail units, as compared to 76,394 retail units sold during the first six months of 2000.

    We compete in a large and highly fragmented industry comprised of approximately 22,000 franchised dealerships. The U.S. automotive retailing industry is estimated to have annual sales of approximately $1 trillion, with the 100 largest dealer groups generating less than 10% of total sales revenue.

OUR STRENGTHS

    We believe our strengths are as follows:

    - EXPERIENCED AND INCENTIVIZED MANAGEMENT. The former platform owners of seven of our nine platforms, each with greater than 24 years of experience in the automotive retailing industry, continue to manage their respective platforms. Our platforms' senior management teams will collectively own
      approximately [   ]% of our outstanding common stock after this offering.

    - ADVANTAGEOUS BRAND MIX. We believe our current brand mix includes a higher proportion of luxury and mid-line import franchises to total franchises than most public automotive retailers, accounting for 63% of new retail vehicle revenue in the year 2000 and 68% of new retail vehicle revenue for the first half of 2001. Luxury and mid-line imports generate above average gross margins on new vehicles and have greater customer loyalty and repeat purchases than mid-line domestic and value automobiles.

    - REGIONAL CONCENTRATION AND STRONG BRANDING OF OUR PLATFORMS. Each of our platforms is comprised of between eight and 22 franchises and generated average 2000 pro forma revenues of approximately $500 million. Regional concentration and strong brand recognition allow our platforms to realize significant economies of scale.

    - DIVERSIFIED REVENUE STREAMS/VARIABLE COST STRUCTURE. Used vehicle sales and parts, service and collision repair generate higher profit margins than new vehicle sales and tend to fluctuate less with economic cycles. In addition, our incentive-based compensation structure helps us to manage expenses in an economic downturn.

OUR STRATEGY

    Our objective is to be the most profitable automotive retailer in select markets in the United States. To achieve this objective, we intend to follow the outlined strategy:

    - CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS. We will seek to establish platforms in new markets through acquisitions of large, profitable and well-managed dealership groups. We will also pursue additional dealerships within our established markets to complement our platforms.

    - FOCUS ON HIGHER MARGIN PRODUCTS AND SERVICES. We will continue to focus our efforts on products and services that generate higher profit margins than new vehicle sales, such as used vehicle retail sales, finance and insurance, parts, service and collision repair, from which we currently derive approximately two-thirds of our total gross profit.

    - DECENTRALIZED DEALERSHIP OPERATIONS. We believe that decentralized dealership operations on a platform basis, complemented by centralized technology and financial controls, enable us to provide timely market-specific responses to sales, services, marketing and inventory requirements.

                            ------------------------

    Our principal executive offices are located at 3 Landmark Square, Stamford, Connecticut 06901. Our telephone number is (203) 356-4400. Our World Wide Web site address is http://www.asburyauto.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus. You should not consider information contained on our website or that can be accessed through our website to be part of this prospectus.

                                  THE OFFERING

Common stock offered by us.............  shares(1)

Common stock offered by selling
  stockholders.........................  shares

Total common stock offered.............  shares(1)

Common stock outstanding after this
  offering.............................  shares(2)

Use of Proceeds........................  We intend to use the net proceeds from the sale of the common stock offered by us for repayment of outstanding
                                         indebtedness and general corporate purposes, including
                                         working capital and possible acquisitions. We will not
                                         receive any proceeds from the sale of shares by the
                                         selling stockholders.

Proposed NYSE Symbol...................  ABG

Risk Factors...........................  See "Risk Factors" beginning on page 5 of this prospectus for a discussion of factors that you should carefully
                                         consider before deciding to invest in shares of our common stock.

------------------------------

(1) Does not include shares of common stock that may be sold by us if the underwriters choose to exercise their over-allotment option.

(2) Does not include (a) options issued under our 1999 Option Plan for [  ]% of
    the limited liability company interests in us converted to [   ] shares of
    common stock with a weighted average exercise price of $[   ] per share and
    (b) [ ] shares of common stock reserved for issuance under our 2001 Stock Option Plan, under which options to purchase [ ] shares of common stock will be issued on the date of this prospectus at the offering price set forth on the cover page.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary below presents our consolidated financial information and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The pro forma as adjusted columns reflect: (a) our recently completed and probable acquisitions; (b) our change in tax status and the method of valuing certain of our inventories that will occur simultaneously with our becoming a corporation; (c) the conversion of certain executives' carried interests (that is, interests in an increase in our value) into options for our common stock; and (d) this offering of our common stock and our use of a portion of the proceeds to us to pay down debt.

                                                                                                  SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                JUNE 30,
                                  --------------------------------------------------   --------------------------------------
                                                                     2000                                     2001
                                                           -------------------------                -------------------------
                                                                         PRO FORMA                                PRO FORMA
                                    1998         1999        ACTUAL     AS ADJUSTED       2000        ACTUAL     AS ADJUSTED
                                  ---------   ----------   ----------   ------------   ----------   ----------   ------------
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  New vehicles..................  $ 687,850   $1,820,393   $2,439,729    $2,802,033    $1,212,693   $1,223,809    $1,320,532
  Used vehicles.................    221,828      787,029    1,064,102     1,228,166       531,102      571,482       617,516
  Parts, service and collision
    repair......................    156,037      341,506      434,478       487,576       207,250      239,396       256,735
  Finance and insurance, net....     19,149       63,206       89,481        97,478        42,823       49,739        51,569
                                  ---------   ----------   ----------    ----------    ----------   ----------    ----------
Total revenues..................  1,084,864    3,012,134    4,027,790     4,615,253     1,993,868    2,084,426     2,246,352
Gross profit....................    155,449      441,168      597,539       673,093       293,196      322,093       341,471
Income from operations..........     21,810       81,564      121,885       142,667        65,454       61,038        66,650
Income before minority interest
  and extraordinary loss........     18,118       37,420       38,667        31,156        25,172       18,935        14,632
Net income......................      3,081       16,148       28,927        31,156        15,646       17,000        14,632
Income (loss) per common share--
  basic.........................        n/a          n/a          n/a         [   ]           n/a          n/a    $    [   ]

OTHER DATA:
Gross profit margin.............       14.3%        14.6%        14.8%         14.6%         14.7%        15.5%         15.2%
Operating income margin.........        2.0%         2.7%         3.0%          3.1%          3.3%         2.9%          3.0%
New vehicle retail units sold...     27,734       71,604       96,614       108,578        46,917       46,190        49,154
Used vehicle retail units
  sold..........................     15,205       45,186       57,808        66,255        29,477       30,130        32,626

                                                                AS OF JUNE 30, 2001
                                                              ------------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
                                                                  ($ IN THOUSANDS)
BALANCE SHEET DATA:
Inventories.................................................   $508,331     $550,723
Total current assets........................................    766,091      833,909
Property and equipment, net.................................    235,561      241,773
Goodwill....................................................    364,002      403,490
Total assets................................................  1,424,181    1,534,268
Floor plan notes payable....................................    484,384      514,407
Total current liabilities, including floor plan notes
  payable...................................................    607,370      638,458
Total long-term debt, including current portion.............    486,038      477,970
Total equity................................................    327,428      399,968

                                  RISK FACTORS

    You should carefully consider the following risks and other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks and uncertainties actually occur, our business' financial condition or operating results may be materially and adversely affected. In this event, the trading price of our common stock may decline and you may lose part or all of your investment.

            RISKS RELATED TO OUR DEPENDENCE ON VEHICLE MANUFACTURERS

IF WE FAIL TO OBTAIN RENEWALS OF ONE OR MORE OF OUR FRANCHISE AGREEMENTS FROM VEHICLE MANUFACTURERS ON FAVORABLE TERMS, OR IF ONE OR MORE OF OUR FRANCHISE AGREEMENTS ARE TERMINATED, OUR OPERATIONS MAY BE SIGNIFICANTLY COMPROMISED.

    Each of our dealerships operates under the terms of a franchise agreement with the manufacturer (or manufacturer-authorized distributor) of each vehicle brand it carries. Our dealerships may obtain new vehicles from manufacturers, sell new vehicles and display vehicle manufacturers' trademarks only to the extent permitted under franchise agreements. As a result of our dependence on these franchise rights, manufacturers exercise a great deal of control over our day-to-day operations and the terms of our franchise agreements implicate key aspects of our operations, acquisition strategy and capital spending.

    Each of our franchise agreements provides the manufacturer with the right to terminate the agreement or refuse to renew it after the expiration of the term of the agreement under specified circumstances. We cannot assure you we will be able to renew any of our existing franchise agreements or that we will be able to obtain renewals on favorable terms. Specifically, many of our franchise agreements provide that the manufacturer may terminate the agreement or direct us to divest the subject dealerships, if the dealership undergoes a change of control. Provisions such as these may provide manufacturers with superior bargaining positions in the event that they seek to terminate our franchise agreements or renegotiate the agreements on terms that are disadvantageous to us. Some of our franchise agreements also provide the manufacturer with the right to purchase from us any franchise we seek to sell. Our results of operations may be materially and adversely affected to the extent that our franchise rights become compromised or our operations restricted due to the terms of our franchise agreements.

MANUFACTURERS' STOCK OWNERSHIP RESTRICTIONS LIMIT OUR ABILITY TO ISSUE ADDITIONAL EQUITY, WHICH MAY HAMPER OUR ABILITY TO MEET OUR FINANCING NEEDS.

    Some of our automobile franchise agreements prohibit transfers of any ownership interests of a dealership or, in some cases, its parent. The most prohibitive restriction, which has been imposed by various manufacturers, provides that, under certain circumstances, we may lose a franchises if a person or entity acquires an ownership interest in us above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restrictions) without the approval of the applicable manufacturer. This trigger level can fall to as low as 5% if another vehicle manufacturer is the entity acquiring the ownership interest.

    Violations by our stockholders or prospective stockholders (including vehicle manufacturers) of these ownership restrictions are generally outside of our control and may result in the termination or non-renewal of one or more franchises, which may have a material adverse effect on us. We cannot assure you that manufacturers will grant the approvals required for such acquisitions. Moreover, if we are unable to obtain the requisite approval in a timely manner we may not be able to issue additional equity in the time necessary to take advantage of a market opportunity dependent on ready financing or an equity issuance. These restrictions may also prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock.

MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS MAY LIMIT OUR FUTURE GROWTH.

    We are required to obtain the consent of the applicable manufacturer before we can acquire any additional dealership franchises. We cannot assure you that manufacturers will consent to future acquisitions which may deter us from being able to take advantage of a market opportunity. Obtaining manufacturer consent for acquisitions may also take a significant amount of time which may negatively affect our ability to acquire an attractive target. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

    Many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may obtain. A manufacturer may place generic limits on the number of franchises or share of total franchises or vehicle sales maintained by an affiliated dealership group on a national, regional or local basis. Manufacturers may also tailor these types of restrictions to particular dealership groups. Our current franchise mix has caused us to reach the present franchise ceiling, set by agreement or corporate policy, with Acura, and we are close to our franchise ceiling with Toyota and Jaguar. We may have difficulty, or it may be impossible, for us to obtain additional franchises from manufacturers once we reach their franchise ceilings.

    As a condition to granting their consent to our acquisitions, a number of manufacturers may impose additional restrictions on us. Manufacturers' restrictions typically prohibit:

    - material changes in our company or extraordinary corporate transactions such as a merger, sale of a substantial amount of assets or any change in our board of directors or management that may have a material adverse effect on the manufacturer's image or reputation or may be materially incompatible with the manufacturer's interests;

    - the removal of a dealership general manager without the consent of the manufacturer; and

    - the use of dealership facilities to sell or service new vehicles of other manufacturers.

OUR DEALERS DEPEND UPON VEHICLE SALES AND, THEREFORE, THEIR SUCCESS DEPENDS IN LARGE PART UPON THE DEMANDS FOR THE PARTICULAR VEHICLE LINES THEY CARRY.

    The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our gross revenue and lead to sales of higher-margin products and services such as finance and insurance products and repair and maintenance services. Although we have sought to limit our dependence on any one vehicle brand, we have focused our new vehicle sales operations in mid-line import and luxury brands. Further, in 2000, Honda, Ford, Toyota and Nissan accounted for 17%, 13%, 10% and 8% of our revenues from new vehicle sales, respectively. No other franchise accounted for more than 5% of our total new vehicle retail sales revenue in 2000. If one or more vehicle lines that separately or collectively account for a significant percentage of our new vehicle sales suffer from decreasing consumer demand, our new vehicle sales and related revenues may be materially reduced.

IF WE FAIL TO OBTAIN A DESIRABLE MIX OF POPULAR NEW VEHICLES FROM MANUFACTURERS, OUR PROFITABILITY WILL BE NEGATIVELY IMPACTED.

    We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Typically, popular vehicles produce the highest profit margins but tend to be the most difficult to obtain from manufacturers. Manufacturers generally allocate their vehicles among their franchised dealerships based on the sales history of each dealership. If our dealerships experience prolonged sales slumps, those manufacturers will cut back their allotments of popular vehicles to our dealerships and new vehicle sales and profits may decline.

IF AUTOMOBILE MANUFACTURERS DISCONTINUE INCENTIVE PROGRAMS, OUR SALES VOLUME AND/OR PROFIT MARGIN ON EACH SALE MAY BE MATERIALLY AND ADVERSELY AFFECTED.

    Our dealerships depend on manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support new vehicle sales. Manufacturers often make many changes to their incentive programs during each year. Some key incentive programs include:

    - customer rebates on new vehicles;

    - dealer incentives on new vehicles;

    - special financing or leasing terms;

    - warranties on new and used vehicles; and

    - sponsorship of used vehicle sales by authorized new vehicle dealers.

    A reduction or discontinuation of key manufacturers' incentive programs may reduce our new vehicle sales volume resulting in decreased vehicle sales and related revenues.

ADVERSE CONDITIONS AFFECTING ONE OR MORE MANUFACTURERS MAY NEGATIVELY IMPACT OUR PROFITABILITY.

    The success of each of our dealerships depends to a great extent on vehicle manufacturers':

    - financial condition;

    - marketing efforts;

    - vehicle design;

    - production capabilities;

    - reputation;

    - management; and

    - labor relations.

    Adverse conditions affecting these and other important aspects of manufacturers' operations and public relations may adversely affect our ability to market their automobiles to the public and, as a result, significantly and detrimentally affect our profitability.

OUR FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION AND FINANCIAL AND SALES PERFORMANCE REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS AND OUR PROFITABILITY.

    Many manufacturers attempt to measure customers' satisfaction with their purchase and warranty service experiences through rating systems which are generally known as consumer satisfaction indexes, or CSI, which augment manufacturers' monitoring of dealerships' financial and sales performance. Manufacturers may use these performance indicators as a factor in evaluating applications for additional acquisitions. The components of these performance indicators have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. Some of our dealerships have had difficulty from time to time meeting these standards. We cannot assure you that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to our acquisition of one of its franchises if it determines our dealerships do not comply with its performance standards. This may impede our ability to execute our acquisition strategy. In addition, we receive payments from the manufacturers based, in part, on CSI scores, and future payments may be materially reduced or eliminated if our CSI scores decline.

IF STATE DEALER LAWS ARE REPEALED OR WEAKENED, OUR DEALERSHIPS WILL BE MORE SUSCEPTIBLE TO TERMINATION, NON-RENEWAL OR RE-NEGOTIATION OF THEIR FRANCHISE AGREEMENTS.

    State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer's criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration.

                   RISKS RELATED TO OUR ACQUISITION STRATEGY

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE ACQUISITIONS, WE WILL BE UNABLE TO REALIZE DESIRED RESULTS FROM OUR GROWTH THROUGH ACQUISITION STRATEGY AND ACQUIRED OPERATIONS WILL DRAIN RESOURCES FROM COMPARATIVELY PROFITABLE OPERATIONS.

    The automobile retailing industry is considered a mature industry in which minimal growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships, manage expansion, control costs in our operations and consolidate acquired dealerships into our organization. In pursuing our strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

    - incurring significantly higher capital expenditures and operating expenses;

    - failing to integrate the operations and personnel of the acquired dealerships;

    - entering new markets with which we are unfamiliar;

    - incurring undiscovered liabilities at acquired dealerships;

    - disrupting our ongoing business;

    - diverting our management resources;

    - failing to maintain uniform standards controls and policies;

    - impairing relationships with employees, manufacturers and customers as a result of changes in management;

    - causing increased expenses for accounting and computer systems;

    - failing to obtain manufacturers' consents to acquisitions of additional franchises; and

    - incorrectly valuing acquired entities.

    We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable.

WE MAY BE UNABLE TO CAPITALIZE ON ACQUISITION OPPORTUNITIES BECAUSE OUR FINANCIAL RESOURCES ARE LIMITED.

    We intend to finance our acquisitions by issuing shares of common stock as full or partial consideration for acquired dealerships. The extent to which we will be able or willing to issue common stock for acquisitions will depend on the market value of the common stock from time to time and the willingness of potential acquisition candidates to accept common stock as part of the consideration for the sale of their businesses. Since we may focus on large platform acquisitions, it is possible that we will issue a significant number of additional shares of common stock in connection with such acquisitions in the near future. The additional shares of common stock may be as much as, or more than, the number of outstanding shares of common stock available immediately after the offering. Moreover, manufacturer consent is required before we can acquire additional dealerships and, in some cases, to issue additional equity. See "Risk Factors--Manufacturers' restrictions on acquisitions may limit our future growth," and "Risk Factors--Manufacturers' stock ownership restrictions limit our ability to issue additional equity, which may hamper our ability to meet our financing needs." We may be required to use available cash or other sources of debt or equity financing. We cannot assure you that we will be able to obtain additional financing by issuing stock or debt securities, and using cash to complete acquisitions may substantially limit our operating or financial flexibility. If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which may materially and adversely affect our growth strategy.

    We are dependent to a significant extent on our ability to finance our inventory. Automotive retail inventory financing involves borrowing significant sums of money in the form of "floor plan" financing. Floor plan financing is how a dealership finances its purchase of new vehicles from a manufacturer. The dealership borrows money to buy a particular vehicle from the manufacturer and pays off the loan when it sells that particular vehicle, paying interest during the interim period. We must obtain new floor plan financing or obtain consents to assume such financing in connection with our acquisition of dealerships. Our pledging of substantially all our inventory and other assets to obtain this financing may impede our ability to borrow from other sources.

OUR SUBSTANTIAL INDEBTEDNESS MAY LIMIT OUR ABILITY TO OBTAIN FINANCING FOR ACQUISITIONS AND WILL REQUIRE THAT A SIGNIFICANT PORTION OF OUR CASH FLOW BE USED FOR DEBT SERVICE.

    We have substantial indebtedness and, as a result, significant debt service obligations. As of June 30, 2001, we had approximately $980.4 million of total indebtedness outstanding. Of this amount, $484.4 represents floor plan financing. Our total indebtedness outstanding (excluding floor plan financing) is equal to approximately 60% of our total capitalization plus short-term debt. As of June 30, 2001, after giving pro forma effect to this offering and the application of the net proceeds to us, our total indebtedness would have been approximately $1,002.4 million ($488.0 million, excluding floor plan financing), representing approximately 55% of total capitalization. We may incur substantial additional indebtedness in the future. We will have substantial debt service obligations, consisting of cash payments of principal and interest, for the foreseeable future.

    The terms of our borrowing facilities also place restrictions on our ability to engage in specific corporate transactions. In particular, the facilities prohibit us from paying dividends, undergoing a change of control and disposing of significant assets or subsidiaries.

    The degree of our financial leverage and, as a result, significant debt service obligations, may have a significant impact on our financial results and operations, including:

    - limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements;

    - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of our cash flow to fund debt service obligations; and

    - increasing our vulnerability to adverse economic and industry conditions that may negatively impact our cash flow available for debt service.

THE COMPETITION WITH OTHER DEALER GROUPS TO ACQUIRE AUTOMOTIVE DEALERSHIPS IS INTENSE, AND WE MAY NOT BE ABLE TO FULLY IMPLEMENT OUR GROWTH THROUGH ACQUISITION STRATEGY IF ATTRACTIVE TARGETS ARE ACQUIRED BY COMPETING GROUPS OR PRICED OUT OF OUR REACH DUE TO COMPETITIVE PRESSURES.

    We believe that the U.S. automotive retailing market is fragmented and offers many potential acquisition candidates that meet our targeting criteria. However, we compete with several other national dealer groups, some of which may have greater financial and other resources, and competition with existing dealer groups and dealer groups formed in the future for attractive acquisition targets may result in fewer acquisition opportunities and increased acquisition costs. We will have to forego acquisition opportunities to the extent that we cannot negotiate acquisitions on acceptable terms.

                          RISKS RELATED TO COMPETITION

THE LOSS OF KEY PERSONNEL AND LIMITED MANAGEMENT AND PERSONNEL RESOURCES MAY ADVERSELY AFFECT OUR OPERATIONS AND GROWTH.

    Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in dealership general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees may materially impair the efficiency and productivity of our operations.

    In addition, we may need to hire additional managers as we expand. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers may adversely affect the ability of our dealerships to conduct their operations in accordance with the standards set by our headquarters management.

SUBSTANTIAL COMPETITION IN AUTOMOBILE SALES MAY ADVERSELY AFFECT OUR
  PROFITABILITY.

    The automotive retailing and servicing industry is highly competitive with respect to price, service, location and selection. Our competition includes:

    - franchised automobile dealerships in our markets that sell the same or similar new and used vehicles that we offer;

    - other national or regional affiliated groups of franchised dealerships;

    - privately negotiated sales of used vehicles;

    - service center chain stores; and

    - independent service and repair shops.

    We do not have any cost advantage in purchasing new vehicles from manufacturers. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new and used vehicles. Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability may be materially and adversely affected if competing dealerships expand their market share or are awarded additional franchises by manufacturers that supply our dealerships.

                    RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

OUR BUSINESS WILL BE HARMED IF OVERALL CONSUMER DEMAND SUFFERS FROM A SEVERE OR SUSTAINED DOWNTURN.

    Our business is heavily dependent on consumer demand and preferences. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. The current economic outlook appears uncertain and consumer demand may decline in the aftermath of the terrorist attacks in the U.S. on September 11, 2001. Future recessions may have a material adverse effect on our retail business, particularly sales of new and used automobiles. Our sales of trucks and bulk sales of vehicles to corporate customers are also cyclical and dependent on overall levels of economic activity. In addition, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/SUV models (which typically provide high profit margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE CONDITIONS IN OUR LOCAL MARKETS, EVEN IF THOSE CONDITIONS ARE NOT PROMINENT NATIONALLY.

    Our performance is also subject to local economic, competitive and other conditions prevailing in our platforms' particular geographic areas. Our dealerships currently are located primarily in the Atlanta, Austin, Chapel Hill, Dallas-Fort Worth, Greensboro, Houston, Jackson, Jacksonville, Little Rock, Orlando, Raleigh, Richmond, Portland, St. Louis and Tampa markets. Although we intend to pursue acquisitions outside of these markets, our current operations are based in these areas. As a consequence, our results of operations depend substantially on general economic conditions and consumer spending levels in the Southeast and Texas, and to a lesser extent in the Northwest and Midwest.

THE SEASONALITY OF THE AUTOMOBILE RETAIL BUSINESS MAGNIFIES THE IMPORTANCE OF OUR SECOND AND THIRD QUARTER RESULTS.

    The automobile industry is subject to seasonal variations in revenues. Demand for automobiles is generally lower during the first and fourth quarters of each year. Accordingly, we expect our revenues and operating results generally to be lower in our first and fourth quarters than in our second and third quarters. Therefore, if conditions surface during the second or third quarters that retard automotive sales, such as high fuel costs, depressed economic conditions or similar adverse conditions, our sales revenues for the year will be disproportionately adversely affected.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY IMPORT PRODUCT RESTRICTIONS AND FOREIGN TRADE RISKS THAT MAY IMPAIR OUR ABILITY TO SELL FOREIGN VEHICLES PROFITABLY.

    A significant portion of our new vehicle business will involve the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations will be subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in foreign countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

OUR CAPITAL COSTS AND RESULT OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY A RISING INTEREST RATE ENVIRONMENT.

    We finance our purchases of new and, to a lesser extent, used vehicle inventory under a floor plan borrowing arrangement under which we are charged interest at floating rates. We obtain capital for acquisitions and for some working capital purposes under a similar arrangement. As a result, our debt service expenses may rise with increases in interest rates. Rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues.

                GENERAL RISKS RELATED TO INVESTING IN OUR STOCK

WE WILL BE CONTROLLED BY RIPPLEWOOD HOLDINGS L.L.C., WHICH MAY HAVE INTERESTS DIFFERENT FROM YOUR INTERESTS.

    After the completion of the offering, Asbury Automotive Holdings L.L.C., a controlled affiliate of Ripplewood Holdings L.L.C., will own [ ]% of our common stock, and certain platform principals, consisting of the former owners of our platforms and members of their management teams, will collectively own [ ]% of our common stock, assuming no exercise of the underwriters' over-allotment option. We do not know Asbury Automotive Holdings' future plans as to its holdings of our common stock and cannot give you any assurances that its actions will not negatively affect our common stock in the future. For example, Asbury Automotive Holdings has from time to time had discussions with competitors regarding potential business combinations.

    Pursuant to stockholders agreement among us, Asbury Automotive Holdings and the platform principals, the platform principals are required to vote their shares in accordance with Asbury Automotive Holdings' instructions with respect to:

    - persons nominated by Asbury Automotive Holdings to our board of directors (and persons nominated against Asbury Automotive Holdings' nominees); and

    - any matter to be voted on by the holders of our common stock, whether or not the matter was initiated by Asbury Automotive Holdings.

CONCENTRATION OF VOTING POWER AND ANTI-TAKEOVER PROVISIONS OF OUR CHARTER, BYLAWS, DELAWARE LAW AND OUR FRANCHISE AGREEMENTS MAY REDUCE THE LIKELIHOOD OF ANY POTENTIAL CHANGE OF CONTROL.

    When this offering is completed, Ripplewood, through its control of Asbury Automotive Holdings, will control [ ]% of our common stock. Further, under the stockholders agreement, Ripplewood will have the power to cause the platform principals (who, together with Ripplewood will collectively hold [ ]% of our common stock after this offering is completed, assuming no exercise of the underwriters' over-allotment option) to vote in favor of Ripplewood's nominees to our board of directors.

    Provisions of our charter and bylaws may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a stockholder might consider favorable. These include provisions:

    - providing that no more than one-third of the members of our board of directors stand for re-election by the stockholders at each annual meeting;

    - permitting the removal of a director from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all common stock outstanding;

    - vesting the board of directors with sole power to set the number of directors;

    - allowing a special meeting of the shareholders to be called only by the chairman of our board of directors, either on his or her own initiative or at the request of stockholders collectively holding at least 50% of the common stock outstanding;

    - prohibiting stockholder action by written consent;

    - requiring the affirmative vote of the holders of at least 80% of the voting power of all common stock outstanding to effect certain amendments to our charter or by-laws; and

    - requiring formal advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholders' meetings.

    In addition, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board's ability to issue preferred stock may also have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock. Finally, restrictions imposed by some of our dealer agreements may impede or prevent any potential takeover bid.

    Under the terms of the options granted under our 2001 option plan, many option grants will fully vest and become immediately exercisable upon a change in control of us, which, together with severance arrangements and other change of control provisions contained in several of our employment agreements with our executives, may further deter a potential acquisition bid.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

    We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and environmental requirements governing, among other things, discharges into the air and water, above ground and underground storage of petroleum substances and chemicals, handling and disposal of wastes and remediation of contamination arising from spills and releases. If we or our properties violate these laws and regulations, we may be subject to civil and criminal penalties, or a cease and desist order may be issued against our operations that are not in compliance. Our future acquisitions may also be subject to governmental regulation, including antitrust reviews. We believe that all of our platforms, the first of which we acquired in 1996, comply in all material respects with all applicable laws and regulations relating to our business, but future laws and regulations may be more stringent and require us to incur significant additional costs.

SHARES ELIGIBLE FOR FUTURE SALE, INCLUDING SHARES OWNED BY ASBURY AUTOMOTIVE HOLDINGS, MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

    The potential for sales of substantial amounts of our common stock in the public market after this offering may adversely affect the market price of the common stock. After this offering is concluded, we will have [ ] shares of common stock outstanding ([ ] shares if the underwriters exercise their
over-allotment option in full), including [      ] shares owned by Asbury
Automotive Holdings. Of these shares, the [ ] shares of common stock offered hereby ([ ] shares if the underwriters exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act, except for shares held by persons deemed to be "affiliates" of us (including Asbury Automotive Holdings) or acting as "underwriters," as those terms are defined in the Securities Act and related rules. The remaining [ ] shares of common stock outstanding, including the shares owned by Asbury Automotive Holdings, will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be eligible for resale subject to the volume, manner of sale, holding period and other limitations of Rule 144.

    In addition to outstanding shares eligible for sale, [ ] shares of our common stock are issuable under currently outstanding stock options granted to certain executive officers and employees. An additional [ ] shares of common stock are reserved for issuance to employees under our 2001 Stock Option Plan, and options for [ ] shares of common stock will be granted pursuant to that plan at the time of the offering. See "Shares Eligible for Future Sale."

IF WE ARE UNABLE TO RETAIN KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR BUSINESS.

    We depend on our executive officers as well as other key personnel. Not all our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. If we are unable to retain our key personnel, we may be unable to successfully develop and implement our business plans. Further, we do not maintain "key man" life insurance policies on any of our executive officers or key personnel.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Shares Eligible for Future Sale" and "Underwriting." Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We estimate that our proceeds from the sale of [ ] shares of common stock in this offering (at an assumed offering price of $[ ] per share), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $[ ] million ($[ ] million if the underwriters exercise their over-allotment option in full). We will not receive any proceeds from the sale of [ ] shares of common stock by the selling stockholders. Pursuant to the terms of our $550 million acquisition credit facility, we are required to apply 80% of the net proceeds to us from this offering to repay debt incurred under the facility. Since the formation of the credit facility in January 2001, we have drawn a total of $44 million to finance the acquisition of five dealerships. The credit facility terminates in January 2004 and has a variable interest rate. After reduction of our debt under the credit facility, we will have the ability to borrow additional funds from the credit facility in accordance with its terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facilities". We will use the remaining net proceeds to us for working capital, future platform or dealership acquisitions and general corporate purposes.

                                DIVIDEND POLICY

    We intend to retain all our earnings to finance the growth and development of our business, including future acquisitions. Our acquisition financing credit facility prohibits us from declaring or paying cash dividends or other distributions to our stockholders. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future change in our dividend policy will be made at the discretion of our board of directors and will depend on the then applicable contractual restrictions on us contained in our financing credit facilities and other agreements, our results of operations, earnings, capital requirements and other factors considered relevant by our board of directors.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2001, was $[ ] per share of common stock. Pro forma net tangible book value per share represents our pro forma tangible net worth (pro forma tangible assets less pro forma total liabilities), divided by the total number of shares of our common stock outstanding.

    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale by us of [ ] shares of common stock at an assumed initial public offering price of $[ ] per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2001, as adjusted would have been approximately $[ ], or $[ ] per share of common stock. This represents an immediate increase in pro forma net tangible book value of $[ ] per share to existing stockholders and immediate dilution of $[ ] per share to new investors purchasing common stock in this offering. If all outstanding stock options were exercised, pro forma tangible net book value would be further diluted by $[ ] per share to $[ ] per share.

    The following table illustrates the pro forma per share dilution:

Assumed initial public offering price per share.............  $     --
Pro forma net tangible book value per share before giving
  effect to the offering and the related expenses...........  $     --
Increase in pro forma net tangible book value per share
  attributable to new investors.............................  $     --
Pro forma net tangible book value per share after giving
  effect to the offering....................................  $     --
Dilution per share to new investors.........................  $     --

    The following table sets forth on a pro forma basis, as of June 30, 2001, the following:

    - the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders; and

    - the number of shares to be purchased and the total consideration to be paid by new investors purchasing shares of common stock from us in this offering (before deducting estimated underwriting discounts and offering expenses).

                                            SHARES PURCHASED     TOTAL CONSIDERATION
                                           -------------------   -------------------   AVERAGE PRICE
                                            NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                           --------   --------   --------   --------   -------------
Existing stockholders....................                   %    $                %       $
New investors............................
                                            ------     ------    -------     ------       -------
  TOTAL..................................   $          100.0%    $           100.0%       $
                                            ======     ======    =======     ======       =======

    The table assumes (1) the exercise of options for [ ] shares of common stock with a weighted average exercise price of [ ] per share granted under our 1999 Stock Option Plan and (2) [ ] shares of common stock reserved for issuance under our 2001 Stock Option Plan, under which options for [ ] shares of common stock will be issued on the date hereof at the offering price set forth on the cover page of this prospectus.

    The preceding table assumes that the underwriters will not exercise their over-allotment option. If the underwriters' over-allotment is exercised in full, the pro forma net tangible book value as of June 30, 2001, as adjusted would
have been $[    ] million or $[    ] per share, which would result in dilution
to the new investors of $[    ] per share, and the number of shares held by the
new investors would increase to [    ] or [  ]% of the total number of shares to
be outstanding after this offering, and the number of shares held by the
existing stockholders would be [    ] shares, or [  ]% of the total number of
shares to be outstanding after this offering.

                                 CAPITALIZATION

    The following table sets forth, as of June 30, 2001: (a) our historical capitalization as a limited liability company; (b) our pro forma capitalization which gives effect to our completed and currently probable acquisitions after June 30, 2001; (c) our pro forma as adjusted capitalization which gives effect to our conversion to a corporation and our issuance and sale of [ ] shares of common stock offered hereby (at an assumed initial public offering price of $[ ] per share, the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated expenses of the offering); and (d) the application of the net proceeds of this offering as described under the heading "Use of Proceeds."

                                                                    AS OF JUNE 30, 2001
                                                           -------------------------------------
                                                                                    PRO FORMA AS
                                                           HISTORICAL   PRO FORMA     ADJUSTED
                                                           ----------   ---------   ------------
                                                                     ($ IN THOUSANDS)
Short-term debt (including current portion of
  long-term debt)(1).....................................    $25,842     $25,842       $25,842
                                                            ========    ========      ========
Long-term debt...........................................   $470,196    $514,128      $462,128
Equity
  Contributed capital....................................    303,245     303,245            --
  Preferred stock, par value $.01 per share, [    ]
    shares authorized; no shares issued or outstanding...         --          --            --
  Common stock, par value $.01 per share, [    ] shares
    authorized; [    ] shares issued and outstanding, pro
    forma; [    ] shares issued and outstanding, pro
    forma as adjusted(2).................................         --          --             []
  Additional paid-in capital.............................         --       5,000       396,179
  Retained earnings......................................     24,183      24,183         3,789
                                                            --------    --------      --------
    Total equity.........................................    327,428     332,428       399,968
                                                            --------    --------      --------
Total capitalization.....................................   $797,624    $846,556      $862,096
                                                            ========    ========      ========

------------------------------

(1) Does not include floor plan notes payable of $484,384, $514,407 and $514,407, respectively, relating to inventory financing.

(2) Does not include (a) options issued under our 1999 Option Plan for [ ]% of the limited liability company interests in us converted to [ ] shares of common stock with a weighted average exercise price of $[ ] per share and
    (b) [ ] shares of common stock reserved for issuance under our 2001 Stock Option Plan, under which options for [ ] shares of common stock will be issued on the date hereof at the offering price set forth on the cover page hereof.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth our historical selected consolidated data for the periods indicated. The data from the years ended December 31, 1997, 1998, 1999 and 2000 are derived from our audited financial statements, some of which are included elsewhere in this prospectus. The financial statements for the years ended 1997, 1998, 1999 and 2000 were audited by Arthur Andersen LLP, independent public accountants. The data for the six months ended June 30, 2000, and 2001 are derived from unaudited financial statements included elsewhere in this prospectus, which in management's opinion, include all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation.

    We consider the Nalley (Atlanta) platform, our first platform, which we acquired on February 20, 1997, to be our predecessor. The results of the Nalley franchise for the period between January 1, 1996, to February 20, 1997, are set forth in footnote 1 and were audited by Dixon Odom P.L.L.C. The historical selected financial information may not be indicative of our future performance. The information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, the unaudited interim consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                                   SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                             ------------------------------------------------   -----------------------
                              1997(1)       1998         1999         2000         2000         2001
INCOME STATEMENT DATA:       ---------   ----------   ----------   ----------   ----------   ----------
                                                          ($ IN THOUSANDS)
Revenues:
  New vehicles.............  $298,967      $687,850   $1,820,393   $2,439,729   $1,212,693   $1,223,809
  Used vehicles............    91,933       221,828      787,029    1,064,102      531,102      571,482
  Parts, service and
    collision repair.......    69,425       156,037      341,506      434,478      207,250      239,396
  Finance and insurance,
    net....................     4,304        19,149       63,206       89,481       42,823       49,739
                             --------    ----------   ----------   ----------   ----------   ----------
Total revenues.............   464,629     1,084,864    3,012,134    4,027,790    1,993,868    2,084,426
Cost of sales(2)...........   411,739       929,415    2,570,966    3,430,251    1,700,672    1,762,333
                             --------    ----------   ----------   ----------   ----------   ----------
Gross profit...............    52,890       155,449      441,168      597,539      293,196      322,093
Depreciation and
  amortization.............     1,118         6,303       16,161       24,249       10,614       14,769
Selling, general and
  administrative
  expenses.................    45,432       127,336      343,443      451,405      217,128      246,286
                             --------    ----------   ----------   ----------   ----------   ----------
Income from operations.....     6,340        21,810       81,564      121,885       65,454       61,038
                             --------    ----------   ----------   ----------   ----------   ----------
Floor plan interest
  expense..................    (4,160)       (7,730)     (22,982)     (36,968)     (17,172)     (17,557)
Other interest expense.....      (698)       (7,104)     (24,703)     (42,009)     (18,075)     (23,446)
Interest income............        27         1,108        3,021        5,846        2,717        1,787
Equity investment losses,
  net......................        --            --         (616)      (6,066)      (6,027)      (1,000)
Gain (loss) on sale of
  assets...................        54         9,307        2,365       (1,533)          --           10
Other income, net..........       760           727          550        1,023          444          849
                             --------    ----------   ----------   ----------   ----------   ----------
Total other expense, net...    (4,017)       (3,692)     (42,365)     (79,707)     (38,113)     (39,357)
                             --------    ----------   ----------   ----------   ----------   ----------
Income before income taxes,
  minority interest and
  extraordinary loss.......     2,323        18,118       39,199       42,178       27,341       21,681
Income taxes(3)............        --            --        1,779        3,511        2,169        2,746
Minority interest in
  subsidiary earnings(4)...       801        14,303       20,520        9,740        9,526          502
                             --------    ----------   ----------   ----------   ----------   ----------
Income before extraordinary
  loss.....................     1,522         3,815       16,900       28,927       15,646       18,433
Extraordinary loss on early
  extinguishment of debt...        --          (734)        (752)          --           --       (1,433)
                             --------    ----------   ----------   ----------   ----------   ----------
    Net income.............    $1,522        $3,081      $16,148      $28,927      $15,646      $17,000
                             ========    ==========   ==========   ==========   ==========   ==========

                                                                                                AS OF
                                                     AS OF DECEMBER 31,                        JUNE 30,
                                 ----------------------------------------------------------   ----------
                                   1996       1997        1998         1999         2000         2001
                                 --------   ---------   ---------   ----------   ----------   ----------
                                                            ($ IN THOUSANDS)
BALANCE SHEET DATA:
Inventories(2).................   $6,428     $73,303    $255,878      $434,234     $554,141     $508,331
Total current assets...........   11,285     108,494     391,151       616,060      776,943      766,091
Property and equipment, net....      436      29,907     125,410       141,786      215,149      235,561
Goodwill.......................    3,830      17,151     138,697       226,321      364,164      364,002
Total assets...................   17,988     162,835     709,457     1,034,606    1,404,200    1,424,181
Floor plan notes payable.......    7,263      66,305     232,297       385,263      499,332      484,384
Total current liabilities......    8,972      85,503     323,061       497,376      625,574      607,370
Total long-term debt, including
  current portion..............    1,568      22,798     223,523       307,648      455,374      486,038
Total equity...................    7,448      36,957     127,380       198,113      321,882      327,428

------------------------------

(1) Selected financial data for the Nalley platform predecessor, exclusive of the results from October 1, 1996, of a single Nalley Jeep dealership we acquired on September 30, 1996, is as follows:

                                                                              PERIOD FROM
                                                         YEAR ENDED         JANUARY 1, 1997
                                                      DECEMBER 31, 1996    FEBRUARY 20, 1997
                                                     -------------------   ------------------
    Total revenues.................................       $343,331              $43,263
    Income from operations.........................            572                   87
    Total assets...................................         63,405
    Long-term debt.................................          1,954

(2) When we converted from a limited liability company to a corporation, we changed our method of valuation of certain of our inventories from "last-in, first-out," or LIFO, to specific identification and "first-in, first-out," or FIFO. The historical inventory valuation data in this table does not reflect this change in inventory valuation method.

(3) Prior to this offering, we consisted primarily of a group of limited liability companies and partnerships (with Asbury Automotive Group L.L.C. as the parent) which were treated as one partnership for tax purposes. Under this structure, such limited liability companies and partnerships were not subject to income taxes, but instead, our owners were taxed on their respective distributive shares of Asbury Automotive Group L.L.C.'s taxable income. Therefore, no provision for federal or state income taxes has been included in the historical financial statements of the limited liability companies and partnerships. Immediately prior to the offering, we changed our tax status to corporation status and now provide for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(4) On April 30, 2000, the then parent company and the minority owners of our subsidiaries reached an agreement whereby their respective equity interests were transferred into escrow and subsequently into Asbury Automotive Oregon L.L.C. in exchange for equity interests in Asbury Automotive Oregon, which we refer to as the "minority member transaction." Following the minority member transaction, the then parent company changed its name to Asbury Automotive Holdings L.L.C. and Asbury Automotive Oregon L.L.C. changed its name to Asbury Automotive Group L.L.C. Substantially all minority interests were eliminated effective April 30, 2000, in connection with the minority member transaction.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma balance sheet gives effect to the following transactions and events as if they had occurred on June 30, 2001:

    (a) our acquisitions of Audi of North Atlanta, Inc. (May 18, 2001), Roswell Infiniti, Inc. (May 18, 2001), Dealer Profit Systems, Inc. (July 2,
        2000), Key Cars, Inc. (July 2, 2000), (d/b/a Metro Imports), Brandon Ford, Inc. (July 2, 2000), (d/b/a Gray-Daniels Ford) and Gage Motor Car Company L.L.C. (September 18, 2001) (d/b/a Pegasus Motor Car Company);

    (b) the probable acquisitions of Tom Wimberley Auto World, Inc., Crest Pontiac, Inc. (d/b/a Kelly Pontiac) and the remaining portion (49%) of the Deland Automotive Group that we had not previously acquired;

    (c) the change in valuation of certain inventories from "last-in, first-out" or LIFO to specific identification and "first-in, first-out" or FIFO, upon conversion to a corporation;

    (d) the change in our tax status resulting from our conversion to a corporation;

    (e) the conversion of certain executives' carried interest into options for our common stock;

     (f) the offering, including the use of a portion of the net proceeds to us (assuming the net proceeds to us of $65 million) to reduce debt outstanding as required by our credit facility; and

    (g) the transfer of our ownership interests in CarsDirect.com to our membership interest holders prior to this offering.

    The following unaudited pro forma income statements for the year ended December 31, 2000 and for the six months ended June 30, 2001 give effect to the transactions and events listed above as well as our acquisition of Hutchinson Automotive Group and the Minority Member Transaction (as described in Note 3 of our Consolidated Financial Statements) as if they had occurred on January 1, 2000. The information, other than the individually insignificant acquisitions, is based upon our historical financial statements and should be read in conjunction with (a) our historical financial statements, (b) the historical financial statements of Hutchinson Automotive Group, (c) the related notes to such financial statements and (d) other information contained elsewhere in this prospectus.

    The unaudited pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been had all of the previously mentioned acquisitions and this offering occurred on the dates previously mentioned, nor does it give effect to: (a) any pending transactions other than those previously mentioned above or this offering;
(b) our results of operations since June 30, 2001; or (c) the results of final valuations of all assets and liabilities of the acquisitions mentioned above due to pre-acquisition contingencies. We may revise the allocation of the purchase price of these acquisitions when additional information becomes available in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the pro forma financial information is not intended to be indicative of the financial position or results of operations as of today's date, as of the offering or any period ending at the offering, or as of or for any other future date or period.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 2001
                                ($ IN THOUSANDS)

                                                 ACQUISITIONS                       PROBABLE
                                                  CONSUMMATED                     ACQUISITIONS
                                    HISTORICAL       AFTER         PRO FORMA         AFTER         PRO FORMA      PRO FORMA
                                      ASBURY      6/30/01(1)     ADJUSTMENTS(2)    6/30/01(1)    ADJUSTMENTS(2)    COMBINED
                                    ----------   -------------   --------------   ------------   --------------   ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......    $147,941       $1,027          $(1,500)           $372               $        $147,840
  Accounts receivable.............      89,858        2,478                              324                          92,660
  Inventory.......................     508,331       25,115                            9,591                         543,037
  Prepaid and other current
    assets........................      19,961           21              200                             126          20,308
                                    ----------   ----------       ----------       ---------     -----------      ----------
    Total current assets..........     766,091       28,641           (1,300)         10,287             126         803,845
PROPERTY AND EQUIPMENT, net.......     235,561        5,812                              400                         241,773
GOODWILL, net.....................     364,002                        28,656                          10,832         403,490
OTHER ASSETS......................      58,527          119              281                          (2,582)         56,345
                                    ----------   ----------       ----------       ---------     -----------      ----------
    Total assets..................  $1,424,181      $34,572          $27,637         $10,687          $8,376      $1,505,453
                                    ==========   ==========       ==========       =========     ===========      ==========
LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Floor plan notes payable........    $484,384      $22,329                $          $7,694               $        $514,407
  Current portion of long-term
    debt..........................      15,842                                                                        15,842
  Short-term debt.................      10,000                                                                        10,000
  Accounts payable................      39,995                                                                        39,995
  Accrued liabilities.............      57,149        1,300                              315            (550)         58,214
                                    ----------   ----------       ----------       ---------     -----------      ----------
    Total current liabilities.....     607,370       23,629                            8,009            (550)        638,458
LONG-TERM DEBT....................     470,196                        32,762                          11,170         514,128
OTHER LIABILITIES.................      19,187          818                              434                          20,439
EQUITY
  Contributed capital.............     303,245                                                                       303,245
  Common Stock, par value $.01
    shares authorized [   ];
    shares issued and outstanding
    [   ].........................
  Additional paid-in capital......                   10,125           (5,125)          2,244          (2,244)          5,000
  Retained earnings...............      24,183                                                                        24,183
                                    ----------   ----------       ----------       ---------     -----------      ----------
    Total equity..................     327,428       10,125           (5,125)          2,244          (2,244)        332,428
                                    ----------   ----------       ----------       ---------     -----------      ----------
      Total liabilities and
        equity....................  $1,424,181      $34,572          $27,637         $10,687          $8,376      $1,505,453
                                    ==========   ==========       ==========       =========     ===========      ==========


                                       OTHER
                                     PRO FORMA     PRO FORMA
                                    ADJUSTMENTS   AS ADJUSTED
                                    -----------   -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......     $13,000 (3)   $160,840
  Accounts receivable.............                    92,660
  Inventory.......................       7,686 (4)    550,723
  Prepaid and other current
    assets........................       9,378 (5)     29,686
                                    ----------    ----------
    Total current assets..........      30,064       833,909
PROPERTY AND EQUIPMENT, net.......                   241,773
GOODWILL, net.....................                   403,490
OTHER ASSETS......................      (1,249)(6)     55,096
                                    ----------    ----------
    Total assets..................     $28,815    $1,534,268
                                    ==========    ==========
LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Floor plan notes payable........           $      $514,407
  Current portion of long-term
    debt..........................                    15,842
  Short-term debt.................                    10,000
  Accounts payable................                    39,995
  Accrued liabilities.............                    58,214
                                    ----------    ----------
    Total current liabilities.....                   638,458
LONG-TERM DEBT....................     (52,000)(3)    462,128
OTHER LIABILITIES.................      13,275 (5)     33,714
EQUITY
  Contributed capital.............    (303,245)(7)
                                         [   ]         [   ]
  Common Stock, par value $.01
    shares authorized [   ];
    shares issued and outstanding
    [   ].........................
  Additional paid-in capital......      65,000(7)    396,179
                                        24,183 (3)
                                       303,245 (7)
                                        (1,249 )(7)
                                       (24,183)(7)
                                         7,686 (4)
  Retained earnings...............      (3,897)(5)      3,789
                                    ----------    ----------
    Total equity..................      67,540       399,968
                                    ----------    ----------
      Total liabilities and
        equity....................     $28,815    $1,534,268
                                    ==========    ==========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                        2000 AND
                                                                          2001
                                                       HUTCHINSON     INDIVIDUALLY                          PRO          OTHER
                                          HISTORICAL   AUTOMOTIVE     INSIGNIFICANT       PRO FORMA        FORMA       PRO FORMA
                                            ASBURY      GROUP(8)     ACQUISITIONS(9)   ADJUSTMENTS(10)    COMBINED    ADJUSTMENTS
                                          ----------   -----------   ---------------   ---------------   ----------   ------------
REVENUES
  New vehicle sales.....................  $2,439,729     $58,061        $304,243                 $       $2,802,033           $
  Used vehicle sales....................   1,064,102      35,903         128,161                          1,228,166
  Parts, service and body shop sales....     434,478       8,285          44,813                            487,576
  Finance and insurance, net............      89,481       1,713           6,284                             97,478
                                          ----------   ---------     -----------       -----------       ----------   ---------
Total revenues..........................   4,027,790     103,962         483,501                          4,615,253
COST OF SALES...........................   3,430,251      89,362         424,644                          3,944,257      (2,097)(4)
                                          ----------   ---------     -----------       -----------       ----------   ---------
    Gross profit........................     597,539      14,600          58,857                            670,996       2,097
OPERATING EXPENSES:
  Selling, general and administrative...     451,405      10,705          40,842                            502,952      [    ] (12)
  Depreciation and amortization.........      24,249         260             707             2,258           27,474
                                          ----------   ---------     -----------       -----------       ----------   ---------
    Income from operations..............     121,885       3,635          17,308            (2,258)         140,570       2,097
OTHER INCOME (EXPENSE):
  Floor plan interest expense...........     (36,968)       (635)         (5,344)                           (42,947)
  Interest expense......................     (42,009)                       (177)           (8,638)         (50,824)      5,252 (3)
  Interest income.......................       5,846                                                          5,846
  Gain (loss) on sale of assets.........      (1,533)                          8                             (1,525)
  Equity investment losses, net.........      (6,066)                                                        (6,066)
  Other income, net.....................       1,023          58             280                              1,361
                                          ----------   ---------     -----------       -----------       ----------   ---------
    Total other income (expense), net...     (79,707)       (577)         (5,233)           (8,638)         (94,155)      5,252
                                          ----------   ---------     -----------       -----------       ----------   ---------
  Income before income taxes and
    minority interest...................      42,178       3,058          12,075           (10,896)          46,415       7,349
INCOME TAX EXPENSE......................       3,511                                                          3,511
MINORITY INTEREST IN SUBSIDIARY
  EARNINGS..............................       9,740                      (9,740)(11)
                                          ----------   ---------     -----------       -----------       ----------   ---------
    Net income..........................      28,927       3,058          21,815           (10,896)          42,904       7,349
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(5)..........................      10,394       1,223           9,347            (4,358)          16,606       2,491
                                          ----------   ---------     -----------       -----------       ----------   ---------
Pro Forma Net Income....................     $18,533      $1,835         $12,468           $(6,538)         $26,298      $4,858
                                          ==========   =========     ===========       ===========       ==========   =========
Earnings per common share:
  Basic.................................
  Diluted...............................
Weighted average shares outstanding (000s)
  Basic.................................
  Diluted...............................


                                           PRO FORMA
                                          AS ADJUSTED
                                          ------------
REVENUES
  New vehicle sales.....................   $2,802,033
  Used vehicle sales....................    1,228,166
  Parts, service and body shop sales....      487,576
  Finance and insurance, net............       97,478
                                          -----------
Total revenues..........................    4,615,253
COST OF SALES...........................    3,942,160
                                          -----------
    Gross profit........................      673,093
OPERATING EXPENSES:
  Selling, general and administrative...      502,952
  Depreciation and amortization.........       27,474
                                          -----------
    Income from operations..............      142,667
OTHER INCOME (EXPENSE):
  Floor plan interest expense...........      (42,947)
  Interest expense......................       45,572
  Interest income.......................        5,846
  Gain (loss) on sale of assets.........       (1,525)
  Equity investment losses, net.........       (6,066)
  Other income, net.....................        1,361
                                          -----------
    Total other income (expense), net...      (88,903)
                                          -----------
  Income before income taxes and
    minority interest...................       53,764
INCOME TAX EXPENSE......................        3,511
MINORITY INTEREST IN SUBSIDIARY
  EARNINGS..............................
                                          -----------
    Net income..........................       50,253
PRO FORMA INCOME TAX EXPENSE
  (BENEFIT)(5)..........................       19,097
                                          -----------
Pro Forma Net Income....................      $31,156
                                          ===========
Earnings per common share:
  Basic.................................        $[  ](16)
                                          ===========
  Diluted...............................        $[  ](16)
                                          ===========
Weighted average shares outstanding (000
  Basic.................................         [  ](16)
                                          ===========
  Diluted...............................         [  ](16)
                                          ===========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                     ($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             2001
                                                         INDIVIDUALLY
                                      HISTORICAL         INSIGNIFICANT            PRO FORMA           PRO FORMA
                                        ASBURY         ACQUISITIONS(13)        ADJUSTMENTS(14)         COMBINED
                                     -------------   ---------------------   --------------------   --------------
REVENUES
  New vehicle sales................   $1,223,809            $96,723                       $           $1,320,532
  Used vehicle sales...............      571,482             46,034                                      617,516
  Parts, services and collision
    repair.........................      239,396             17,339                                      256,735
  Finance and insurance, net.......       49,739              1,830                                       51,569
                                     -----------     --------------          --------------         ------------
Total revenues.....................    2,084,426            161,926                                    2,246,352
COST OF SALES......................    1,762,333            143,217                                    1,905,550
                                     -----------     --------------          --------------         ------------
    Gross profit...................      322,093             18,709                                      340,802

OPERATING EXPENSES:
  Selling, general and
    administrative.................      246,286             12,999                                      259,285
  Depreciation and amortization....       14,769                184                     583               15,536
                                     -----------     --------------          --------------         ------------
    Income from operations.........       61,038              5,526                    (583)              65,981

OTHER INCOME (EXPENSE):
  Floor plan interest expense......      (17,557)            (1,758)                                     (19,315)
  Interest expense.................      (23,446)               (31)                 (2,530)             (26,007)
  Interest income..................        1,787                                                           1,787
  Gain (loss) on sale of assets....           10                  2                                           12
  Equity investment losses, net....       (1,000)                                                         (1,000)
  Other income, net................          849                 69                                          918
                                     -----------     --------------          --------------         ------------
    Total other income (expense),
      net..........................      (39,357)            (1,718)                 (2,530)             (43,605)
                                     -----------     --------------          --------------         ------------
  Income before income taxes,
    minority interest and
    extraordinary loss.............       21,681              3,808                  (3,113)              22,376
INCOME TAX EXPENSE.................        2,746                                                           2,746
MINORITY INTEREST IN SUBSIDIARY
  EARNINGS.........................          502               (502)(11)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT...........       (1,433)                                                         (1,433)
                                     -----------     --------------          --------------         ------------
Net Income.........................       17,000              4,310                  (3,113)              18,197
PRO FORMA INCOME TAX
  EXPENSE (5)......................        6,036              1,736                  (1,245)               6,527
                                     -----------     --------------          --------------         ------------
    Pro Forma Net Income...........      $10,964             $2,574                 $(1,868)             $11,670
                                     ===========     ==============          ==============         ============
Earnings per common share:
  Basic............................
  Diluted..........................
Weighted average shares outstanding (000s)
  Basic............................
  Diluted..........................


                                          OTHER
                                        PRO FORMA              PRO FORMA
                                       ADJUSTMENTS            AS ADJUSTED
                                     ----------------       ----------------
REVENUES
  New vehicle sales................             $              $1,320,532
  Used vehicle sales...............                               617,516
  Parts, services and collision
    repair.........................                               256,735
  Finance and insurance, net.......                                51,569
                                     ------------           -------------
Total revenues.....................                             2,246,352
COST OF SALES......................          (669)(4)           1,904,881
                                     ------------           -------------
    Gross profit...................           669                 341,471
OPERATING EXPENSES:
  Selling, general and
    administrative.................        [    ] (12)            259,285
  Depreciation and amortization....                                15,536
                                     ------------           -------------
    Income from operations.........           669                  66,650
OTHER INCOME (EXPENSE):
  Floor plan interest expense......                               (19,315)
  Interest expense.................         2,834 (3)             (23,173)
  Interest income..................                                 1,787
  Gain (loss) on sale of assets....                                    12
  Equity investment losses, net....                                (1,000)
  Other income, net................                                   918
                                     ------------           -------------
    Total other income (expense),
      net..........................         2,834                 (40,771)
                                     ------------           -------------
  Income before income taxes,
    minority interest and
    extraordinary loss.............         3,503                  25,879
INCOME TAX EXPENSE.................                                 2,746
MINORITY INTEREST IN SUBSIDIARY
  EARNINGS.........................
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT...........         1,433 (15)
                                     ------------           -------------
Net Income.........................         4,936                  23,133
PRO FORMA INCOME TAX
  EXPENSE (5)......................         1,974                   8,501
                                     ------------           -------------
    Pro Forma Net Income...........        $2,962                 $14,632
                                     ============           =============
Earnings per common share:
  Basic............................                                    $[](16)
                                                            =============
  Diluted..........................                                    $[](16)
                                                            =============
Weighted average shares outstanding
  Basic............................                                     [](16)
                                                            =============
  Diluted..........................                                     [](16)
                                                            =============

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Reflects the impact (historical results) of all acquisitions either consummated after June 30, 2001, or currently probable as if the transactions were consummated as of June 30, 2001.

(2) Reflects the fair value and other acquisition related adjustments to the acquisitions consummated after June 30, 2001 or currently probable. Because the majority of the acquisitions (all other than Audi of North Atlanta and Roswell Infinity) either recently took place or have yet to take place, the final valuations of all assets and liabilities have not yet been completed. Amounts for certain of the acquisitions are subject to final purchase price adjustments for items such as tangible net worth and seller's representations regarding the adequacy of certain reserves. In addition, the allocation of amounts to acquired intangibles is subject to final valuation. The total purchase price for these acquisitions consisted of $44,882 in cash and $5,000 in the form of equity interests in Asbury. The initial allocation of the total purchase price of our 2001 individually insignificant acquisitions is as follows:

Working Capital.............................................   $7,617
Property and Equipment......................................    6,212
Goodwill....................................................   39,488
Other assets................................................      573
Non-current liabilities assumed.............................   (4,008)
                                                              -------
Total purchase price........................................  $49,882
                                                              =======

(3) Reflects the proceeds received by us from this offering (net of estimated underwriting discounts, fees and expenses of $10 million). We assumed a portion of our estimated net proceeds are to be used to reduce a portion of our borrowings as contractually required under our acquisition financing credit facility. The credit facility has a variable LIBOR based rate of interest. The addition to interest expense was calculated using the weighted average interest rate on the Company's credit facilities for the respective periods (10.1% for 2000 and 10.9% for the six months ended June 30, 2001).

(4) Reflects adjustment to change Asbury's method of valuation of certain of it inventories from the "last-in, first-out" or LIFO method to the specific identification and "first-in, first-out" or FIFO methods upon changing from a limited liability company to a corporation. Asbury believes that the change to the specific identification and FIFO methods results in a better matching of revenue and expense and most clearly reflects periodic income. Additionally, the specific identification and FIFO methods are most widely used by Asbury's major publicly held competitors.

(5) Reflects an adjustment to change our tax status to corporation status and, accordingly provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Prior to the transfer of all interests in Asbury's predecessor limited liability company to a corporation prior to this offering, we consisted primarily of a group of limited liability companies and partnerships (with us as the parent), which were treated as one partnership for tax purposes. Under this structure, the limited liability companies and partnerships were not themselves subject to income taxes, but instead our members were taxed on their respective distributive shares of our taxable income.

(6) Reflects the transfer of our cost basis investment in CarsDirect.com to our membership interest holders prior to this offering.

(7) Reflects an adjustment to reclassify members' equity to common stock and additional paid-in capital due to the conversion from a limited liability company to a corporation.

(8) Reflects the impact (historical results) of the acquisition of the Hutchinson Automotive Group on April 14, 2000, and related real estate as if the transaction was consummated on January 1,

    2000. Hutchinson Automotive Group was acquired for an aggregate purchase price of $90,242 including the issuance of a $7.5 million equity interest in Asbury to certain selling shareholders.

(9) Reflects the impact (historical results) of the 2000 and 2001 individually insignificant acquisitions, as if the transactions were consummated on January 1, 2000.

(10) Reflects adjustments to the historical financial statements of the Hutchinson Automotive Group, Asbury's 2000 and 2001 individually insignificant acquisitions and for the Minority Member Transaction (April 30, 2000) as if the transactions were consummated on January 1, 2000, for
    (a) goodwill amortization using the straight-line method and a 40 year useful life, (b) interest expense based on the acquisition financing and the weighted average interest rate on Asbury's credit facilities for 2000 (10.1%), (c) tax expense based on a 40% effective tax rate, (d) additional depreciation expense for long-lived assets acquired which was not included in the historical results of the acquired companies using the straight-line method and a useful life of 35 years and (e) amortization expense for other intangible assets using the straight-line method and the useful life of three years.

(11) Reflects the elimination of minority interest effective January 1, 2000 in connection with the Minority Member Transaction.

(12) Reflects non-recurring charge for compensation of $[ ] related to an arrangement whereby, due to the offering, some of our senior executives participate in the increase in our value. See "Management--Employment Agreements".

(13) Reflects the impact (historical results) of the 2001 individually insignificant acquisitions, as if the transactions were consummated on January 1, 2000.

(14) Reflects adjustments to the historical financial statements of the 2001 individually insignificant acquisitions as if the transactions were consummated on January 1, 2000 for (a) goodwill amortization using the straight-line method and a 40 year useful life, (b) interest expense based on the acquisition financing and the weighted average interest rate on Asbury's credit facility for the six months ended June 30, 2001 (10.9% including the amortization of related deferred finance fees), (c) tax expense based on a 40% effective tax rate, (d) additional depreciation expense for long-lived assets acquired which was not included in the historical results of the acquired companies using the straight-line method and a useful life of 35 years and (e) amortization expense for other intangible assets using the straight-line method and the useful life of three years.

(15) Reflects the elimination of extraordinary loss.

(16) Earnings per share:

    Basic earnings per share is computed by dividing net income by the weighted-average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average common shares and common share equivalents outstanding during the period.

    The basic and diluted earnings per share and number of common share and common share equivalents were as follows:

                                     FOR THE YEAR ENDED   FOR THE SIX MONTHS ENDED
                                        DECEMBER 31,              JUNE 30,
                                            2000                    2001
                                     ------------------   ------------------------
EARNINGS PER SHARE:

Basic..............................
Diluted............................
Common shares and common share
  equivalents (in thousands):

  Weighted average shares
    outstanding....................
                                          -------                  -------
  Basic shares.....................

  Shares issuable with respect to
    additional common share
    equivalents (stock options)....
  Shares issuable with respect to
    carried interest...............
  Shares issuable with respect to
    CEO options....................
                                          -------                  -------
  Diluted equivalent shares........
                                          -------                  -------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5, AND INCLUDED IN OTHER PORTIONS OF THIS PROSPECTUS.

OVERVIEW

    We are a national automotive retailer, currently operating 127 franchises at 87 dealership locations in nine states and 15 markets in the U.S. We also operate 23 collision repair centers that serve our markets.

    Our revenues are derived from selling new and used cars, light trucks and replacement parts, providing vehicle maintenance, warranty, paint and repair services and arrangement of vehicle finance, insurance and service contracts for our automotive customers and the sale of heavy trucks.

    Since inception, we have grown through the acquisition of nine large platforms and additional tuck-in acquisitions. All acquisitions were accounted for using the purchase method of accounting. As a result, the operations of the acquired dealerships are included in the consolidated statements of income commencing on the date acquired.

    Prior to the completion of this offering, we consisted primarily of a group of limited liability companies and partnerships (with us as the parent), which were treated as one partnership for tax purposes. Under this structure, our owners were taxed on their respective distributive shares of taxable income; however, neither we nor our limited liability company and partnership subsidiaries were subject to income tax. The balance of our subsidiaries were "C" corporations under the provisions of the Internal Revenue Code and, accordingly, provided for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under the provisions of our limited liability company agreement, we had periodically distributed cash to each owner equal to 50% of the owner's respective distributive share of taxable income to cover the owner's tax liabilities. Immediately prior to the completion of this offering, we will change our tax status to corporation status and will provide for federal and state income taxes for the entire company going forward. As a result of this change in our tax status, Asbury Automotive
Group, Inc. will succeed to the historic tax basis of the assets held by Asbury Automotive Group L.L.C. (except as increased to reflect any gain recognized by our owners).

    Sales of motor vehicles (particularly new vehicles) have historically fluctuated with general macroeconomic conditions such as general business cycles, consumer confidence, availability of consumer credit, fuel prices and interest rates. Although these factors may impact our business, we believe that any future negative trends due to the above factors may be mitigated by the performance of our parts, service and collision repair operations, our variable cost structure, regional diversity and advantageous franchise mix.

    Our operations are subject to modest seasonal variations that are somewhat offset by our regional diversity. We typically generate more revenue and operating income in the second and third quarters than in the first and fourth quarters. Seasonality is based upon, among other things, weather conditions, manufacturer incentive programs, model changeovers and consumer buying patterns.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2001, COMPARED TO JUNE 30, 2000

    REVENUES--Our revenues for the first six months of 2001 increased
$90.6 million or 4.5% over the first half of 2000. The increase was primarily due to $202.7 million of revenues from tuck-in acquisitions completed after January 1, 2000, partially offset by a decrease in revenues at dealerships owned prior to January 1, 2000 (same store), of $112.1 million or 6.4%. Same store revenue increases at three of our platforms (Texas, St. Louis and Jacksonville) were offset by significant same store decreases at (a) our Oregon platform (down $74.3 million) primarily due to changes in our business practices and restrictions in our sales policies, declining Ford sales related to the Firestone tire recall and the effect on employment and consumer spending in the Pacific Northwest from the technology downturn, (b) our Arkansas platform (down $34.0 million) due to declining demand in the local market, increased competition and issues with Ford related to the Firestone recall and (c) the Atlanta platform's heavy truck business (down
$26.0 million) due to a cyclical downturn resulting from macroeconomic factors such as higher interest rates and fuel prices.

    Same store revenues from vehicle sales were off 7.7% primarily due to the conditions noted above in Oregon, Arkansas and Atlanta. Overall, sales were impacted by declining demand in the automotive industry as the average seasonally adjusted annual rate of new vehicles sold in the U.S. declined from
17.8 million units in the first six months of 2000 to 16.9 million units for the comparable period in 2001. Despite this national decline, our Texas platform continued its strong performance with a $23.2 million or 12.9% increase in same store vehicle sales over the prior year first half. In addition, our St. Louis and Jacksonville platforms posted 4.6% and 2.7% increases, respectively. Finance and insurance revenues per vehicle retailed were $613 for the six months ended June 30, 2001, an 18% increase over the six months ended June 30, 2000.

    Parts, service and collision repair revenues on a same store basis were up 4.6% in the first half of 2001 over the first half of 2000 due to a continued emphasis on those products. Seven of the eight platforms in our organization in 2000 generated an increase in parts, service and collision repair in the first six months of 2001 over the same period last year.

    GROSS PROFIT--Gross profit for the first six months of 2001 increased
$28.9 million or 9.9% over the first six months of 2000. The increase was primarily due to $31.3 million of gross profit from tuck-in acquisitions completed after January 1, 2000, partially offset by a decrease in gross profit at dealerships owned prior to January 1, 2000 (same store), of $2.4 million or 0.9%. Overall, gross profit as a percentage of revenues for the six months ended June 30, 2001 was 15.5% as compared to 14.7% for the six months ended June 30, 2000. This increase is primarily attributable to a shift in product mix to higher margin parts, service and collision repair services and finance and insurance.

    OPERATING EXPENSES--Selling, general and administrative expenses, or SG&A, for the first six months of 2001 increased $29.2 million or 13.4% over the first six months of 2000. The increase was primarily due to $22.9 million of SG&A from tuck-in acquisitions completed after January 1, 2000, and an increase in SG&A at dealerships owned prior to January 1, 2000 (same store), of $6.3 million or 3.3%. Same store SG&A in the first six months of 2001 included special charges related to stock compensation and severances of $4.1 million and the rebranding of our Portland platform of $1.8 million. SG&A as a percentage of revenues increased to 11.8% of revenues in the first half of 2001, from 10.9% in the first half of 2000. Contributing to this increase were the aforementioned special charges in 2001, increased variable compensation related to higher gross profit, higher advertising and insurance costs, and expense control initiatives in Oregon lagging behind revenue declines. The increase in depreciation and amortization is principally attributable to acquisitions completed after January 1, 2000.

    OTHER INCOME (EXPENSE)--Floor plan interest expense increased to $17.6 million for the six months ended June 30, 2001 from $17.2 million for the six months ended June 30, 2000, primarily due to acquisitions completed after January 1, 2000, and a greater number of vehicles in inventory, offset by a decline in interest rates. Other interest expense increased by $5.4 million over the prior half year principally due to increased borrowings used to fund acquisitions completed after January 1, 2000, partially offset by a decline in interest rates. Equity investment losses in the six months ended June 30, 2001, represent our share of losses in an automotive finance company while losses in the six months ended June 30, 2000, primarily reflect our share of losses in our investment in Greenlight.com, which was fully written off as of December 31, 2000. Interest income was $0.9 million lower for the six months ended June 30, 2001, as compared to the same period last year due to lower interest rates and a decrease in average available cash.

YEAR ENDED DECEMBER 31, 2000, COMPARED TO YEAR ENDED DECEMBER 31, 1999

    REVENUES--Our revenues for the year ended December 31, 2000, increased
$1.02 billion or 33.7% over the year ended December 31, 1999. The increase was primarily due to $898.1 million related to tuck-in acquisitions made subsequent to January 1, 1999, an $84.5 million net increase in revenues generated by the acquisition of our Arkansas platform (which we acquired in February 1999) and an increase in revenues at dealerships owned prior to January 1, 1999 (same store), of $33.1 million or 1.4%.

    Same store revenues from vehicle sales increased $21.1 million, or 1.0%, as strong year-over-year increases at five of our platforms were offset by declines in our Oregon platform (down $86.9 million), primarily due to changes in our business practices and restrictions in our sales policies, declining demand in the local markets, declining Ford sales related to the Firestone tire recall and reduced sales in Atlanta's heavy truck franchises (down $11.6 million). Finance and insurance revenues per vehicle sold were $540 for the twelve months ended December 31, 2000, a 10.8% increase over the twelve months ended December 31, 1999.

    Parts, service and collision repair revenues on a same store basis were up 4.3% in fiscal 2000 versus fiscal 1999 principally due to a focus on this higher margin product line. Six of our seven platforms posted year-over-year revenue increases in this area.

    GROSS PROFIT--Gross profit for the year ended December 31, 2000, increased $156.4 million or 35.4% over the year ended December 31, 1999. The increase was primarily due to $120.1 million related to tuck-in acquisitions made subsequent to January 1, 1999, a $12.7 million net increase in gross profit generated by the acquisition of our Arkansas platform and an increase in gross profit at dealerships owned prior to January 1, 1999 (same store) of $23.6 million or 6.7%. Gross profit as a percentage of revenues for the year ended December 31, 2000, was 14.8% as compared to 14.6% for the year ended December 31, 1999. This increase was primarily attributable to increased finance and insurance revenues per vehicle sold, improved margins on new vehicles due to a shift away from lower margin fleet sales and increased margins on used vehicles due to reduced losses on wholesale dispositions.

    OPERATING EXPENSES--SG&A expenses for the year ended December 31, 2000, increased $108.0 million or 31.4% over the year ended December 31, 1999. The increase was primarily due to $90.6 million of SG&A expenses related to tuck-in acquisitions made subsequent to January 1, 1999, a $9.3 million net increase in SG&A expenses generated by the acquisition of our Arkansas platform and an increase in SG&A expenses at dealerships owned prior to January 1, 1999 (same store), of $8.1 million or 3.0%. SG&A expenses as a percentage of revenues decreased to 11.2% in 2000 from 11.4% in 1999 principally due to containment of variable and fixed compensation costs. Advertising costs increased
$12.6 million primarily due to significant number of acquisitions completed after January 1, 1999. Depreciation and amortization increased $8.1 million to $24.2 million principally due to a significant number of acquisitions completed after January 1, 1999.

    OTHER INCOME (EXPENSE)--Floor plan interest expense increased to $37.0 million for the year ended December 31, 2000, from $23.0 million for the year ended December 31, 1999, primarily due to acquisitions completed after January 1, 1999, higher interest rates throughout 2000 as compared to 1999, and a greater number of vehicles in inventory. Other interest expense increased by $17.3 million over the prior year principally due to increased borrowings used to fund acquisitions completed after January 1, 1999, and to a lesser extent, higher interest rates. Equity investment losses for the years ended
December 31, 2000, and December 31, 1999, primarily reflect our share of losses in our investment in Greenlight.com of $6.9 million and $0.8 million, respectively. Interest income was $2.8 million higher for the year ended December 31, 2000, due to higher interest rates and an increase in average available cash.

YEAR ENDED DECEMBER 31, 1999, COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES--Our revenues for the year ended December 31, 1999, increased
$1.93 billion or 177.7% over the year ended December 31, 1998. The increase was primarily due to $1.87 billion of revenue from six platform acquisitions made subsequent to January 1, 1998, along with an increase in revenues at platforms owned prior to January 1, 1998 (Atlanta and St. Louis) (same store), of
$53.6 million or 7.8%. Same store revenues from vehicle sales increased
$44.4 million or 7.7% in 1999 as compared to 1998 due to a strong year-over-year increase at our St. Louis platform. Parts, service and collision repair center revenues on a same store basis increased 8.5% in fiscal 2000 from fiscal 1999 as the Atlanta and St. Louis platforms both posted significant year-over-year increases in these services.

    GROSS PROFIT--Gross profit for the year ended December 31, 1999, increased $285.7 million or 183.8% over the year ended December 31, 1998. The increase was primarily due to $279.1 million of gross profit from six platform acquisitions made subsequent to January 1, 1998, along with an increase in gross profit at platforms owned prior to January 1, 1998 (Atlanta and St. Louis) (same store), of $6.6 million or 6.9%. Total gross profit as a percentage of revenues for the year ended December 31, 1999, was 14.6% as compared to 14.3% for the year ended December 31, 1998. This increase is primarily attributable to a slight shift in product mix to finance and insurance revenue.

    OPERATING EXPENSES--SG&A expenses for the year ended December 31, 1999, increased $216.1 million or 169.7% over the year ended December 31, 1998. The increase was primarily due to $206.0 million of SG&A expenses from six platform acquisitions made subsequent to January 1, 1998, along with an increase in SG&A expenses at platforms owned prior to January 1, 1998 (Atlanta and St. Louis) (same store), of $10.1 million or 13.2%. SG&A expenses as a percentage of sales declined to 11.4% during the year ended 1999 from 11.7% during the year ended 1998 mostly due to containment of fixed operating expenses. Depreciation and amortization increased $9.9 million to $16.2 million principally due to a significant number of acquisitions completed after January 1, 1998.

    OTHER INCOME (EXPENSE)--Floor plan interest expense increased $15.3 million for the year ended December 31, 1999, from $7.7 million for the year ended December 31, 1998, primarily due to acquisitions completed after January 1, 1998. Other interest expense increased by $17.6 million over the prior year principally due to increased borrowings used to fund acquisitions completed after January 1, 1998. Interest income was $1.9 million higher for the year ended December 31, 1999 due to an increase in average available cash.

LIQUIDITY AND CAPITAL RESOURCES

    We require cash to fund working capital needs, finance acquisitions of new dealerships and fund capital expenditures. These requirements are met principally from cash flow from operations, borrowings under our credit facilities and floor plan financing below, mortgage notes and issuances of equity interests. As of June 30, 2001, we had cash and cash equivalents of $147.9 million, including contracts-in-transit of $81.6 million.

CREDIT FACILITIES

    On January 17, 2001, we entered into two financing agreements with Ford Motor Credit Company, Chrysler Financial Company, L.L.C. and General Motors Acceptance Corporation establishing an aggregate line of credit totaling
$1.3 billion. One facility provides for $550 million in committed acquisition financing and general corporate purpose loans and the other facility establishes a framework for obtaining up to $750 million in floor plan financing.

    At the date of the closing, we borrowed $330.6 million under the acquisition financing credit facility to repay certain existing term notes and pay certain fees and expenses of the closing. In addition, we refinanced substantially all of our existing floor plan debt under the floor plan financing facility.

    Borrowings under the acquisition credit facility bear interest at LIBOR plus a specified percentage depending on our attainment of certain leverage ratios and the outstanding balance under the facility. This credit facility contains covenants that, among other things, place restrictions on our ability to incur additional debt, encumber our property and other assets, repay other debt, dispose of assets, invest capital and permit our subsidiaries to issue equity securities. This credit facility also imposes minimum requirements which the terms of transactions to acquire prospective targets must meet before we can borrow funds to finance the transactions. The terms of our credit facility require us on an ongoing basis to meet certain financial ratios, including a current ratio, as defined in our credit facility of at least 1.2 to 1, a fixed charge coverage ratio, as defined in our credit facility, of no less than 1.2 to 1, and a leverage ratio, as defined in our credit facility, no greater than 4.4 to 1. A breach of these covenants or any other of the covenants in the facility would be cause for acceleration of repayment and termination of the facility by the lenders. This credit facility also contains provisions for default upon, among other things, a change of control, a material adverse change and the non-payment of obligations. As of the date of this prospectus, we were in compliance with all of the covenants.

    Our subsidiaries have guaranteed, and any future subsidiaries will be required to guarantee, our obligations under this credit facility. Substantially all of our assets not subject to security interests granted to floor plan lenders are subject to security interests to lenders under the floor plan financing and acquisition credit facilities. We pay annually in arrears a commitment fee for the credit facility of 0.35% of the undrawn amount available to us. The acquisition credit facility provides for an indefinite series of one-year extensions at our request if approved by the lenders and the floor plan financing credit facility has an indefinite duration. Conversely, we can terminate the acquisition financing credit facility by repaying all of the outstanding balances under the acquisition line plus a termination fee. The fee, currently equal to 3% of $550 million, the amount committed under the acquisition credit facility, declines one percentage point on each of the first, second and third anniversaries of the facility. As of June 30, 2001, $204.8 million remained available to us for additional borrowings under the acquisition financing facility.

    In addition, we have $10 million available through other revolving credit facilities, which are secured by certain notes receivable for finance contracts. The borrowings are repayable on the lenders' demand and accrue interest at variable rates. These facilities are subject to certain financial and other covenants. As of June 30, 2001, we had $10.0 million outstanding under these facilities.

FLOOR PLAN FINANCING

    We finance substantially all of our new vehicle inventory and a portion of our used vehicle inventory under the floor plan financing credit facility, but also use other revolving floor plan arrangements. We are required to make monthly interest payments on the amount financed, but are not required to repay the principal prior to the sale of the vehicle. These floor plan arrangements grant a security interest in the financed vehicles as well as the related sales proceeds. Amounts financed under the floor plan financing bear interest at variable rates, which are typically tied to LIBOR or a prime rate. As of June 30, 2001, we had $484.4 million outstanding under all of our floor plan financing agreements.

CASH FLOW

    Cash flow from operations totaled $64.0 million for the six months ended June 30, 2001, as net income plus non-cash items of $36.6 million, along with a reduction in inventories of $55.3 million, more than offset a reduction in floor plan notes payable of $19.5 million due to our decision to finance a greater percentage of our vehicles. Net cash flow used in investing activities was $37.8 million, principally related to capital expenditures of $27.1 million, acquisitions of $8.1 million, a net increase in finance contracts of $2.6 million and a strategic investment in CarsDirect.com of $1.2 million. Net cash flow used in financing activities was $2.1 million, as the $9.0 million used to pay member distributions was offset by a net increase in borrowings of $6.9 million, principally to fund acquisitions. In addition, new borrowings under the acquisition line of $330.6 million were used to repay existing debt and finance certain fees and expenses of the closing of the credit facilities.

    Cash flow from operations was $82.6 million for the year ended December 31, 2000, an increase of $33.5 million over the prior year. This was primarily due to an increase in net income plus non-cash items of $18.4 million and an increase in floor plan notes payable of $38.2 million which more than offset an increase in inventories of $22.9 million due to our decision to finance a greater percentage of vehicles. Cash flow was used in investing activities to fund acquisitions of $179.5 million and capital expenditures $36.1 million, offset by the proceeds from the sale of certain dealerships of $6.1 million. Cash flow from financing was comprised of $159.4 million of proceeds from new borrowings and $20.7 million of member contributions, principally to fund acquisitions, offset by repayment of existing debt of $14.6 million and member distributions of $13.4 million.

CAPITAL EXPENDITURES

    Capital spending for the six months ended June 30, 2001, and for the year ended December 31, 2000, was $27.1 million and $36.1 million, respectively. Capital spending other than from acquisitions is estimated to be approximately $60 million for the year ended December 31, 2001, primarily related to an increase in manufacturer-required spending to upgrade existing dealership facilities.

    Subsequent to June 30, 2000, we acquired three dealerships (operating seven franchises) for consideration in the form of cash and equity in us equal to $39.1 million. The cash component of the consideration we paid for the acquisitions was funded through the proceeds of borrowings on our acquisition financing credit facility.

    Our future growth is dependent on our ability to acquire additional dealerships and successfully operate existing dealerships. We believe that cash flow generated from operations, working capital availability under the acquisition line, availability under our floor plan arrangements as well as mortgage financings, will be sufficient to fund debt service, working capital requirements and capital spending. Future acquisitions will be funded from cash flow from operations, capital available under our acquisition financing credit facility and through the public or private issuance of equity or debt securities.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative instrument may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138 issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS No. 133. We have determined that the adoption of SFAS No. 133 will not have a material impact on our results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition". SAB 101 was effective for years beginning after December 31,

1999, and provides clarification related to recognizing revenue in certain circumstances. The adoption of SAB 101 did not have a material impact on Asbury's revenue recognition policies.

    On June 30, 2001, the Financial Accounting Standards Board (FASB) finalized and issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

    SFAS 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method, eliminating the pooling of interests method.

    SFAS 142, when effective, eliminates amortization of the goodwill component of an acquisition price over the estimated useful life of the acquisition. However, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will need to be amortized over their useful lives.

    The provisions of SFAS 142 apply immediately to all acquisitions completed after June 30, 2001. Goodwill and intangible assets with indefinite lives existing at June 30, 2001, will continue to be amortized until December 31, 2001. Effective January 1, 2002, such amortization will cease, as companies are required to adopt the new rules on such date. By the end of the first quarter of calendar year 2002, companies must begin to perform an impairment analysis of intangible assets. Furthermore, companies must complete the first step of the goodwill transition impairment test by June 30, 2002. Any impairment noted must be recorded at the date of effectiveness restating first quarter results, if necessary. Impairment charges, if any, that result from the application of the above tests would be recorded as the cumulative effect of a change in accounting principle in the first quarter of the year ending December 31, 2002.

    Asbury will not be able to determine the ultimate impact of SFAS 142 on its consolidated financial statements until such time as it applies their provisions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    INTEREST RATE RISK--We are exposed to market risk from changes in interest rates on substantially all outstanding indebtedness. Outstanding balances under the acquisition line bear interest at a variable rate based on a margin over the benchmark LIBOR rate. Given amounts outstanding at June 30, 2001, a 1% change in interest rate would result in a change of approximately $4.8 million to our annual non-floor plan interest expense. Similarly, amounts outstanding under floor plan financing arrangements (including the floor plan line) bear interest at variable rates based on a margin over LIBOR or prime. Based on floor plan amounts outstanding at June 30, 2001, a 1% change in interest rates would result in a $4.8 million change to annual floor plan interest expense.

    INTEREST RATE SWAPS--During 1998, we caused a subsidiary to enter into swap arrangements with a bank in an aggregate initial notional principal amount of $31 million in order to fix a portion of our interest expense and reduce our exposure to floating interest rates. These swaps required the subsidiary to pay fixed rates ranging from 4.7% to 5.2% on the notional principal amounts, and receive in return payments calculated at LIBOR. In December 2000, we terminated our swap arrangements resulting in a gain of $0.4 million which was recognized in the quarter ended March 31, 2001, in connection with our refinancing of certain existing debt utilizing our credit facilities. Management continually monitors interest rates and trends in rates and will from time to time reevaluate the advisability of entering into derivative transactions to hedge our interest rate risk and may consider restructuring our debt from floating to fixed rate.

    FOREIGN CURRENCY EXCHANGE RISK--All our business is conducted in the U.S. where all of our revenues and expenses are transacted in U.S. dollars. As a result, our operations are not subject to foreign exchange risk.

                                    BUSINESS

COMPANY

    We are one of the largest automotive retailers in the United States. We offer our customers an extensive range of automotive products and services, in addition to new and used vehicle sales. We have grown rapidly in recent years, primarily through acquisition, with annual sales of $3.0 billion in 1999, $4.0 billion in 2000 and $2.1 billion during the first six months of 2001.

    Our retail network is organized into nine regional dealership groups, or "platforms," which are groups of dealerships operating under a distinct brand. Our platforms are located in markets or clusters of markets that we believe represent attractive opportunities, generally due to the presence of relatively few dealerships and high rates of population and income growth. The following is a detailed breakdown of our platforms:

                                       DATE OF INITIAL
PLATFORM-REGIONAL BRANDS               ACQUISITION       PLATFORM MARKETS      FRANCHISES
------------------------               ---------------   ----------------      ----------
Atlanta
Nalley Automotive Group                September 1996    Atlanta               Acura, Audi, Chevrolet, Dodge, Hino,
                                                                               Honda, Infiniti, Isuzu Truck, Jaguar,
                                                                               Jeep, Lexus(c), Navistar, Peterbilt
St. Louis
Plaza Motor Company                    December 1997     St. Louis             Audi, BMW, Cadillac, Infiniti, Land
                                                                               Rover(a), Lexus, Mercedes-Benz,
                                                                               Porsche
Texas
David McDavid Automotive Group         April 1998        Dallas/Fort Worth     Acura, Buick, GMC, Honda, Lincoln,
                                                                               Mercury, Pontiac, Suzuki
                                                         Houston               Honda, Kia, Nissan
                                                         Austin                Acura
Tampa
Courtesy Dealership Group              September 1998    Tampa                 Chrysler, GMC, Hyundai, Infiniti,
                                                                               Isuzu, Jeep, Kia, Lincoln, Mazda(c),
                                                                               Mercedes-Benz, Mercury, Mitsubishi,
                                                                               Nissan, Pontiac, Toyota
Jacksonville
Coggin Automotive Company              October 1998      Jacksonville          Chevrolet, GMC, Honda(c), Kia, Mazda,
                                                                               Nissan(c), Pontiac(b), Toyota
                                                         Orlando               Buick, Chevrolet, GMC, Ford,
                                                                               Honda(c), Lincoln, Mercury, Pontiac
                                                         Fort Pierce           BMW, Honda, Mercedes-Benz
Oregon
Thomason Auto Group                    December 1998     Portland              Ford(c), Honda, Hyundai(c), Mazda,
                                                                               Nissan, Subaru, Suzuki, Toyota
North Carolina
Crown Automotive Company               December 1998     Greensboro            Acura, Audi, BMW, Dodge, GMC, Honda,
                                                                               Kia, Mitsubishi, Nissan, Pontiac,
                                                                               Volvo
                                                         Chapel Hill/Raleigh   GMC, Honda, Isuzu, Pontiac, Volvo
                                                         Fayetteville          Ford
                                                         Richmond, VA          Acura, BMW(c), Porsche
Arkansas
North Point (previously known as       February 1999     Little Rock           BMW, Ford, Lincoln(c), Mazda,
McLarty Companies)                                                             Mercury(c), Nissan, Toyota,
                                                                               Volkswagen, Volvo
                                                         Texarkana, TX         Chrysler, Dodge, Ford
Mississippi
Gray-Daniels                           April 2000        Jackson               Chrysler(b), Daewoo, Ford, Hyundai,
                                                                               Isuzu, Jeep(b), Lincoln(b), Mazda,
                                                                               Mercury(b), Mitsubishi, Nissan(c),
                                                                               Suzuki, Toyota

------------------------------

(a) Minority owned and operated by us. See "Related Transactions" for a description of our ownership interest in this franchise.

(b) Pending acquisitions.

(c) This platform market has two of these franchises.

    Each platform originally operated as an independent business before being acquired and integrated into our operations, and each continues to enjoy high local brand name recognition and regional concentration.

COMPANY HISTORY

    We were formed in 1995 by management and Ripplewood Holdings L.L.C. In 1997, an investment fund affiliated with Freeman Spogli & Co. Inc. acquired a significant interest in us. The group identified an opportunity to aggregate a number of the nation's top retail automotive dealers into one cohesive organization. We acquired eight of our platforms between 1997 and 1999, and combined them on February 1, 2000. In the combination, dealers holding ownership interests in their respective platforms transferred their interests to the Oregon platform in exchange for ownership interests in the Oregon platform. Dealers who held interests in the Oregon platform did not exchange their interests, but had their holdings adjusted to reflect their overall ownership interest in the consolidated company. The Oregon platform then changed its name to Asbury Automotive Group L.L.C. and became the parent company to our platforms and other companies. Since the consolidation of the eight platforms as of February 1, 2000, a ninth platform, the Mississippi platform, was formed on July 2, 2001, following our acquisition of five franchises in the Jackson market, which we added to five franchises that we previously acquired in this market.

OUR STRENGTHS

    We believe our competitive strengths are as follows:

EXPERIENCED AND INCENTIVIZED MANAGEMENT

    - RETAIL MANAGEMENT EXPERIENCE. We have a management team with extensive experience and expertise in the retail sector. Thomas R. Gibson, our co-founder, chairman and interim chief executive officer, spent most of his 28-year automotive career working with automobile retail dealers throughout the U.S., including serving as president and chief operating officer of Subaru of America. Thomas F. Gilman, our vice president and chief financial officer, served for 25 years at DaimlerChrysler where his knowledge of the dealer network allowed him to play a key role assisting DaimlerChrysler dealerships during the recession of the automotive industry in the early 1990s. See "Management." In addition, the former platform owners of seven of our nine platforms, each with greater than 24 years of experience in the automotive retailing industry, continue to manage their respective platforms.

    - INCENTIVIZATION AT EVERY LEVEL. We tie compensation to performance by relying upon an incentive-based pay system at both the platform and dealership levels. At the platform level all our senior management are compensated on an incentive-based pay system while 71% of the senior management at our nine platforms have a stake in our performance based upon their ownership of approximately 40% of our total equity, and will continue to own [ ]% after giving effect to this offering. We also create incentives at the dealership level. Each dealership is managed as a separate profit center by a trained and experienced general manager who has primary responsibility for decisions relating to inventory, advertising, pricing and personnel. We compensate our general managers based on dealership profitability, and the compensation of department managers is similarly based upon departmental profitability. Approximately 80% of compensation earned by our dealerships' general managers and sales forces in 2000 and the first six months of 2001 was earned through commissions and performance-based bonuses.

ADVANTAGEOUS BRAND MIX

    We classify our primary franchise sales lines into luxury, mid-line import, mid-line domestic and value. We believe that our current brand mix includes a higher proportion of luxury and mid-line imports franchises to total franchises than most other public automotive retailers. Luxury and mid-line imports together accounted for approximately 63% of our 2000 new retail vehicle revenues and 68% of our new retail vehicle revenue in the first six months of 2001, and comprise over half of our total franchises. Luxury and mid-line imports generate above average gross margins on sales, and have greater customer loyalty and repeat purchases than mid-line domestic and value automobiles. We also believe that luxury vehicle sales are less susceptible to economic cycles.

    The following is a list of franchises currently owned and franchises expected to be acquired through pending acquisitions:

                                                                  % OF TOTAL           % OF 2000
                                                                  CURRENT AND         NEW VEHICLE
CLASS/FRANCHISE                         CURRENT    PENDING    PENDING FRANCHISES    REVENUE RETAIL
---------------                         --------   --------   -------------------   ---------------
LUXURY
Acura.................................      5
Audi..................................      3
BMW...................................      6
Cadillac..............................      1
Infiniti..............................      3
Jaguar................................      1
Land Rover(a).........................      1
Lexus.................................      3
Lincoln...............................      5          1
Mercedes-Benz.........................      3
Porsche...............................      2
Volvo.................................      3
                                          ---        ---
    TOTAL LUXURY......................     36          1              28%                 25%
MID-LINE IMPORT
Honda.................................     11
Mazda.................................      6
Mitsubishi............................      3
Nissan................................      9
Subaru................................      1
Toyota................................      5
Volkswagen............................      1
                                          ---
    TOTAL MID-LINE IMPORT.............     36                         27%                 38%
MID-LINE DOMESTIC
Buick.................................      2
Chevrolet.............................      3
Chrysler..............................      2          1
Dodge.................................      3
Ford..................................      7
GMC...................................      6
Jeep..................................      2          1
Mercury...............................      5          1
Pontiac...............................      6          1
                                          ---        ---
    TOTAL MID-LINE DOMESTIC...........     36          4              30%                 28%
VALUE
Daewoo................................      1
Hyundai...............................      4
Isuzu.................................      3
Kia...................................      4
Suzuki................................      3
                                          ---
    TOTAL VALUE.......................     15                         12%                  4%
HEAVY TRUCKS
Hino..................................      1
Isuzu.................................      1
Navistar..............................      1
Peterbilt.............................      1
                                          ---
    TOTAL HEAVY TRUCKS................      4                          3%                  5%
                                          ---        ---             ----                ----
TOTAL.................................    127          5             100%                100%
                                          ===        ===             ====                ====

------------------------------

(a) Minority owned and operated by us. See "Related Party Transactions" for a description of our ownership interest in this franchise.

REGIONAL CONCENTRATION AND STRONG BRANDING OF OUR PLATFORMS

    - REGIONAL CONCENTRATION. Each of our platforms, which is comprised of between eight and 22 franchises, sold an average of over 19,000 cars and generated average pro forma annual revenues of approximately $500 million in 2000, and each sold an average of over 9,000 cars on a pro forma basis and generated average pro forma revenues of approximately $250 million during the six months ended June 30, 2001. Our regional concentration and strong brand recognition allow our platforms to realize significant regional economies of scale.

    - BRANDING. Each of our platforms maintains a strong regional brand. We believe that our cultivation of strong regional brands can be beneficial because:

       - platforms enjoy strong local brand recognition from their long presence and regional advertising;

       - consumers may prefer to interact with a locally recognized brand;

       - placing our franchises in one region under a single brand allows us to generate significant advertising savings; and

       - our platforms can retain customers even as they purchase and service different automobile brands.

DIVERSIFIED REVENUE STREAMS/VARIABLE COST STRUCTURE

    Our operations provide a diversified revenue base that we believe mitigates the impact of slower new car sales volumes. Used car sales and parts, service and collision repair, which represented 37% of our total 2000 revenue and 39% of our revenue for the first six months of 2001, generate higher profit margins than new car sales and tend to fluctuate less with economic cycles. In addition, our variable cost structure helps us manage expenses in an economic downturn, as a large part of our operating expenses consist of incentive-based compensation, vehicle carrying costs and advertising.

    - NEW VEHICLES. Our franchises include a diverse portfolio of 36 American, European and Asian brands. We believe that our diverse brand, product and price mix enables us to reduce our exposure to specific product supply shortages and changing customer preferences. New vehicle sales were approximately 61% of our total revenues and 32% of total gross profit in 2000, and approximately 59% of our total revenues and 30% of total gross profit in the first six months of 2001.

    - USED VEHICLES. We sell used vehicles at virtually all our franchised dealerships. Retail sales of used vehicles has become an increasingly significant source of profit for us, making up approximately 26% of our total revenues and 16% of total gross profit in 2000, and approximately 27% of our total revenues and 16% of total gross profit in the first six months of 2001. We obtain used vehicles through customer trade-ins, auctions restricted to new vehicle dealers (offering off-lease, rental and fleet vehicles) and "open" auctions which offer repossessed vehicles and vehicles sold by other dealers. We sell our used vehicles to retail customers when possible. We dispose of used vehicles that are not purchased by retail customers through sales to other dealers and at auction.

    - FINANCE AND INSURANCE. We arranged customer financing on over 70% of the vehicles we sold in 2000 and in the first six months of 2001. These transactions result in commissions being paid to us by the indirect lenders, including manufacturer-captive finance arms. In addition to the finance commissions, each of these transactions creates other highly profitable sales opportunities, including extended service contracts and various insurance-related products for the consumer. Our size and sales volume motivate vendors to provide these products to us at substantially reduced fees compared to industry norms which result in competitive advantages as well as acquisition synergies. Furthermore, many of the insurance products we sell result in additional underwriting profits and investment income yields based on portfolio performances. Profits from finance and insurance generated approximately 2% of our total revenues and 15% of our total gross profit in 2000, and approximately 2% of our total revenues and 15% of total gross profit in the first six months of 2001.

    - PARTS, SERVICE AND COLLISION REPAIR. We sell parts and provide maintenance and repair service at all our franchised dealerships. In addition, we have 23 free-standing collision repair centers in close proximity to dealerships in substantially all our platforms. Our dealerships and collision repair centers collectively operate approximately 1,600 service bays. Profits from parts, service and collision repair centers were approximately 11% of our total revenues and 37% of our total gross profit in 2000, and approximately 11% of our total revenues and 39% of total gross profit in the first six months of 2001.

OUR STRATEGY

    Our objective is to be the most profitable automotive retailer in select markets in the United States. To achieve this objective, we intend to grow through targeted acquisitions, expand our higher margin businesses, emphasize decentralized dealership operations and enhance our customer relationship management.

CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS

    We intend to continue to grow through acquisitions. We will seek to establish platforms in new markets through acquisitions of large, profitable and well-managed dealership groups. In addition, we will pursue tuck-in acquisitions to complement the related platform by increasing brand diversity, market coverage and services.

    - PLATFORM ACQUISITIONS. We will seek to establish platforms in new geographic markets through acquisitions of large, profitable and well-managed dealership groups in metropolitan and high-growth suburban markets in which we are not currently present. We will target those platforms with superior operational and financial management personnel. We believe that the retention of existing high quality management who understand the local market will enable acquired platforms to continue to operate efficiently, while allowing us to source future acquisitions more effectively and expand our operations without having to employ and train untested new personnel. Moreover, we believe we are well-positioned to pursue larger, established acquisition candidates as a result of the reputation of the original owners of our nine platforms as leaders in the automotive retailing industry.

    - TUCK-IN ACQUISITIONS. One of our goals is to become the market leader in every region in which we operate a platform. We plan to acquire additional dealerships in each of the markets in which we operate, including acquisitions that increase the brands, products and services offered in that market. Since 1995 we have made 15 tuck-in acquisitions (representing 34 franchises) to add additional strength and brand diversity to our platforms. We believe that these acquisitions in the past and in the future will facilitate our regional operating efficiencies and cost savings in areas such as advertising and facility and personnel utilization. We have recently entered into definitive agreements to acquire five franchises consisting of Chrysler, Jeep, Lincoln, Mercury and Pontiac franchises in Jackson, Mississippi and Orange Park, Florida for a total cash consideration of $8.4 million.

    - FOCUS ON ACQUISITIONS PROVIDING GEOGRAPHIC AND BRAND DIVERSITY. By focusing on geographic and brand diversity, we seek to manage economic risk and drive growth and profitability. By having a presence in all major brands and by avoiding concentration with one manufacturer, we are well positioned to reduce our exposure to specific product supply shortages and changing customer preferences. At the same time, we will seek to continue to increase the proportion of our dealerships that are in markets with favorable demographic characteristics or that are franchises of fast-growing, high margin brands. In particular, we will focus on luxury dealerships (such as BMW, Lexus and Mercedes-Benz) and mid-line import dealerships (such as Honda, Toyota and Nissan). On an ongoing basis we will continue to evaluate the performance of our dealerships to determine if the sale of a particular dealership is advisable.

FOCUS ON HIGHER MARGIN PRODUCTS AND SERVICES

    While new vehicle sales are critical to drawing customers to our dealerships, used vehicle retail sales, parts, service and collision repair and finance and insurance provide significantly higher gross profit margins. We currently derive approximately two-thirds of our total gross profit from these areas. In addition, we have discipline-specific executives at both the corporate and platform level who focus on both increasing the penetration of current services and expanding the breadth of our offerings to customers. While each of our platforms operates independently in a manner consistent with its specific market's characteristics, each platform will pursue an integrated strategy to grow these higher margin businesses to enhance profitability and stimulate internal growth.

    - FINANCE AND INSURANCE. We intend to continue to bolster our finance and insurance revenues by offering a broad range of conventional finance and lease alternatives to fund the purchase of new and used vehicles. In addition to financing vehicle sales, we intend to expand our already broad offering of customer products like credit insurance, extended service contracts, maintenance programs and a host of other niche products to meet all of our customer needs on a "one stop" shopping basis. Furthermore, based on size and scale, we believe we will be able to continue negotiating with lending institutions and product providers to increase commissions on each of the products and services we sell. Moreover, continued in-depth sales training efforts and innovative computer technologies will serve as important tools in enhancing our finance and insurance profitability.

    - PARTS, SERVICE AND COLLISION REPAIR. Each of our platforms offers parts and performs vehicle service work and substantially all of our platforms operate collision repair centers, all of which provide an important source of recurring higher gross profit margins. Currently, gross profit generated from these businesses absorbs approximately 60% of our total operating expenses, excluding salespersons' compensation. Expanding this absorption rate through focused marketing and customer relationship management represents a major opportunity for growth.

DECENTRALIZED DEALERSHIP OPERATIONS

    We believe that decentralized dealership operations on a platform basis empower our retail network to provide market-specific responses to sales, service, marketing and inventory requirements. These operations are complemented by centralized technology and financial controls, as well as sharing of best practices and market intelligence throughout the organization.

    While our administrative headquarters is located in Stamford, Connecticut, the day-to-day responsibility for the dealerships rests with each regional management team. Each of our platforms has a management structure that is intended to promote and reward entrepreneurial spirit and the achievement of team goals.

    The chart below depicts our typical platform management structure:

                   AVERAGE EXPERIENCE OF PLATFORM MANAGEMENT

                 [FLOW CHART OF PLATFORM MANAGEMENT STRUCTURE]

    Each of our dealerships is managed by a general manager who has authority over day-to-day operations. The general manager of each dealership is supported by a management team consisting, in most circumstances, of a new vehicle sales manager, a used vehicle sales manager, a finance and insurance manager and parts and service managers. Our dealerships are operated as distinct profit centers in which the general managers are given significant autonomy. The general managers are responsible for the operations, personnel and financial performance of their dealerships.

    We employ professional management practices in all aspects of our operations, including information technology and employee training. A peer review process is also in place in which the platform managers address best practices, operational challenges and successes, and formulate goals for other platforms. Platforms utilize computer-based management information systems to monitor each dealership's sales, profitability and inventory on a daily basis. We believe the application of professional management practices provides us with a competitive advantage over many dealerships. In addition, platform management teams' thorough understanding of the local market enables them to effectively run day-to-day operations, recruit new employees and gauge acquisition opportunities in their market area.

CUSTOMER RELATIONSHIP MANAGEMENT

    We are implementing a CRM initiative to increase customer loyalty and satisfaction and reduce marketing costs by redirecting expenditures from mass media to targeted communications. We expect to create a differentiated customer experience, allowing us to capture a greater percentage of our targeted households' automotive spending. Our CRM initiative includes the engagement of McKinsey & Company, a leading management consulting firm, to help develop the program and pilot it in Jacksonville. We are also investing in a CRM software solution to provide the necessary technological tools.

    We believe the retail auto industry is ripe for CRM given high customer (household) lifetime value, coupled with the industry's historic focus on short-term transactions as opposed to long-term customer retention. In addition to driving incremental new and used purchases over a multi-year period for a given household, we can benefit from incremental finance and insurance purchases and greater service expenditures, particularly post warranty. We also know that profitability varies dramatically by customer segment, as it does in most retail sectors; thus, we expect to benefit from initiatives that successfully target high value segments.

SALES AND MARKETING

    NEW VEHICLE SALES. Our new vehicle retail sales include new vehicle retail lease transactions and other similar agreements, which are arranged by our individual dealerships. New vehicle leases generally have short terms, which cause customers to return to a dealership more frequently than in the case of financed purchases. In addition, leases provide us with a steady source of late-model, off-lease vehicles for our used vehicle inventory. Generally, leased vehicles remain under factory warranty for the term of the lease, allowing dealerships to provide repair service to the lessee throughout the lease term. Historically, less than 2% of our new vehicle sales revenue is derived from fleet sales, which are generally conducted on a commission basis.

    We design our dealership service to meet the needs of our customers and establish relationships that will result in both repeat business and additional business through customer referrals. Our dealerships employ varying sales techniques to address changes in consumer preference.

    We incentivize our dealership managers to employ more efficient selling approaches, engage in extensive follow-up to develop long-term relationships with customers and extensively train sales staffs to be able to meet customer needs. We continually evaluate innovative ways to improve the buying experience for our customers and believe that our ability to share best practices across our dealerships gives us an advantage over other dealerships.

    We acquire substantially all our new vehicle inventory from manufacturers. Manufacturers allocate limited inventory among their franchised dealers based primarily on sales volume and input from dealers. We finance our inventory purchases through revolving credit arrangements known in the industry as floor plan facilities.

    USED VEHICLE SALES. Used vehicle sales typically generate higher gross margins than new vehicle sales. We intend to grow our used vehicle sales by maintaining a high quality inventory, providing competitive prices and extended service contracts and continuing to enhance our marketing initiatives.

    Profits from sales of used vehicles are dependent primarily on the ability of our dealerships to obtain a high quality supply of used vehicles and effectively manage inventory. New vehicle operations provide our used vehicle operations with a large supply of high quality trade-ins and off-lease vehicles, which we believe are the best sources of attractive used vehicle inventory. We supplement our used inventory with vehicles purchased at auctions.

    Used vehicles are generally offered at our dealerships for 45 to 60 days on average, after which, if they have not been sold to a retail buyer, they are either sold to an outside dealer or offered at auction. During 2000 and for the first six months of 2001, approximately 77% of used vehicles sales were made to retail buyers. We may transfer used vehicles among dealerships to provide balanced inventories of used vehicles at each of our dealerships. We believe that acquisitions of additional dealerships will expand the internal market for transfer of used vehicles among our dealerships and, therefore, increase the ability of each dealership to offer a balanced mix of used vehicles. We developed integrated computer inventory systems allowing us to coordinate vehicle transfers among our dealerships, primarily on a regional basis.

    Several steps have been taken towards building client confidence in our used vehicle inventory, one of which includes participation in the manufacturers' certification processes which are available only to new vehicle franchises. This process makes certain used vehicles eligible for new vehicle benefits such as new vehicle finance rates and extended manufacturer warranties. In addition, each dealership offers extended warranties on our used car sales.

    FINANCE AND INSURANCE. We arranged customer financing on over 70% of the vehicles we sold in 2000 and during the first six months of 2001, approximately 99% of which was non-recourse to us. These transactions generate commission revenue from indirect lenders, including manufacturer captive finance arms. In addition to finance commissions, each of these transactions creates other opportunities for more profitable sales, such as extended service contracts and various insurance-related products for the consumer. Our size and volume capabilities motivate vendors to provide these products at substantially reduced fees compared to the industry average which result in competitive advantages as well as acquisition synergies. Furthermore, many of the insurance products we sell result in additional underwriting profits and investment income yields based on portfolio performances.

    PARTS, SERVICE AND COLLISION REPAIR. Historically, the automotive repair industry has been highly fragmented. However, we believe that the increased use of advanced technology in vehicles has made it difficult for independent repair shops to achieve the expertise required to perform major or technical repairs. Additionally, manufacturers permit warranty work to be performed only at franchised dealerships. As a result, unlike independent service stations or independent and superstore used car dealerships with service operations, our franchised dealerships are qualified to perform work covered by manufacturer warranties on increasingly technologically complex motor vehicles.

    Our profitability in parts and service can be attributed to our comprehensive management system, including the use of variable rate pricing structures, cultivation of strong client relationships through an emphasis on preventive maintenance and the efficient management of parts inventory.

    We use variable rate structures designed to reflect the difficulty and sophistication of different types of repairs to compensate employees working in parts and service. The percentage mark-ups on parts are also variably priced based on market conditions for different parts.

    One of our major goals is to retain each vehicle purchaser as a long-term customer of our parts and service department. Currently, only 30% of customers return to our dealerships for other services after the vehicle warranty expires. Significant opportunity for growth exists in the auxiliary services part of our business. Each dealership has systems in place to track customer maintenance records and notify owners of vehicles purchased at the dealerships when their vehicles are due for periodic services. Service and repair activities are an integral part of our overall approach to customer service.

    ADVERTISING. Our largest advertising medium is local newspapers, followed by radio, television, direct mail and the yellow pages. The retail automotive industry has traditionally used locally produced, largely unprofessional materials, often developed under the direction of each dealership's general manager. Each of our platforms has created common marketing materials for their dealerships using professional advertising agencies. Our corporate chief marketing officer helps oversee and share creative materials and general marketing best practices across platforms. Our total company marketing expense was $42.2 million in 2000 and $21.2 million for the first six months of 2001 which translates into an average of $273 and $278, respectively, per retail vehicle sold. In addition, manufacturers' direct advertising spending in support of their brands provides approximately 60% of the total amount spent on new car advertising in the U.S.

    COMMITMENT TO CUSTOMER SERVICE. We are focused on providing a high level of customer service to meet the needs of an increasingly sophisticated and demanding automotive consumer. We strive to cultivate lasting relationships with our customers, which we believe enhances the opportunity for significant repeat and referral business. For example, our platforms regard service and repair operations as an integral part of the overall approach to customer service, providing an opportunity to foster ongoing relationships with customers and deepen loyalty.

    INTERNET AND E-COMMERCE. We believe that the growth of the Internet and e-commerce represents a new opportunity to build our platforms' brands and expand the geographic borders of their markets. We are applying e-commerce to our strategy of executing professionally developed best practices under the supervision of discipline-specific central management throughout our autonomous platforms. We believe that our e-commerce strategy constitutes a coherent, cost-effective and sustainable approach that allows us to leverage the projected growth of the Internet.

    At the corporate level, information technology-e-commerce executives set the parameters of our overall e-commerce strategy. Our strategy mandates that each platform establish a website that incorporates a professional design to reinforce the platform's unique brand and advanced functionalities to ensure that the website can hold the attention of customers and perform the informational and interactive functions for which the Internet is uniquely suited. Manufacturer website links provide our platforms with key sources of referrals.

    Our commitment to e-commerce flows through to the platform level. Each platform maintains an e-commerce department, staffed with dedicated personnel, to promote the platform's brand over the World Wide Web and capitalize on Internet-originated sales leads. Many platforms use the Internet to communicate with customers both prior to vehicle purchase and after purchase to coordinate and market maintenance and repair services. Finally, each platform utilizes the Internet as an integral part of its overall branding and advertising efforts by ensuring that its website is aggressively promoted and periodically upgraded.

    MANAGEMENT INFORMATION SYSTEM. We consolidate financial, accounting and operational data received from our dealers nationwide through an exclusive private communication network.

    The data from the dealers is gathered and processed through their individual dealer management system. All our dealers use software from ADP, Inc., Reynolds & Reynolds, Co. or UCS, Inc. as their dealer management system. Our systems strategy allows for our platforms to choose the dealer management system that best fits their daily operational needs. We aggregate the information from the three disparate systems at our corporate headquarters to create one single view of the business using the Hyperion financial systems.

    Our information technology allows us to quickly integrate and aggregate the information from a new acquisition. By creating a connection over our private network between the dealer management system and corporate Hyperion financial systems, corporate management can quickly view the financial, accounting and operational data of the newly acquired dealer. In that way, we can efficiently integrate the acquired dealer into our operational strategy.

COMPETITION

    In new vehicle sales, our platforms compete primarily with other franchised dealerships in their regions. We do not have any cost advantage in purchasing new vehicles from the manufacturers. Instead, we rely on advertising and merchandising, sales expertise, service reputation and location of our dealerships to sell new vehicles. In recent years, automobile dealers have also faced increased competition in the sale or lease of new vehicles from independent leasing companies, on-line purchasing services and warehouse clubs. Our used vehicle operations compete with other franchised dealers, independent used car dealers, automobile rental agencies and private parties for supply and resale of used vehicles. See "Risk Factors--Substantial competition in automobile sales may adversely affect our profitability."

    In our vehicle financing business, we compete with direct consumer lending institutions such as local banks, savings and loans and credit unions, including through the Internet. Our ability to offer manufacturer-subsidized financing terms as part of an incentive-based sales strategy can place us at a competitive advantage relative to independent financing companies. We also compete in this area based on:

    - interest rates; and

    - convenience of "one stop shopping," which we offer by arranging vehicle financing at the point of purchase.

    We seek to reduce our cost of funds, and as a result, the interest rates we charge, through leveraging our volume of business to obtain discounted terms.

    We compete against other franchised dealers to perform warranty repairs and against other automobile dealers, franchised and independent service centers for non-warranty repair and routine maintenance business. We compete with other automobile dealers, service stores and auto parts retailers in our parts operations. We believe that the principal competitive factors in parts and service sales are the use of factory-approved replacement parts, price, the familiarity with a manufacturer's brands and models and the quality of customer service. A number of regional and national chains offer selected parts and services at prices that may be lower than our prices.

FACILITIES

    We have 127 franchises situated in 87 dealership locations throughout nine states. We lease 49 of these locations and own the remainder. In addition, we operate 23 collision repair centers.

                                                                    COLLISION REPAIR
                                                 DEALERSHIPS             CENTERS
                                             -------------------   -------------------
                                              OWNED      LEASED     OWNED      LEASED
                                             --------   --------   --------   --------
Arkansas...................................      0          6         1           1
Atlanta....................................      7          4         1           3
Jacksonville...............................     13          2         5           1
Mississippi................................      5          2         0           0
North Carolina.............................      8          4         1           0
Oregon.....................................      0         10         0           2
St. Louis..................................      5          0         1           0
Tampa......................................      0         12         0           2
Texas......................................      0          9         0           5
                                                --         --         --         --
Total......................................     38         49         9          14
                                                ==         ==         ==         ==

    We lease our corporate headquarters, which is located at 3 Landmark Square, Suite 500 in Stamford, Connecticut.

FRANCHISE AGREEMENTS

    Each of our dealerships operates pursuant to franchise agreements between the applicable manufacturer and the dealership. The typical automotive franchise agreement specifies the locations at which the dealer has the right and obligation to sell the manufacturer's automobiles and related parts and products and to perform certain approved services. The franchise agreement grants the dealer the non-exclusive right to use and display the manufacturer's trademarks, service marks and designs in the form and manner approved by the manufacturer.

    The allocation of new vehicles among dealerships is subject to the discretion of the manufacturer, which generally does not guarantee a dealership exclusivity within a given territory. A franchise agreement may impose requirements on the dealer concerning such matters as the showrooms, the facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital, the achievement of certain minimum customer service and satisfaction standards and the training of personnel. Compliance with these requirements is closely monitored by the manufacturer. In addition, many manufacturers require each dealership to submit monthly and annual financial statements.

    We are subject to additional provisions contained in supplemental agreements, framework agreements or franchise addenda, which we collectively refer to as "franchise framework agreements." Many of our dealerships are also subject to these agreements. Franchise framework agreements impose requirements similar to those discussed above, as well as limitations on changes in our ownership or management and limitations on the number of a particular manufacturer's franchises we may own. In addition, we are party to an agreement with General Motors Corporation under which we have divested ourselves of and agreed not to acquire Saturn franchises.

    PROVISIONS FOR TERMINATION OR NON-RENEWAL OF FRANCHISE AGREEMENTS. Certain franchise agreements expire after a specified period of time, ranging from one to five years, and we expect to renew expiring agreements for franchises we wish to continue in the ordinary course of business. Typical franchise agreements provide for termination or non-renewal by the manufacturer under certain circumstances, including insolvency or bankruptcy of the dealership, failure to adequately operate the dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the franchise agreement. Some of our franchise agreements and franchise framework agreements provide that the manufacturer may acquire our dealerships or terminate the franchise agreement if a person or entity acquires an equity interest above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restriction) in us without the approval of the applicable manufacturer. This trigger can fall to as low as 5% if the entity acquiring the equity interest in us is another automobile manufacturer or a felon whose conviction stems from fraudulent sales practices or violations of state or federal consumer protection laws. Some manufacturers also restrict changes in the membership of our board of directors. Although our franchise agreements may not be renewed or may be terminated prior to the conclusion of their terms, manufacturers have rarely chosen to take such action. Further, as discussed below, state dealer laws substantially limit the ability of manufacturers to terminate or fail to renew franchise agreements. See "Risk Factors--If we fail to obtain renewals of one or more of our franchise agreements from vehicle manufacturers on favorable terms, or if one or more of our franchise agreements are terminated, our operations could be significantly compromised."

    MANUFACTURERS' LIMITATIONS ON ACQUISITIONS. We are required to obtain the consent of the applicable manufacturer before we can acquire any additional dealership franchises. Six of our manufacturers impose limits on the number of dealerships we are permitted to own at the metropolitan, regional and national levels. These limits vary according to the agreements we have with each of the manufacturers but are generally based on fixed numerical limits or on a fixed percentage of the aggregate sales of the manufacturer. We currently own the maximum number of dealerships allowed under our franchise agreement with Acura and have only one more dealership available for Jaguar. We are also approaching the ownership limits allocated under our framework franchise agreement with Toyota. Unless we renegotiate these franchise agreements or receive the consent of the manufacturers, we may be prevented from making further acquisitions upon reaching the limits provided for in these framework franchise agreements.

    STATE DEALER LAWS. We operate in states that have state dealer laws limiting manufacturers' ability to terminate dealer franchise agreements. We are basing the following discussion of state dealer laws on our understanding of these laws and therefore, the description may not be accurate. State dealer laws generally provide that it is a violation for manufacturers to terminate or refuse to renew franchise agreements unless they provide written notice to the dealers setting forth good cause and stating the grounds for termination or nonrenewal. State dealer laws typically require 60 to 90 days advance notice to dealers prior to termination or nonrenewal of a franchise agreement. Some state dealer laws allow dealers to file protests or petitions within the notice period and allow dealers an opportunity to comply with the manufacturers' criteria. These statutes also provide that manufacturers are prohibited from unreasonably withholding approval for a proposed change in ownership of the dealership. Acceptable grounds for disapproval include material reasons relating to the character, financial ability or business experience of the proposed transferee. See "Risk Factors--If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or re-negotiation of their franchise agreements."

GOVERNMENTAL REGULATIONS

    A number of federal, state and local regulations affect our marketing, selling, financing and servicing of automobiles. The nine platforms also are subject to state laws and regulations relating to business corporations generally.

    Under various state laws, each of our dealerships must obtain a license in order to establish, operate or relocate a dealership or provide certain automotive repair services. These laws also regulate conduct of our businesses, including advertising and sales practices. Other states into which we may expand our operations in the future are likely to have similar requirements.

    Our financing activities with our customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws. Some states regulate finance fees that may be paid as a result of vehicle sales. Penalties for violation of any of these laws or regulations may include revocation of necessary licenses, assessment of criminal and civil fines and penalties, and in certain instances, create a private cause of action for individuals. We believe that we comply substantially with all laws and regulations affecting our business and do not have any material liabilities under such laws and regulations and that compliance with all such laws and regulations will not, individually or in the aggregate, have a material adverse effect on our capital expenditures, earnings or competitive position, and we do not anticipate that such compliance will have a material effect on us in the future. See "Risk Factors--Governmental regulations and environmental regulation compliance costs may adversely affect our profitability."

ENVIRONMENTAL MATTERS

    We are subject to a wide range of environmental laws and regulations, including those governing discharges into the air and water, the storage of petroleum substances and chemicals, the handling and disposal of wastes and the remediation of contamination. As with automobile dealerships generally, and service and parts and collision repair center operations in particular, our business involves the generation, use, handling and disposal of hazardous or toxic substances and wastes. Operations involving the management of wastes are subject to requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. Pursuant to these laws, federal and state environmental agencies have established approved methods for handling, storage, treatment, transportation and disposal of regulated substances and wastes with which we must comply.

    Our business also involves the use of above ground and underground storage tanks. Under applicable laws and regulations, we are responsible for the proper use, maintenance and abandonment of our regulated storage tanks and for remediation of subsurface soils and groundwater impacted by releases from existing or abandoned storage tanks. In addition to these regulated tanks, we own, operate, or have otherwise closed in place other underground and above ground devices or containers (such as automotive lifts and service pits) that may not be classified as regulated tanks, but which could or may have released stored materials into the environment, thereby potentially obligating us to clean up any soils or groundwater resulting from such releases.

    We are also subject to laws and regulations governing remediation of contamination at or from our facilities or to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on those that are considered to have contributed to the release of a "hazardous substance." Responsible parties include the owner or operator of the site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances released at such sites. These responsible parties may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances.

    Further, the Federal Clean Water Act and comparable state statutes prohibit discharges of pollutants into regulated waters without the necessary permits, require containment of potential discharges of oil or hazardous substances and require preparation of spill contingency plans. We believe that we are in material compliance with those wastewater discharge requirements as well as requirements for the containment of potential discharges and spill contingency planning.

    Environmental laws and regulations are very complex and it has become difficult for businesses that routinely handle hazardous and non-hazardous wastes to achieve and maintain full compliance with all applicable environmental laws. From time to time we experience incidents and encounter conditions that will not be in compliance with environmental laws and regulations. However, none of our dealerships have been subject to any material environmental liabilities in the past and we do not anticipate that any material environmental liabilities will be incurred in the future. Nevertheless, environmental laws and regulations and their interpretation and enforcement are changed frequently and we believe that the trend of more expansive and stricter environmental legislation and regulations is likely to continue. Hence, there can be no assurance that compliance with environmental laws or regulations or the future discovery of unknown environmental conditions will not require additional expenditures by us, or that such expenditures would not be material. See "Risk Factors--Governmental regulations and environmental regulation compliance costs may adversely affect our profitability."

EMPLOYEES

    As of June 30, 2001, we employed approximately 7,030 people, of whom approximately 590 were employed in managerial positions, approximately 1,800 were employed in non-managerial sales positions, approximately 3,800 were employed in non-managerial parts and service positions, approximately 650 were employed in administrative support positions and approximately 200 were employed in non-managerial finance and insurance positions. We intend, upon completion of the offering, to provide certain executive officers and managers with options to purchase common stock and believe this equity incentive will be attractive to our existing and prospective employees. See "Management--2001 Stock Option Plan".

    We believe our relationship with our employees is favorable. None of our employees are represented by a labor union. Because of our dependence on vehicle manufacturers, however, we may be affected by labor strikes, work slowdowns and walkouts at vehicle manufacturers' production facilities.

LEGAL PROCEEDINGS AND INSURANCE

    From time to time, we and our nine platforms are named in claims involving the manufacture of automobiles, contractual disputes and other matters arising in the ordinary course of our business. Currently, no legal proceedings are pending against us or the nine platforms that, in management's opinion, could be expected to have a material adverse effect on our business, financial condition or results of operations.

    Because of their vehicle inventory and nature of business, automobile retail dealerships generally require significant levels of insurance covering a broad variety of risks. Our insurance program includes two umbrella policies with a total per occurrence and aggregate limit of $100 million. We also have insurance on our real property, comprehensive coverage for our vehicle inventory, garage liability and general liability insurance, employee dishonesty insurance and errors and omissions insurance in connection with our vehicle sales and financing activities.

INDUSTRY OVERVIEW

    Automotive retailing, with 2000 industry sales of approximately $1 trillion, is the largest consumer retail market in the U.S., representing approximately 9% of gross domestic product according to figures provided by the Bureau of Economic Analysis. Since 1996, retail new vehicle unit sales have grown at a 3.5% compound annual rate. Over the same period, retail used vehicle units have grown at a 0.7% compound annual rate. Retail sales of new vehicles, which are conducted exclusively through new vehicle dealers, were approximately $386 billion in 2000. In addition, used vehicle sales in 2000 were estimated at $367 billion, with approximately $306 billion in sales by franchised and independent dealers and the balance in privately negotiated transactions.

    Of the approximately 17.4 million new vehicles sold in the United States in 2000, approximately 28.3% were manufactured by General Motors Corporation, 24.1% by Ford Motor Company, 15.7% by DaimlerChrysler Corporation, 9.3% by Toyota Motor Corp., 6.7% by Honda Motor Co., Ltd., 4.3% by Nissan Motor Co., Ltd. and 11.6% by other manufacturers. Sales of newer used vehicles have increased over the past five years, primarily as a result of the greater availability of newer used vehicles due to the increased popularity of short-term leases. Approximately 44 million used vehicles were sold in 2000. Franchised dealers accounted for 16.2 million, or 37%, of all used vehicle units sold. Independent lots accounted for 31% with the balance accounted for in privately negotiated transactions.

    INDUSTRY CONSOLIDATION. Franchised dealerships were originally established by automobile manufacturers for the distribution of new vehicles. In return for granting dealers exclusive distribution rights within specified territories, manufacturers exerted significant influence over their dealers by limiting the transferability of ownership in dealerships, designating the dealership's location, and managing the supply and composition of the dealership's inventory. These arrangements resulted in the proliferation of small, single-owner operations that, at their peak in the late 1940's, totaled almost 50,000. As a result of competitive, economic and political pressures during the 1970's and 1980's, significant changes and consolidation occurred in the automotive retail industry. One of the most significant changes was the increased penetration by foreign manufacturers and the resulting loss of market share by domestic manufacturers, which forced many dealerships to close or sell to better capitalized dealership groups. According to industry data, the number of franchised dealerships has declined from approximately 27,900 in 1980 to approximately 22,000 in 2000. Although significant consolidation has taken place since the automotive retailing industry's inception, the industry today remains highly fragmented, with the largest 100 dealer groups generating less than 10% of total sales revenues and controlling less than 8% of all franchised dealerships.

    We believe that further consolidation is likely due to increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners and the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. We also believe that an opportunity exists for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships for cash, stock, debt or a combination thereof. Publicly-owned dealer groups, such as ours, are able to offer prospective sellers tax-advantaged transactions through the use of publicly traded stock which may, in certain circumstances, make them more attractive to prospective sellers.

    INDUSTRY OPPORTUNITIES. In addition to new and used vehicles, dealerships offer a wide range of other products and services, including repair and warranty work, replacement parts, extended warranty coverage, financing and insurance. In 2000, the average dealership's revenue consisted of 60% new vehicle sales, 29% used vehicle sales and 11% parts and services. Sales of newer used vehicles by franchised dealers have increased over the past five years, primarily as a result of the substantial increase in new vehicle prices and the greater availability of newer used vehicles due to the increased popularity of short-term leases. Franchised dealers retailed 16.2 million used vehicles in 2000, amounting to only 37% of all used vehicles sold in the U.S. Independent used vehicle dealers and private transactions accounted for the rest of the
43.9 million used vehicles sold in 2000.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the names of our executive officers and directors, together with their ages and positions.

NAME                            AGE      POSITION
----                          --------   --------
Thomas R. Gibson............     59      Chairman, Interim Chief Executive Officer and Director

Thomas F. "Mack" McLarty,        55      Vice Chairman of the Company
  III.......................

Thomas F. Gilman............     50      Vice President and Chief Financial Officer

Thomas G. McCollum..........     45      Vice President -- Finance and Insurance

Phillip R. Johnson..........     52      Vice President -- Human Resources

Allen T. Levenson...........     38      Vice President -- Marketing and Customer Experience

Timothy C. Collins..........     45      Director

C.V. "Jim" Nalley...........     58      Director

John M. Roth................     43      Director

Ian K. Snow.................     32      Director

    Set forth below is a brief description of our directors' and executive officers' business experience.

    THOMAS R. GIBSON has served as our interim chief executive officer since October 2001. He is one of our founders and served as our chairman from 1995 to October 2001. Mr. Gibson has over 30 years experience in the automotive retailing industry. Prior to joining us, he served as president and chief operating officer of Subaru of America. Mr. Gibson was part of Lee Iacocca's management team at Chrysler from 1980 to 1982, where he served as director of marketing operations and general manager of import operations. He began his career in 1967 with the Ford Motor Company and held key marketing and field management positions in both the Lincoln-Mercury and Ford divisions. Mr. Gibson serves on the board of directors of IKON Office Solutions, including its Audit, Executive and Strategies committees. Mr. Gibson is a graduate of DePauw University and holds a master's in business administration from Harvard University.

    THOMAS F. "MACK" MCLARTY, III has served as our vice chairman since
May 2000. After leaving the White House staff in 1998, Mr. McLarty served as president and chief executive officer of our Arkansas platform. Mr. McLarty began his 32-year career in the automotive retailing industry by building McLarty Leasing Systems, the platform his grandfather founded, into one of America's largest transportation companies. Mr. McLarty also serves as vice chairman of Kissinger McLarty Associates, an international consulting firm formed in 1999 by the merger of Mr. McLarty's and Dr. Henry Kissinger's consulting operations. Mr. McLarty joined Arkla Gas Company's board of directors in 1976, and from 1983 to 1992 he was Arkla Inc.'s chairman and chief executive officer. Between 1992 and 1998, Mr. McLarty served as White House Chief of Staff, Special Envoy for the Americas and Counselor to President Bill Clinton. He also was appointed to the National Petroleum Council by President George H.
W. Bush and served on the St. Louis Federal Reserve Board from 1989 until joining the White House in 1992. Mr. McLarty currently serves on the board of directors of Axciom Corporation. Mr. McLarty graduated summa cum laude from the University of Arkansas.

    THOMAS F. GILMAN has served as our vice president and chief financial officer since April 2001. From 1973 to 2000, Mr. Gilman worked for Chrysler/Daimler Chrysler Corporation. At Chrysler, Mr. Gilman began his finance career in manufacturing operations at the divisional and plant levels, including 3 years at Chrysler de Mexico. Mr. Gilman's experiences at Chrysler included participation of the Chrysler Loan Guarantee efforts, the acquisition by Chrysler of American Motors (Jeep) and the creation of the 1990 Billion Dollar Cost Reduction Program. From 1990 to 1994, Mr. Gilman was responsible for Chrysler Corporation's credit operations, extending financial assistance to automotive retail dealers and distributors worldwide. In late 1994 to mid-1995, Mr. Gilman was Director of Finance for Chrysler's Asia-Pacific region. In 1995, Mr. Gilman led the finance organization at Chrysler Financial Company, L.L.C. where he became chief financial officer of the captive finance company. In 1998, Mr. Gilman was selected as a member of the Daimler-Benz/Chrysler Corporation Merger Integration Team and appointed as a member of the Financial Services Committee of DaimlerChrysler Services, AG, positions he held until June, 2000. In July of 2000, Mr. Gilman founded CEO Solutions, LLC, an independent consulting practice, and served as President and CEO until April 2001. Mr. Gilman currently serves on the board of directors of Leapsource, Inc. Mr. Gilman graduated from Villanova University with a bachelor's degree in finance.

    THOMAS G. MCCOLLUM has been our vice president of finance and insurance since April of 2001. Mr. McCollum has over 25 years of experience in finance and insurance. From 1982 to 2001, Mr. McCollum served as executive vice president for Aon's Resource Group (formally Pat Ryan & Associates). He joined Aon in 1982 where he employed innovative, customer focused finance and insurance programs to improve same store results. Mr. McCollum holds a bachelor's degree in business from Sam Houston University.

    PHILLIP R. JOHNSON has been our vice president of human resources since June of 2000. Mr. Johnson has held top human resources positions in large national and regional retail companies for the past 22 years. He operated his own Human Resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as senior vice president of human resources at Entex Information Services, a national personal computer systems integrator. Mr. Johnson served as executive vice president of human resources at Macy's East from 1993 to 1994, and as senior vice president of human resources at Saks Fifth Avenue from 1991 to 1993. He has also held senior human resources positions at Marshall Fields and Gimbels. Mr. Johnson holds a bachelor's degree and master's in business administration from the University of Florida.

    ALLEN T. LEVENSON has served as our vice president of customer experience and chief marketing officer since March 2001. From 1999 to 2001, Mr. Levenson co-founded and served as president and chief executive officer of a business-to-consumer e-commerce company, Gazelle.com. From 1998 to 1999, he served as Vice President of Marketing for United Rentals, a market leader and consolidator in the equipment rental industry. From 1996 to 1998, he served as vice president of sales and marketing for Petroleum Heat & Power Inc., and he also served as Vice President of Marketing for The Great Atlantic & Pacific Tea Company from 1993 to 1996. Mr. Levenson began his career in 1985 with two leading strategy consulting firms, McKinsey & Company and Bain & Company. He received his undergraduate degree from Tufts University and a master's in business administration from the Wharton School at the University of Pennsylvania.

    TIMOTHY C. COLLINS has served as a member of our board of directors since 1996 and has been a member of our compensation committee since 1996.
Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and currently serves as its Chief Executive Officer. In addition, he is co-head of RHJ Industrial Partners, an affiliate of Ripplewood Holdings L.L.C.. From 1991 to 1995,
Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a vice president at Lazard Freres & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also currently serves on the board of directors of Ripplewood Holdings L.L.C., Advance Stores Company, Incorporated, The Strong Schafer Value Fund, Shinsei Bank, Ltd. (formerly The Long-Term Credit Bank of Japan, Limited), Western Multiplex Corporation, Kraton Polymers L.L.C. and various other privately held Ripplewood portfolio companies. Mr. Collins received a master's in business administration from Yale University's School of Organization and Management and a bachelor's degree in philosophy from DePauw University.

    IAN K. SNOW has served as a member of our board of directors since 1996, and a member of our compensation committee since 1996. He joined Ripplewood Holdings L.L.C. in 1995, and he is currently a managing director. Prior to joining Ripplewood in 1995, Mr. Snow was a financial analyst in the Media Group at Salomon Brothers Inc, where he focused on strategic advisory and capital raising assignments for clients in the media industry. He also currently serves on the board of directors of Kraton Polymers L.L.C., a privately held Ripplewood portfolio company. Mr. Snow received a bachelor's degree in history from Georgetown University.

    JOHN M. ROTH has been a member of our board of directors since our board was established in 1996 and a member of our compensation committee since 1996.
Mr. Roth joined Freeman Spogli and Co. Inc. in 1988, and became a general partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.'s mergers and acquisitions group from 1984 to 1988. He is also a member of the board of directors of Advance Stores Company, Incorporated, AFC
Enterprises, Inc., Galyan's Trading Company, Inc. and a number of privately held corporations. Mr. Roth holds a bachelor's degree and master's in business administration from the Wharton School at the University of Pennsylvania.

    CLARENCE V. "JIM" NALLEY has served as a director since 2000. He has been the president and chief executive officer of our Atlanta platform since its acquisition in 1996. Mr. Nalley has over 30 years of automotive retailing experience. His platform consisted of nine franchises when he joined us. He has also been the director of Russell Corp., an apparel company, since 1990 and served as director of First Union Corp., a banking corporation, from 1980-1987. He formerly served as the President of the Metro Atlanta Chevrolet Dealers Association and as Chairman of the PACCAR National Distributors Council.
Mr. Nalley holds a bachelor's degree from the University of Georgia.

BOARD OF DIRECTORS

    Our board of directors currently consists of Messrs. Timothy C. Collins, Thomas R. Gibson, C.V. Nalley, John M. Roth, and Ian K. Snow, and a sixth director to be elected by the board of directors prior to this offering. No later than 90 days after this offering, we will satisfy the requirements for independent directors contained in the rules governing companies listed on the New York Stock Exchange by appointing three additional independent directors.

    TERMS. The board of directors is divided into three classes. The first class of directors consists of Thomas R. Gibson and two independent directors to be elected after this offering, each of whom will serve for a term of one year. The second class of directors consists of John M. Roth, Ian K. Snow and one independent director to be elected after this offering, each of whom will serve for a term of two years. The third class of directors consists of Timothy C. Collins, C.V. "Jim" Nalley and a third director to be elected by the board of directors prior to this offering, each of whom will serve for a term of three years. After these directors have served their initial terms, each director will be nominated to serve for a term of three years. Directors will hold office until the annual meeting of stockholders in the year in which the term of their class expires and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the board of directors. Under a stockholders agreement entered into by holders of a majority of our outstanding common stock, stockholders who are parties to the agreement are required to vote their shares with respect to nominations to our board of directors in accordance with the terms of the agreement. See "Description of Capital Stock--Stockholders Agreement".

COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE. We have an audit committee consisting of Messrs. Ian K. Snow and John M. Roth. The audit committee has responsibility for, among other things:

    - recommending to the board of directors the selection of our independent auditors,

    - reviewing and approving the scope of the independent auditors' audit activity and extent of non-audit services,

    - reviewing with management and the independent accountants the adequacy of our basic accounting systems and the effectiveness of our internal audit plan and activities,

    - reviewing with management and the independent accountants our financial statements and exercising general oversight of our financial reporting process and

    - reviewing litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

    The current members of our audit committee will be replaced by the three independent directors we will appoint within 90 days after this offering.

COMPENSATION COMMITTEE.  The compensation committee consists of Messrs. Timothy
C. Collins, Ian K. Snow and John M. Roth. This committee has general supervisory power over, and the power to grant awards under, the 1999 option plan and the 2001 stock option plan. The compensation committee has responsibility for, among other things, reviewing the recommendations of the chief executive officer as to the appropriate compensation of our principal executive officers and certain other key personnel, periodically examining the general compensation structure and supervising our welfare, pension and compensation plans.

DIRECTORS' COMPENSATION

    Directors who are full-time employees of ours or our affiliates, including Asbury Automotive Holdings L.L.C., and its two principals, Ripplewood Holdings L.L.C. and Freeman Spogli, will not receive a retainer or fees for service on our board of directors or on committees of our board. We expect to compensate each member of our board of directors who is not a full-time employee of ours or our affiliates with an annual retainer of $25,000. In addition to their annual compensation, each director will receive $1,000 for each meeting of the board or committee ($750 for meetings conducted by telephone), plus expenses, and the committee chair will receive $1,500. We will pay this compensation in the form of a combination of cash and our common stock.

EXECUTIVE COMPENSATION, EMPLOYMENT AGREEMENTS

    The following table sets forth certain summary information concerning the compensation provided by us in 2000 to our executive management team.

                           SUMMARY COMPENSATION TABLE

                                                                                 COMMON
                                                      ANNUAL COMPENSATION         STOCK
                                                     ---------------------     UNDERLYING      OTHER ANNUAL
NAME AND POSITION                           YEAR      SALARY       BONUS         OPTIONS       COMPENSATION
-----------------                         --------   ---------   ---------   ---------------   ------------
Brian E. Kendrick, President and Chief
  Executive Officer(1)..................   2000      $750,000    $750,000                 []      $99,061(2)

Thomas R. Gibson, Chairman..............   2000       525,000           0                 []      109,192(3)

Thomas F. "Mack" McLarty, III, Vice
  Chairman..............................   2000       300,000           0                 []            0

Phillip R. Johnson, Vice President-Human
  Resources.............................   2000       133,846      56,000                 []        5,457(4)

Donna M. Colorito, Vice President I.T.
  and E-Commerce........................   2000        94,231      30,000                 []        5,240(5)

------------------------------

(1) Mr. Kendrick served as our President and Chief Executive Officer from November 1999 until his death on October 4, 2001.

(2)  $38,146 represents a tax gross-up of income.

(3)  $47,805 represents a tax gross-up of income.

(4)  $5,457 represents payments for automobile use.

(5)  $5,240 represents payments for automobile use.

EMPLOYMENT AGREEMENTS

    Several of our executive officers are entitled to compensation under the terms of employment agreements with us and under the terms of our Third Amended and Restated Limited Liability Company Agreement, dated February 1, 2000, which we refer to in this section of the prospectus as our "L.L.C. agreement". Both our L.L.C. agreement and the employment agreements with our current executive officers described below are included as exhibits to the registration statement of which this prospectus forms a part, and the following summary of these agreements is qualified in its entirety by reference to these exhibits.

    THOMAS R. GIBSON. Mr. Gibson has an employment agreement with us to serve as chairman of our board of directors for a term that we intend to extend one year beyond the time of the completion of this offering. During the term of his agreement, Mr. Gibson will receive an annual salary as follows: (i) for the period January 1, 2001, through March 16, 2001, a prorated salary based upon the rate of $525,000 per year and (ii) for the period beginning March 17, 2001, to the termination of his employment with us, a prorated salary based upon the rate of $250,000 per year. In April 2001, we paid Mr. Gibson $2,250,000 in cash in exchange for his carried interest. Mr. Gibson was issued the carried interest under our L.L.C. agreement.

    If we terminate Mr. Gibson's employment without cause or if he leaves for good reason, we will pay him his base salary for the balance of his employment term under the contract. During the term of Mr. Gibson's employment and for one year after the termination of his contract, he is subject to a non-compete provisions. During the term of Mr. Gibson's employment and for three years after the termination of his contract, he is subject to a non-solicitation provision.

    THOMAS F. "MACK" MCLARTY. Mr. McLarty entered into an employment agreement with us to provide management and consulting services for a term of three years beginning February 23, 1999. Under this employment agreement Mr. McLarty received an annual base salary of $175,000 and was entitled to a discretionary performance-based bonus. On May 15, 2000, Mr. McLarty's employment contract was amended upon his appointment to our vice chairmanship. This amended employment contract increased his annual rate of compensation to $375,000 and provides for a discretionary performance-based bonus.

    If Mr. McLarty terminates his contract for good reason or is terminated by us without cause, he will receive the present value of the remaining payments due on his employment agreement. During the term of Mr. McLarty's employment, he is subject to a non-compete provision. During the term of Mr. McLarty's employment and through the later of February 23, 2004, or two years after the termination of his contract, he is subject to a non-solicitation provision.

    PHILLIP R. JOHNSON. Mr. Johnson entered into a severance agreement with us beginning April 3, 2001, providing for one year of base salary, bonus and benefits continuation if he is terminated. These benefits will not be extended in the event of death, disability, retirement, voluntary resignation or cause. Mr. Johnson may trigger severance payments if his office is relocated by more than 50 miles, his base salary is reduced or his duties are diminished.
Mr. Johnson is restricted by non-solicitation and non-compete restrictions for one year following termination.

1999 OPTION PLAN

    In January 1999, we adopted a non-qualified option plan under which we issued options granting the right to purchase limited liability company interests in us. Under our 1999 option plan, we granted options to certain of our directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the compensation committee of our board of
directors. We issued options for the purchase of a total of [   ]% of the
limited liability company interests in us under our 1999 option plan, which will equate to a total of [ ]% of our outstanding common stock immediately after this offering ([ ]% if the underwriters exercise their over-allotment option in full). The options granted under our 1999 plan that have not vested prior to a change in control of us will vest and become exercisable upon a change of control. We are no longer issuing options under our 1999 option plan.

    The following table provides certain information regarding options granted to executive officers during 2000 under our 1999 option plan:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF        TOTAL                                     ASSUMED ANNUAL RATES OF
                              SECURITIES       OPTIONS      EXERCISE OR                STOCK PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO        BASE                           OPTION TERM(1)
                                OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION   -----------------------------
NAME                            GRANTED      FISCAL YEAR      ($/SH)         DATE         10% ($)         5% ($)
----                          -----------   -------------   -----------   ----------   -------------   -------------
Phillip R. Johnson..........                    10.00%                      6/5/2010
Donna M. Colorito...........                     6.25%                     6/12/2010

------------------------------

(1) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    The options vest annually with respect to 33.33% of the shares covered by the options.

2001 STOCK OPTION PLAN

    In connection with this offering, we intend to grant certain senior employees a grant of options under our 2001 stock option plan to purchase a
total of [   ] shares of our common stock. A primary purpose of our 2001 stock option plan is to attract and retain exceptional officers and other key employees.

    The following is a description of the material terms of the 2001 stock option plan. You should, however, refer to the exhibits that are a part of the registration statement, of which this prospectus forms a part, for a copy of the stock option plan. See "Where You Can Find More Information".

    TYPE OF AWARDS. The 2001 stock option plan provides for grants of nonqualified stock options.

    SHARES SUBJECT TO THE STOCK OPTION PLAN; OTHER LIMITATIONS ON
AWARDS. Subject to potential adjustment by the compensation committee of our board of directors as described below, we may issue options to purchase a
maximum of [   ] shares of our common stock under our 2001 stock option plan.
The plan limits option grants to individual participants to options to purchase
a maximum of [   ] shares in any single fiscal year. Shares underlying options may be issued from our authorized but unissued common stock or satisfied with common stock held in our treasury. If any option is forfeited, expires or is otherwise terminated or canceled, other than by reason of exercise or vesting, then the shares covered by that option will again become available under the 2001 stock option plan.

    Our compensation committee has the authority to adjust the terms and conditions of, and the criteria included in, any outstanding options in order to prevent dilution or enlargement of the benefits intended to be made available under the plan as a result of any unusual or nonrecurring events (including any dividend or other distribution, whether in the form of cash, shares of our common stock, other securities or other property, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares of our common stock or our other securities or other similar corporate transaction or event) affecting us, our affiliates, our financial statements or the financial statements of any of our affiliates, or any changes in applicable laws, regulations or accounting principles. In such events, the compensation committee may provide for a cash payment to the option holder in return for the cancelation of the option in an amount equal to the excess, if any, of the fair market value of our shares of common stock over the aggregate exercise price of the option.

    ELIGIBILITY. Awards may be made to any officer or other key employee of us or any of our subsidiaries, including any prospective officer or key employee, selected by the compensation committee.

    ADMINISTRATION. The compensation committee administers the 2001 stock option plan. The compensation committee has the authority to construe, interpret and implement the 2001 stock option plan, and prescribe, amend and rescind rules and regulations relating to the plan. The determination of the compensation committee on all matters relating to the 2001 stock option plan or any award agreement is final and binding.

    STOCK OPTIONS. The compensation committee may grant to our senior employees nonqualified stock options to purchase shares of common stock from us (at the price set forth in the award agreement), subject to such terms and conditions as the compensation committee may determine. No grantee of an option will have any of the rights of one of our stockholders with respect to shares subject to their award until the issuance of the shares.

    Except as the compensation committee may otherwise establish in an option agreement at the time of grant, the exercise price of each option granted under the 2001 stock option plan prior to the initial public offering of shares of our common stock will be the initial public offering price per share of our common stock and the exercise price of each option granted under the plan after the initial public offering will be equal to the fair market value of a share of our common stock on the date of grant.

    Except as the compensation committee may otherwise establish in an option agreement, options that are granted under the 2001 stock option effective as of the initial public offering of shares of our common stock will become vested and exercisable with respect to 41.67% of the shares subject to those options on each of the first two anniversaries of the date of grant and with respect to 16.66% of the shares subject to those options on the third anniversary of the date of grant. Except as the compensation committee may otherwise establish in an option agreement, options granted after this offering will become vested and exercisable with respect to one-third of the shares subject to those options on each of the first three anniversaries of the date of grant.

    Except as the compensation committee may otherwise establish in an option agreement, options granted under the 2001 stock option plan will expire without any payment upon the earlier of the tenth anniversary of the option's date of grant and the date the optionee ceases to be employed by us or one of our subsidiaries.

    CHANGE OF CONTROL. In the event of a change in control of us, options that are outstanding and unexercisable or unvested at the time of the change of control will vest and become exercisable immediately prior to the change of control.

    NONASSIGNABILITY. Except to the extent otherwise provided in the option agreement, no option granted to any person under the 2001 stock option plan is assignable or transferable other than by will or by the laws of descent and distribution, and all options are exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

    AMENDMENT AND TERMINATION. The 2001 stock option plan is scheduled to terminate December 31, 2011. Our board of directors may at any time amend, alter, suspend, discontinue or terminate the 2001 stock option plan and, unless otherwise expressly provided in an option agreement, the compensation committee may waive any conditions under, or amend the terms of, any outstanding option. However, stockholder approval of any of those actions must be obtained if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2001 stock option plan. In addition, if such an action would impair the rights of any option holder with respect to options granted prior to the action, then the action will not be effective without the consent of the affected option holder.

EMPLOYEE STOCK PURCHASE PLAN

    The following is a description of the material terms of our employee stock purchase plan, pursuant to which shares of our common stock will be made available, beginning in 2002, for purchase by our eligible employees.

    GENERAL. The purpose of the plan is to promote our success and enhance our value by providing our eligible employees with the opportunity to purchase our common stock, in order to increase employee interest in our success and encourage them to remain in our employ. The plan is intended to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code.

    The plan authorizes the purchase of up to [ ] shares of our common stock by eligible employees. However, the number of shares available for purchase under the plan will be adjusted proportionately to account for stock dividends, stock splits, reclassifications and other changes affecting such shares. The shares available for purchase under the plan may, in the discretion of our board of directors, be authorized but unissued shares of common stock, shares purchased on the open market or shares from any other proper source.

    ADMINISTRATION. The plan will be administered by our board of directors or a committee appointed by the board of directors. Subject to the terms of the plan, the administrator has authority to interpret the plan, make, amend and rescind all rules and regulations for the operation of the plan, take any other actions and make all other determinations necessary or desirable to administer and operate the plan.

    ELIGIBILITY TO PARTICIPATE. All our employees are eligible to participate in the plan, subject to such further eligibility requirements as may be specified by the administrator consistent with section 423 of the Code. However, any employee that owns, directly or indirectly, 5% or more of the total combined voting power or value of our stock (or would exceed this ownership limit after the option grant became effective) is not eligible.

    PURCHASES OF COMMON STOCK UNDER THE PLAN. Eligible employees receive options to purchase our common stock pursuant to the plan. Commencing in 2002, the options are to be granted to each eligible employee on the first day of each calendar year in which the New York Stock Exchange is open for trading, or any other date specified by the administrator. Options remain outstanding for a period determined by the administrator not to exceed 27 months. Unless the administrator determines otherwise, consecutive option periods of equal duration will be established.

    An individual must be employed as an eligible employee by us on the first trading day of an option period in order to be granted an option for that option period. In the case of an individual who first becomes an eligible employee after the first trading day of an option period, the administrator may designate a subsequent day within the option period upon which the employee will be granted an option that will have a duration equal to the balance of that option period.

    Each option provides the employee the right to purchase, on the last day of the option period or on one or more trading days within the option period designated by the administrator, up to a maximum number of shares of common stock specified by the administrator. However, no employee may purchase in one calendar year shares of common stock having an aggregate fair market value in excess of $25,000. The purchase price for each share of common stock under an option will be determined by the administrator, in its discretion, prior to the beginning of the applicable option period. However, the purchase price will never be less than 85% of the fair market value of the common stock on the first day of the option period or the day of purchase, whichever is lower, and will never be less than the par value of the common stock. All eligible employees granted options under the plan for an option period will have the same rights and privileges with respect to such options.

    To facilitate payment of the purchase price of options, the administrator, in its discretion, may permit eligible employees to authorize payroll deductions to be made on each payday during an option period, in addition to contributions of cash or cash-equivalents to us, up to a maximum amount determined by the administrator. We will maintain bookkeeping accounts for all employees who authorize payroll deduction or make cash contributions. Interest will not be paid on any employee accounts, unless the administrator determines otherwise. The administrator will establish rules and procedures regarding elections to authorize payroll deductions, changes in such elections, timing and manner of cash contributions, and withdrawals from employee accounts.

    Amounts credited to employee accounts on the last trading day of an option period or on one or more trading days within the option period designated by the administrator will be applied to the payment of the purchase price of outstanding options. Options will be exercised on the close of business on the last trading day of an option period or on one or more trading days within the option period designated by the administrator, however, options of any participant who terminates employment for any reason before such date, or who is no longer an eligible employee on such date, will terminate unexercised. Options will be exercised only to the extent the purchase price is paid with respect to whole shares of common stock. Any balance remaining in an employee's account at the end of an option period will be carried forward automatically for the next option period. If an employee is not an eligible employee with respect to the next option period, any remaining balance will be promptly refunded without interest.

    AMENDMENT AND TERMINATION. The board of directors may amend the plan at any time for any reason, except that (1) if the approval of any such amendment by our stockholders is required by section 423 of the Internal Revenue Code, such amendment will not be effected without such approval and (2) no amendment may be made that would cause the plan to fail to comply with section 423 of the Internal Revenue Code unless expressly so provided by the board of directors.

    The board of directors, in its sole discretion, may terminate the plan at any time and for any reason. In the event the plan is terminated, all outstanding options shall immediately terminate and all amounts in an eligible employee's account under the plan shall be promptly refunded without interest.

                           RELATED PARTY TRANSACTIONS

    Certain of our directors, beneficial owners and their affiliates, have engaged in transaction with us. Transactions with one of our directors, Mr. C.V. Nalley, two of our former directors, Mr. Thomas F. McLarty and
Mr. David McDavid, Sr. and one of our principal shareholders, Mr. Luther Coggin, are described below. We believe these transactions involve terms comparable to, or more favorable to us than, terms that would be obtained from an unaffiliated third party.

    We lease the following properties used by the Arkansas platform for dealership lots and offices from Mr. McLarty, his immediate family members and his affiliates:

    - property leased from NPF Holdings L.L.C., a limited liability company in which Mr. McLarty has a 58.5% ownership interest for a monthly rental fee of $61,926;

    - property leased from MHC Properties G.P., a partnership in which Mr. McLarty has an 85.5% ownership interest, for a monthly rental fee of $13,801;

    - property leased from Prestige Properties, GP, a partnership in which MHC Properties GP, of which Mr. McLarty owns 85.5%, holds a 68% ownership interest, for a monthly rental fee of $38,572;

    - property leased from Hope Auto Company, corporation in which Mr. McLarty has an 86% ownership interest, for a monthly rental fee of $118,300; and

    - property leased from Summerhill Partnership, L.P., a limited partnership in which Mr. McLarty has a 49.88% ownership interest, for a monthly rental fee of $30,000.

    We lease the following properties used by the Texas platform for dealership lots and offices from Mr. McDavid, his immediate family members and his affiliates:

    - properties leased from Mr. McDavid with an aggregate monthly rental fee of $189,000;

    - properties leased from David McDavid Family Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $90,000;

    - property leased from BroMac Inc., an S-corporation in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $1,500;

    - properties leased from Sterling Real Estate Partnership, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for aggregate monthly rental fees of $70,000;

    - property leased from Texas Coastal Properties, a partnership in which Mr. McDavid and his immediate family have a 100% ownership interest, for a monthly rental fee of $4,000;

    - property leased from McCreek Partners L.L.C., a limited liability corporation which is wholly owned by McCreek, Ltd., a partnership in which Mr. McDavid and his immediate family hold a 100% ownership interest, for a monthly rental fee of $4,900; and

    - property leased from D.Q. Automobiles Inc., a corporation in which Mr. McDavid has a 100% ownership interest, for a monthly rental fee of $14,700.

    In the near future, we expect to enter into agreements to purchase or lease certain additional properties from Mr. McDavid or his affiliates for use by the Texas platform with the following general business terms:

    - purchase approximately four acres of land in Plano, Texas for the construction of a new body shop. Purchase price is the appraised value of $1,700,000.

    - lease approximately four acres of land in Frisco, Texas, and a 100,000 square foot parking structure which Mr. McDavid will build on the land at his cost, for total rent of $50,000 per month. Mr. McDavid further will construct a new dealership facility at his expense, at which time we will increase monthly rent by 1% of the construction cost, representing a 12% annual capitalization rate.

    - purchase two acres of land adjacent to our Honda dealership facility in Houston, Texas for $2,000,000. The existing Honda facility will become the new home for our Nissan dealership, and we will construct an additional facility on it for Nissan dealership expansion. The purchase price for the land is approximately $800,000 more than the appraised value, which will be offset by the "free rent" in the following transaction.

    - lease ten acres of land adjacent to our current Nissan dealership in Houston, Texas for four years, rent-free. We will renovate the facility and it will become the new home for our Honda dealership. We estimate fair market rent over the four-year term (i.e., our savings to offset the above-market purchase price above) to be $814,000.

    We lease property used by the Atlanta platform for dealership lots and offices from Mr. Nalley, his immediate family and his affiliates:

    - properties owned by C.V. Nalley for an aggregate monthly rental fee of $50,500;

    - properties owned by Chevrolet Metro Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for aggregate monthly rental fees of $45,900;

    - property owned by Heavy Duty Trucks Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $36,000;

    - property owned by Union City Honda Auto Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $45,000; and

    - property owned by Marietta Lexus Auto Realty, Inc., a corporation in which Mr. Nalley has a 100% ownership interest, for a monthly rental fee of $45,100.

    We lease property used by the Jacksonville platform for dealership lots and offices from Coggin Management Company, a corporation in which Mr. Coggin has a 100% ownership interest, for a monthly rental fee of $10,500.

OTHER RELATED PARTY TRANSACTIONS

    Loomis Advertising, a corporation in which Mr. McDavid and his immediate family hold a 21% ownership interest, has entered into various agreements to provide advertising services to the Texas platform for an aggregate value of $1,467,647 since January 1, 1998. Loomis Advertising also began providing advertising services to the Jacksonville platform in April 2000, for a monthly fee of $52,000 and production costs of $247,667 to date.

    Mr. Nalley leased his private aircraft to us during part of 2000, and currently charges us for employees who use the aircraft to fly on business trips. The total amount paid to Mr. Nalley since January 1, 1998, for use of the aircraft is $471,600.

    Currently, we own a 10% interest in a Land Rover franchise operated under the St. Louis platform, Asbury Automotive Holdings L.L.C. owns a 40% interest in this franchise and John R. Capps owns the remaining 50% interest. We have entered into a binding assignment and assumption agreement whereby Mr. Capps has agreed to sell his 50% interest to us. This agreement is held in escrow at the Bank of New York pending manufacturer consent to the transaction.

    The Jacksonville platform engages in management duties including co-signing checks and reviewing accounting records for a Holiday Inn Hotel owned by Mr. Coggin for a monthly fee of $1,500.

    On January 1, 2001, we redeemed Mr. Gibson's carried interest for a purchase price of $2,250,000.

    In February 2001, Mr. McLarty purchased a number of used vehicles from us after fire damage to our Hope, Arkansas dealership. The total purchase price paid by Mr. McLarty to us was $378,000.

    Our 2.7% ownership interest in CarsDirect.com was transferred to the holders of our membership interests prior to this offering on a pro-rata basis.

    Mr. Nalley entered into an employment agreement with the Atlanta platform to serve as its president and chief executive officer from March 1, 2000, to March 1, 2005. The agreement provides for an annual base salary of $500,000 and an annual bonus based upon the performance of the Atlanta platform of up to $1,000,000. If Mr. Nalley's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Atlanta platform will pay him his base salary for the balance of the employment term and a pro-rata portion of his annual bonus.

    Mr. Coggin entered into an employment agreement with the Jacksonville platform to serve as its president and chief executive officer from October 30, 1998, to October 30, 2003. The agreement provides for an annual base salary of $250,000, adjusted in accordance with a cost of living index, and an annual bonus based upon the performance of the Jacksonville platform of up to $250,000. If Mr. Coggin's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Jacksonville platform will pay him his base salary for the balance of the employment term and a pro-rata portion of his annual bonus.

    Mr. McDavid entered into an employment agreement with the Texas platform to serve as its president and chief executive officer from May 1, 1998, to May 1, 2003. The agreement provides for an annual base salary of $500,000. Mr. McDavid also receives an annual discretionary bonus in an amount determined by our board. If Mr. McDavid's employment is terminated for reasons other than voluntary resignation, cause, death or disability, the Texas platform will pay him his base salary for the balance of the employment term.

    Mr. McLarty entered into an employment agreement with us to provide management and consulting services for a term of three years beginning February 23, 1999, to February 23, 2002. See "Management--Executive Compensation, Employment Agreements.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL

    Our authorized capital stock consists of [      ] shares of common stock,
par value $.01 per share, and [      ] shares of preferred stock, par value $.01
per share. After giving effect to the offering, we will have outstanding
[      ] shares of common stock and no shares of preferred stock. Upon
completion of the offering, we will have outstanding [      ] shares of common
stock ([      ] shares if the underwriters' over-allotment option is exercised in full) and no shares of preferred stock.

COMMON STOCK

    Subject to the rights of any then outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as may be declared in the discretion of our board of directors out of funds legally available therefor. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of our common stock are not subject to any redemption provisions and are not convertible into any other of our securities. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to the offering will be upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

    Preferred stock may be issued from time to time by the board of directors in one or more series. Subject to the provisions of our charter and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

CERTAIN ANTI-TAKEOVER AND OTHER PROVISIONS OF THE CHARTER AND BYLAWS

    LIMITATIONS ON REMOVAL OF DIRECTORS

    Stockholders may remove a director only for cause upon the affirmative vote of holders of at least 80% of the voting power of the outstanding shares of common stock. In general, the board of directors, and not our stockholders, will have the right to appoint persons to fill vacancies on our board of directors.

    OUR STOCKHOLDERS MAY NOT ACT BY WRITTEN CONSENT

    Our corporate charter provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special stockholders' meeting. Special meetings of the stockholders may be called only by the chairman of our board of directors, either on his or her own initiative or at the request of stockholders collectively holding at least 50% of the outstanding common stock.

    BUSINESS COMBINATIONS UNDER DELAWARE LAW

    We are a Delaware corporation and are subject to section 203 of the Delaware General Corporation Law. In general, section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a merger, acquisition or other "business combination" (as defined in section 203) with us for three years following the date that person becomes an interested stockholder unless:

    - before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    - following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Under section 203, these restrictions also do not apply to specified types of business combinations proposed by an interested stockholder if:

    - the proposal follows the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors; and

    - the extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

    STOCKHOLDERS AGREEMENT

    We entered into a stockholders agreement with Asbury Automotive Holdings L.L.C. and certain platform principals, consisting of the former owners of our platforms and members of their management teams. After the completion of this offering, Asbury Automotive Holdings will own [ ]% of our common stock ([ ]% if the underwriters exercise their over-allotment option in full), and the platform principals will collectively own [ ]% of our common stock. Under the stockholders agreement, the platform principals are required to vote their shares in accordance with Asbury Automotive Holdings' instructions with respect to:

    - persons nominated by Asbury Automotive Holdings to our board of directors (and persons nominated against Asbury Automotive Holdings' nominees); and

    - any matter to be voted on by the holders of our common stock, whether or not the matter was initiated by Asbury Automotive Holdings.

    The platform principals have the right to cause Asbury Automotive Holdings to vote for at least one platform principal nominee to the board of directors if the total number of directors (excluding directors that are our employees) on the board of directors is six or less and at least two platform principal nominees if such number of directors is more than six.

    The stockholders agreement will terminate on the first to occur of:

    - the fifth anniversary of the date of this offering;

    - two years after the first date on which Asbury Automotive Holdings' share of the ownership of our outstanding common stock falls below 20%; and

    - the first date on which Asbury Automotive Holdings' share of the ownership of our outstanding common stock falls below 5%.

    LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS--INDEMNIFICATION

    Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duties of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of our officers and directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability (i) for any breach of the officer's or director's duty of loyalty to us or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the officer and director derived an improper personal benefit.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar of the common stock is EquiServe Trust Company, N.A.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of [ ], 2001, as adjusted to reflect the sale of shares in this offering by us and by the selling stockholders, Luther Coggin and Royce Reynolds (without giving effect to the underwriters' over-allotment option), by our directors, executive officers and directors and officers as a group and each person known by us to beneficially own more than 5% of our outstanding voting securities.

                                         SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                            OWNED BEFORE                            OWNED AFTER
                                           THE OFFERING(1)                        THE OFFERING(1)
                                         -------------------                    -------------------
NAME OF BENEFICIAL OWNER                  NUMBER       %       SHARES OFFERED    NUMBER       %
------------------------                 --------   --------   --------------   --------   --------
PRINCIPAL STOCKHOLDERS
  Ripplewood Holdings L.L.C.(2)........
    One Rockefeller Plaza
    32 Floor
    New York, NY 10020

  Freeman Spogli(3)....................

  Luther Coggin(4)(5)..................

CURRENT DIRECTORS

  Timothy C. Collins(6)(7).............

  Ian K. Snow(6)(7)....................

  John M. Roth(8)(9)...................

  C.V. Nalley(4).......................

  Thomas R. Gibson(4)..................

NAMED OFFICERS WHO ARE
NOT DIRECTORS

  Thomas F. McLarty, III(4)............

  Thomas F. Gilman(4)..................

  Phillip R. Johnson(4)................

  Allen T. Levenson(4).................

  Thomas G. McCollum(4)................

  All directors and executive officers
    of Asbury as a group (12
    persons)...........................

OTHER SELLING STOCKHOLDERS

  Royce Reynolds(4)(5).................

------------------------

(1) Unless otherwise indicated, each beneficial owner listed above has represented that he, she or it possesses sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group and includes all options currently exercisable or exercisable within 60 days of [ ], 2001. The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options held by such person, entity or group.

(2) Represents shares owned by Asbury Automotive Holdings L.L.C. Ripplewood Holdings L.L.C. is the owner of 51% of the membership interests of Asbury Automotive Holdings and is deemed to be a member of a group that owns the shares of Asbury Automotive Holdings.

(3) Represents shares owned by Asbury Automotive Holdings L.L.C. FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, are the owners of 49% of the membership interests of Asbury Automotive Holdings and are deemed to be members of a group that own the shares of Asbury Automotive Holdings. The business address of Freeman Spogli & Co., FS Equity
    Partners III, FSEquity Partners IV is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(4) Address c/o our principal executive offices at 3 Landmark Square, Suite 500, Stamford, CT 06901.

(5) Mr. Coggin is chief executive officer of the Jacksonville platform and Mr. Reynolds is president and chief executive officer of the North Carolina platform.

(6) Does not include [ ] shares of common stock held of record by Asbury Automotive Holdings L.L.C. an entity in which Ripplewood Holdings L.L.C. holds a 51% ownership interest. Mr. Collins and Mr. Snow are directors and executive officers of Ripplewood Holdings. Both Mr. Collins and Mr. Snow expressly disclaim beneficial ownership of any shares held by Ripplewood Holdings L.L.C. except to the extent of their pecuniary interests in them.

(7) Address c/o Ripplewood Holdings L.L.C. at One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(8) Does not include [ ] shares of common stock held of record by Asbury Automotive Holdings L.L.C., an entity in which investment funds affiliated with Freeman Spogli, as described in footnote three, hold approximately a 49% ownership interest. Mr. Roth is a director, member, partner or executive officer of the general partners of each of these investment funds. Mr. Roth expressly disclaims beneficial ownership of any shares held by such investment funds except to the extent of his pecuniary interest in them.

(9) Address c/o Freeman Spogli & Co. Inc. at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares or our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and impair our future ability to raise capital through the sale of our equity securities.

    Upon completion of this offering, we will have [ ] shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, and [ ] shares if the underwriters' over-allotment option is exercised in full. We have reserved [ ] shares of common stock for issuance upon exercise of options granted or to be granted under our 1999 Option Plan, 2001 Stock Option Plan and Employee Stock Purchase Plan, of which [ ] options are currently outstanding and up to [ ] additional options are expected to be granted simultaneously with this offering. All of the [ ] shares sold in this offering ([ ]shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act unless the shares are purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. None of the remaining [ ] outstanding shares of our common stock have been registered under the Securities Act, which means that they are "restricted securities" under the Securities Act, and may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 under the Securities Act.

    We summarize Rule 144, as it relates to sales of our shares, below.

RULE 144

    Under Rule 144, [ ] shares of common stock will be tradable 90 days after the effective date of the registration statement of which this prospectus forms a part, subject to the restrictions described below. Sales of some of these shares will be subject to the restrictions included in lock-up agreements between certain of our stockholders and the underwriters, as described under "Lock-Up Agreements" below. In general, under Rule 144, beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which will equal approximately [ ] shares immediately after the completion of this offering ([ ] shares if the underwriters' over-allotment option is exercised in full); or

    - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 providing notification of the sale.

    Sales under Rule 144 are also governed by manner of sale requirements and may only be made if current public information about us is available.

REGISTRATION RIGHTS

    Under a stockholders agreement between us and certain of our stockholders entered into simultaneously with or prior to this offering, we have granted Asbury Automotive Holdings L.L.C. and certain other of our stockholders the right to require us to register sales of their shares of our common stock under the Securities Act. These stockholders collectively, own [ ] shares of our common stock as of the date of this offering, representing [ ]% of our total common shares outstanding ([ ]% if the underwriters exercise their over-allotment option in full). Under the stockholders agreement, at any time following the completion of this offering, Asbury Automotive

Holdings or stockholders holding among them a majority of the total number of shares held by the stockholders, other than Asbury Automotive Holdings, that are parties to the stockholders agreement, may demand that we file a registration statement with the Securities and Exchange Commission registering the sale of all or part of their stockholdings within 45 days, subject to our ability to defer a registration demand for 15 to 45 days under specified circumstances. Our obligation to register offerings is subject to the following volume restrictions:

    - Any proposed offering must be for at least 1% of the total number of our shares of common stock then outstanding;

    - In the case of the first registration demand, we are not required to register the sale of more than 50% of the total holdings of any stockholder, other than Asbury Automotive Holdings; and

    - In the case of the first registration demand of the stockholders, other than Asbury Automotive Holdings, we are not required to register for sale a number of shares greater than 20% of the total holdings of the stockholders who are parties to the stockholders agreement.

    Under the stockholders agreement, Asbury Automotive Holdings has been granted five registration demands, and the remaining stockholders have been granted, collectively, two registration demands. We are not required to register the sale of any shares during the period that such shares are subject to a lock-up agreement. In addition, other than in the case of a request made by Asbury Automotive Holdings, we are not required to register more than one sale of shares during any one year period in response to a registration demand.

    We have also granted Asbury Automotive Holdings and the other stockholders who are parties to the stockholders agreement "piggy-back" registration rights, meaning that we have agreed to notify the parties to the stockholders agreement in the event that we undertake to register a sale of our shares (whether in response to a registration demand or otherwise) and will permit those stockholders who request to join in the registered offering.

    All registration rights granted under the stockholders agreement are subject to the right of the managing underwriter of the registered offering to reduce the number of shares included in the registration statement if the underwriter determines that the success of the offering would be materially adversely affected by the size of the registered offering. In general, we are responsible for paying the expenses of registration (other than underwriting discounts and commissions on the sale of shares), including the fees and expenses of counsel to the selling stockholders.

LOCK-UP ARRANGEMENTS

    As of the date of this offering, holders of a significant number of shares of our common stock are subject to lock-up obligations with respect to their stockholdings.

    LOCK-UP AGREEMENTS WITH THE UNDERWRITERS. The following groups of persons, who collectively hold [ ] shares of our common stock, have entered into lock-up agreements with the underwriters:

    - Asbury Automotive Holdings L.L.C.;

    - our officers and directors; and

    - certain platform principals, consisting of those of our platform chief executive officers, chief operating financial officers and dealership general managers who received equity in us in connection with our acquisition of the related platforms.

    The lock-up agreements provide that these persons will not offer, sell, contract to sell, grant any option to purchase, hedge or otherwise dispose of shares of our common stock or any securities that are convertible into or exercisable for our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Goldman, Sachs &

Co. has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the applicable lock-up period.

    LOCK-UP ARRANGEMENTS WITH ASBURY. The platform principals described above have entered into lock-up provisions with us that provide that they will not offer, sell, contract to sell, grant any option to purchase, hedge or otherwise dispose of shares of our common stock or any securities that are convertible into or exchangeable for our common stock for a period of two years after the date of this prospectus without our prior written consent.

SHARES HELD BY RIPPLEWOOD HOLDINGS L.L.C.

    After completion of the offering, Ripplewood Holdings L.L.C. will continue to own [ ]% of our outstanding common stock ([ ]% if the underwriters exercise their over-allotment option in full) through Asbury Automotive Holdings L.L.C., a controlled affiliate of Ripplewood. Ripplewood's ownership of our stock could negatively affect our stock price:

    - Due to the perception of "market overhang", that is that large blocks of shares are readily available for sale, or

    - In the event that Ripplewood disposed of all or a substantial portion of this common stock at any one-time or from time to time.

    In addition, if Ripplewood continues to retain a substantial portion of our common shares, the liquidity of our common stock could be adversely affected.

    We do not know Ripplewood's future plans as to its holdings of our common stock, and Ripplewood is not under any obligation to inform us of its intentions as to our common stock. We can not give you any assurances that Ripplewood's actions will not negatively affect the price or liquidity of our common stock in the future. See "Risk Factors--We will be controlled by Ripplewood Holdings L.L.C., which may have interests different from your interests."

                                  UNDERWRITING

    Asbury, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Goldman, Sachs & Co., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are the representatives of the underwriters. Subject to conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

UNDERWRITERS                                                 NUMBER OF SHARES
------------                                                 ----------------
Goldman, Sachs & Co........................................
Merrill Lynch, Pierce, Fenner & Smith
    Incorporated...........................................
Salomon Smith Barney Inc...................................
                                                                -----------
    Total..................................................
                                                                ===========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional [ ] shares from Asbury. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions Asbury will pay to the underwriters. The amounts are shown, in the case of Asbury, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                              PAID BY THE SELLING
                                                    PAID BY ASBURY               STOCKHOLDERS
                                              ---------------------------   -----------------------
                                              NO EXERCISE   FULL EXERCISE
                                              -----------   -------------
Per Share...................................    $              $             $
Total.......................................    $              $             $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $[ ] per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $[ ] per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Except with the prior consent of Goldman, Sachs & Co., Asbury, its directors and executive officers, Asbury Automotive Holdings L.L.C. and certain of Asbury's platform principals consisting of those of its platform chief executive officers, chief operating financial officers and dealership general managers who received equity in Asbury in connection with its acquisition of the related platform have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, subject to an exception that permits Asbury to issue a number of shares equal to 10% of the total number of common shares outstanding immediately after this offering in connection with acquisitions, provided that the recipients of those shares agree to be bound by the lock-up provisions for the duration of the 180 days. In addition, these agreements do not apply to any grants under existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Asbury and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Asbury's historical performance, estimates of Asbury's business potential and earnings prospects of Asbury, an assessment of Asbury's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Asbury's common stock will be listed on the New York Stock Exchange under the symbol "ABG". In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Asbury or the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of the underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives and may also be made available on websites maintained by other underwriters participating in the offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Asbury estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[ ], $[ ] of which is attributable to the estimated expenses of the selling stockholders which Asbury has agreed to satisfy.

    Asbury and the selling stockholders have agreed to indemnify the underwriters identified in the table above against specific liabilities, including liabilities under the Securities Act.

                               VALIDITY OF SHARES

    The validity of the shares of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    Our financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP and Dixon Odom, P.L.L.C., each of which are independent public accountants, as indicated in their respective reports with respect thereto, and are included in the prospectus in reliance upon the authority of these firms as experts in giving these reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to this prospectus are qualified in all respects, to the extent such documents are required to be described in this prospectus, by reference to the actual text of the exhibit. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at HTTP://WWW.SEC.GOV.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act and will file periodic reports and other information, including proxy statements, with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC's public reference room and the web site of the SEC referred to above

                         INDEX TO FINANCIAL STATEMENTS

                                                                    PAGE
                                                              -----------------

Asbury Automotive Group L.L.C

  Report of Independent Public Accountants..................         F-4

  Consolidated Balance Sheets as of December 31, 1999 and
    2000 and June 30, 2001 (unaudited)......................         F-5

  Consolidated Statements of Income for the years ended
    December 31, 1998, 1999 and 2000 and for the six months
    ended June 30, 2000 (unaudited) and 2001 (unaudited)....         F-6

  Consolidated Statements of Members' Equity for the years
    ended December 31, 1998, 1999 and 2000 and for the six
    months ended June 30, 2001 (unaudited)..................         F-7

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1998, 1999 and 2000 and for the six months
    ended June 30, 2000 (unaudited) and 2001 (unaudited)....         F-8

  Notes to Consolidated Financial Statements................      F-9-F-25

Business Acquired by Asbury Automotive Group L.L.C.
  (Hutchinson Automotive Group)

  Report of Independent Public Accountants..................        F-26

  Combined Balance Sheet as of December 31, 1999............        F-27

  Combined Statements of Income for the years ended
    December 31, 1998 and 1999 and for the period from
    January 1, 2000 through June 30, 2000...................        F-28

  Combined Statements of Shareholders' Equity for the years
    ended December 31, 1998 and 1999 and for the period
    from January 1, 2000 through June 30, 2000..............        F-29

  Combined Statements of Cash Flows for the years ended
    December 31, 1998 and 1999 and for the period from
    January 1, through June 30, 2000........................        F-30

  Notes to Combined Financial Statements....................      F-31-F-37

Business Acquired by Asbury Automotive Oregon L.L.C.
  (Thomason Auto Group)

  Report of Independent Public Accountants..................        F-38

  Combined Statements of Income for the year ended
    December 31, 1998 and for the period from January 1,
    1999 through December 9, 1999...........................        F-39

  Combined Statements of Shareholders' Equity for the year
    ended December 31, 1998 and for the period from
    January 1, 1999 through December 9, 1999................        F-40

  Combined Statements of Cash Flows for the years ended
    December 31, 1998 and for the period from January 1,
    1999 through December 9, 1999...........................        F-41

  Notes to Combined Financial Statements....................      F-42-F-47

                                                                    PAGE
                                                              -----------------
Business Acquired by Asbury Automotive Arkansas L.L.C.
  (McLarty Combined Entities)

  Report of Independent Public Accountants..................        F-48

  Combined Statements of Income for the year ended
    December 31, 1998 and for the period from January 1,
    1999 through November 17, 1999..........................        F-49

  Combined Statements of Shareholders' Equity for the years
    ended December 31, 1998 and for the period from
    January 1, 1999 through November 17, 1999...............        F-50

  Combined Statements of Cash Flows for the years ended
    December 31, 1998 and for the period from January 1,
    1999 through November 17, 1999..........................        F-51

  Notes to Combined Financial Statements....................      F-52-F-56

Business Acquired by Asbury Automotive North Carolina L.L.C.
  (Crown Automotive Group)

  Report of Independent Public Accountants..................        F-57

  Combined Statements of Income for the year ended
    December 31, 1998 and for the period from January 1,
    1999 through April 6, 1999..............................        F-58

  Combined Statements of Shareholders' Equity for the years
    ended December 31, 1998 and for the period from
    January 1, 1999 through April 6, 1999...................        F-59

  Combined Statements of Cash Flows for the years ended
    December 31, 1998 and for the period from January 1,
    1999 through April 6, 1999..............................        F-60

  Notes to Combined Financial Statements....................      F-61-F-65

Coggin Automotive Corp. and Affiliates

  Report of Independent Certified Public Accountants........        F-66

  Combined Statement of Income for period from January 1,
    1998 through October 31, 1998...........................        F-67

  Combined Statement of Shareholders' Equity for period from
    January 1, 1998 through October 31, 1999................        F-68

  Combined Statement of Cash Flows for the period from
    January 1, 1998 through October 31, 1998................        F-69

  Notes to Combined Financial Statements....................      F-70-F-74

J.I.W. Enterprises, Inc.

  Report of Independent Public Accountants..................        F-75

  Combined Statement of Income for the period from
    January 1, 1998 through September 17, 1998..............        F-76

  Combined Statement of Shareholders' Equity for the period
    from January 1, 1998 through September 17, 1999.........        F-77

                                                                    PAGE
                                                              -----------------
  Combined Statement of Cash Flows for the period from
    January 1, 1998 through September 17, 1998..............        F-78

  Notes to Combined Financial Statements....................      F-79-F-82

David McDavid Auto Group

  Report of Independent Public Accountants..................        F-83

  Combined Statement of Income for the period from
    January 1, 1998 through April 30, 1998..................        F-84

  Combined Statement of Shareholders' Equity for the period
    from January 1, 1998 through April 30, 1999.............        F-85

  Combined Statement of Cash Flows for the period from
    January 1, 1998 through April 30, 1998..................        F-86

  Notes to Combined Financial Statements....................      F-87-F-90

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying consolidated balance sheets of Asbury Automotive Group L.L.C. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asbury Automotive Group L.L.C. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Stamford, Connecticut
March 23, 2001 (except with respect to
matters discussed in Note 17, as to which the date is September 18, 2001)

                         ASBURY AUTOMOTIVE GROUP L.L.C.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                         -----------------------    JUNE 30,
                                                            1999         2000         2001
                                                         ----------   ----------   -----------
                                                                                   (UNAUDITED)
                                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents (including
    contracts-in-transit of $52,620, $76,554, and
    $81,584)...........................................     $97,442     $123,795     $147,941
  Current portion of restricted marketable
    securities.........................................       1,245        1,304        1,370
  Accounts receivable (net of allowance of $2,284,
    $2,396 and $2,012).................................      65,455       76,168       89,858
  Inventories..........................................     434,234      554,141      508,331
  Prepaid and other current assets.....................      17,684       21,535       18,591
                                                         ----------   ----------   ----------
    Total current assets...............................     616,060      776,943      766,091

PROPERTY AND EQUIPMENT, net............................     141,786      215,149      235,561
GOODWILL, net..........................................     226,321      364,164      364,002
RESTRICTED MARKETABLE SECURITIES.......................       9,280        7,798        7,340
OTHER ASSETS...........................................      41,159       40,146       51,187
                                                         ----------   ----------   ----------
    Total assets.......................................  $1,034,606   $1,404,200   $1,424,181
                                                         ==========   ==========   ==========

                               LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
  Floor plan notes payable.............................    $385,263     $499,332     $484,384
  Short-term debt......................................      16,612       16,290       10,000
  Current maturities of long-term debt.................      10,841       19,495       15,842
  Accounts payable.....................................      29,733       36,823       39,995
  Accrued liabilities..................................      54,927       53,634       57,149
                                                         ----------   ----------   ----------
    Total current liabilities..........................     497,376      625,574      607,370

LONG-TERM DEBT.........................................     296,807      435,879      470,196
OTHER LIABILITIES......................................       9,227       20,865       19,187

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST......................................      33,083           --           --

MEMBERS' EQUITY:
Contributed capital....................................     195,039      303,245      303,245
Retained earnings......................................       3,074       18,637       24,183
                                                         ----------   ----------   ----------
Total members' equity..................................     198,113      321,882      327,428
                                                         ----------   ----------   ----------
Total liabilities and members' equity..................  $1,034,606   $1,404,200   $1,424,181
                                                         ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP L.L.C.
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                             FOR THE SIX MONTHS ENDED
                                      FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                                    ------------------------------------   -----------------------------
                                       1998         1999         2000          2000            2001
                                    ----------   ----------   ----------   -------------   -------------
                                                                                    (UNAUDITED)
REVENUES:
  New vehicle.....................   $687,850    $1,820,393   $2,439,729    $1,212,693      $1,223,809
  Used vehicle....................    221,828      787,029    1,064,102        531,102         571,482
  Parts, service and collision
    repair........................    156,037      341,506      434,478        207,250         239,396
  Finance and insurance, net......     19,149       63,206       89,481         42,823          49,739
                                    ----------   ----------   ----------    ----------      ----------
    Total revenues................  1,084,864    3,012,134    4,027,790      1,993,868       2,084,426
                                    ----------   ----------   ----------    ----------      ----------
COST OF SALES:
  New vehicle.....................    635,798    1,678,256    2,246,903      1,118,213       1,126,015
  Used vehicle....................    201,068      719,638      970,752        481,062         521,141
  Parts, service and collision
    repair........................     92,549      173,072      212,596        101,397         115,177
                                    ----------   ----------   ----------    ----------      ----------
    Total cost of sales...........    929,415    2,570,966    3,430,251      1,700,672       1,762,333
                                    ----------   ----------   ----------    ----------      ----------
GROSS PROFIT......................    155,449      441,168      597,539        293,196         322,093
OPERATING EXPENSES:
  Selling, general and
    administrative................    127,336      343,443      451,405        217,128         246,286
  Depreciation and amortization...      6,303       16,161       24,249         10,614          14,769
                                    ----------   ----------   ----------    ----------      ----------
    Income from operations........     21,810       81,564      121,885         65,454          61,038
                                    ----------   ----------   ----------    ----------      ----------
OTHER INCOME (EXPENSE):
  Floor plan interest expense.....     (7,730)     (22,982)     (36,968)       (17,172)        (17,557)
  Other interest expense..........     (7,104)     (24,703)     (42,009)       (18,075)        (23,446)
  Interest income.................      1,108        3,021        5,846          2,717           1,787
  Equity investment losses, net...         --         (616)      (6,066)        (6,027)         (1,000)
  Gain (loss) on sale of assets...      9,307        2,365       (1,533)            --              10
  Other income....................        727          550        1,023            444             849
                                    ----------   ----------   ----------    ----------      ----------
    Total other expense, net......     (3,692)     (42,365)     (79,707)       (38,113)        (39,357)
                                    ----------   ----------   ----------    ----------      ----------
  Income before income taxes,
    minority interest and
    extraordinary loss............     18,118       39,199       42,178         27,341          21,681
INCOME TAX EXPENSE................         --        1,779        3,511          2,169           2,746
MINORITY INTEREST IN SUBSIDIARY
  EARNINGS........................     14,303       20,520        9,740          9,526             502
                                    ----------   ----------   ----------    ----------      ----------
  Income before extraordinary
    loss..........................      3,815       16,900       28,927         15,646          18,433
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT..........       (734)        (752)          --             --          (1,433)
                                    ----------   ----------   ----------    ----------      ----------
    Net income....................     $3,081      $16,148      $28,927        $15,646         $17,000
                                    ==========   ==========   ==========    ==========      ==========
PRO FORMA TAX ADJUSTMENT (net of
  effect on minority interest)....                               10,394                          6,036
                                                              ----------                    ----------
    Tax affected pro forma net
      income......................                              $18,533                        $10,964
                                                              ==========                    ==========
PRO FORMA EARNINGS PER
  COMMON SHARE:
    Basic.........................                               $[   ]                         $[   ]
                                                              ==========                    ==========
    Diluted.......................                               $[   ]                         $[   ]
                                                              ==========                    ==========
  Weighted average shares
    outstanding:
    Basic.........................                                [   ]                          [   ]
    Diluted.......................                                [   ]                          [   ]

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP L.L.C.
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                                           RETAINED
                                                             CONTRIBUTED   EARNINGS
                                                               CAPITAL     (DEFICIT)     TOTAL
                                                             -----------   ---------   ---------
BALANCE AS OF DECEMBER 31, 1997............................    $36,552         $405     $36,957

  Contributions............................................    120,387           --     120,387
  Distributions............................................         --       (6,686)     (6,686)
  Net income...............................................         --        3,081       3,081
  Issuance of interests to minority members of subsidiaries
    before predecessor cost adjustment.....................     57,495           --      57,495
  Predecessor cost adjustment..............................    (90,705)          --     (90,705)
  Effect of minority members' share of subsidiary income,
    net of distributions...................................      6,851           --       6,851
                                                              --------     --------    --------
BALANCE AS OF DECEMBER 31, 1998............................    130,580       (3,200)    127,380

  Contributions............................................     38,100           --      38,100
  Distributions............................................         --       (9,874)     (9,874)
  Net income...............................................         --       16,148      16,148
  Reclassification of minority member deficits.............     26,359           --      26,359
                                                              --------     --------    --------
BALANCE AS OF DECEMBER 31, 1999............................    195,039        3,074     198,113

  Contributions............................................     20,650           --      20,650
  Contribution of equity interest by minority members......     87,556           --      87,556
  Distributions............................................         --      (13,364)    (13,364)
  Net income...............................................         --       28,927      28,927
                                                              --------     --------    --------
BALANCE AS OF DECEMBER 31, 2000............................    303,245       18,637     321,882

  Distributions (unaudited)................................         --       (8,954)     (8,954)
  Equity surrendered in purchase price settlement
    (unaudited)............................................         --       (2,500)     (2,500)
  Net income (unaudited)...................................         --       17,000      17,000
                                                              --------     --------    --------
BALANCE AS OF JUNE 30, 2001 (unaudited)....................   $303,245      $24,183    $327,428
                                                              ========     ========    ========

                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP L.L.C.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     FOR THE YEARS ENDED            FOR THE SIX MONTHS
                                                                        DECEMBER 31,                  ENDED JUNE 30,
                                                              ---------------------------------   ----------------------
                                                                1998        1999        2000        2000         2001
                                                              ---------   ---------   ---------   ---------   ----------
                                                                                                       (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................     $3,081     $16,148     $28,927    $15,646      $17,000
  Adjustments to reconcile net income to net cash provided
    by operating activities--
      Depreciation and amortization.........................      6,303      16,161      24,249     10,614       14,769
      (Gain) loss on sale of assets.........................     (9,307)     (2,365)      1,533         --          (10)
      Minority interest in subsidiary earnings..............     14,303      20,520       9,740      9,526          502
      Extraordinary loss on early extinguishment of debt....        734         752          --         --        1,433
      Loss on equity investments, net.......................         --         616       6,066      6,027        1,000
      Other non-cash charges................................      1,155         753         505        212        1,910
  Change in operating assets and liabilities, net of effects from acquisitions and divestiture of assets--
      Accounts receivable, net..............................    (17,174)      5,007       2,367        (44)     (13,673)
      Inventories...........................................    (30,561)    (50,611)    (22,911)     3,418       55,330
      Floor plan notes payable..............................     31,190      36,402      38,200     (4,930)     (19,525)
      Accounts payable and accrued liabilities..............      6,024      (1,032)     (8,335)    (8,855)       6,474
      Other.................................................      3,743       6,785       2,303     (5,639)      (1,240)
                                                              ---------   ---------   ---------   --------    ---------
      Net cash provided by operating activities.............      9,491      49,136      82,644     25,975       63,970
                                                              ---------   ---------   ---------   --------    ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (11,356)    (22,327)    (36,062)    (9,447)     (27,148)
  Proceeds from the sale of assets..........................     38,350      15,803       6,054      2,173          921
  Acquisitions (net of cash and cash equivalents acquired of
    $33,427, $27,448, $17,079 and $15,120 in 1998, 1999,
    2000 and for the six months ended June 30, 2000,
    respectively)...........................................   (260,063)    (92,149)   (179,538)  (164,938)      (8,139)
  Equity investments........................................         --      (7,500)         --         --       (1,200)
  Proceeds from restricted marketable securities............         --       1,253       1,423        702          392
  Purchases of restricted marketable securities.............    (11,778)         --          --         --           --
  Net receipt (issuance) of finance contracts...............        990      (6,250)       (480)        27       (2,593)
  Other investing activities................................       (135)       (183)         --         --           --
                                                              ---------   ---------   ---------   --------    ---------
      Net cash used in investing activities.................   (243,992)   (111,353)   (208,603)  (171,483)     (37,767)
                                                              ---------   ---------   ---------   --------    ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to members..................................     (6,686)     (9,874)    (13,364)    (4,451)      (8,954)
  Contributions from members................................    120,387      38,100      20,650     20,650           --
  Repayments of debt........................................    (32,344)    (34,565)    (14,597)    (9,941)    (335,755)
  Proceeds from borrowings..................................    201,062     112,930     159,411    138,443      355,182
  Payment of debt issuance costs............................         --          --          --         --      (12,530)
  Net of cash contributions from (distributions to) minority
    members of subsidiaries.................................     (2,247)     (8,622)        212       (207)          --
                                                              ---------   ---------   ---------   --------    ---------
      Net cash provided by (used in) financing activities...    280,172      97,969     152,312    144,494       (2,057)
                                                              ---------   ---------   ---------   --------    ---------
      Net increase (decrease) in cash and cash
        equivalents.........................................     45,671      35,752      26,353     (1,014)      24,146
CASH AND CASH EQUIVALENTS, beginning of period..............     16,019      61,690      97,442     97,442      123,795
                                                              ---------   ---------   ---------   --------    ---------
CASH AND CASH EQUIVALENTS, end of period....................    $61,690     $97,442    $123,795    $96,428     $147,941
                                                              =========   =========   =========   ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest................................................    $12,911     $42,758     $77,322    $34,487      $38,900
                                                              =========   =========   =========   ========    =========
    Income taxes............................................     $2,761      $1,364      $3,302     $2,097       $2,068
                                                              =========   =========   =========   ========    =========

           See Note 3 for supplemental non-cash investing activities.
                See Notes to Consolidated Financial Statements.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Group L.L.C. ("Asbury" or the "Company") is a national automotive retailer, operating 85 new and used car dealerships (including 121 franchises) and 23 collision repair centers in 12 metropolitan areas of the Southeastern, Midwestern, Southwestern and Northwestern United States as of June 30, 2001. Asbury sells new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers. Asbury offers, collectively, 34 domestic and foreign brands of new vehicles. In addition, one dealership sells four brands of commercial motor trucks.

    The Company was formed in June 1996 and is controlled by Ripplewood Holdings, L.L.C.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements reflect the consolidated accounts of Asbury and its wholly-owned subsidiaries. The equity method of accounting is used for investments in which the Company has significant influence. Generally, this represents common stock ownership or partnership equity of at least 20% but not more than 50%. All intercompany transactions have been eliminated in consolidation.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title, signing of the sales contract and approval of financing. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed. Sales discounts and service coupons are accounted for as a reduction to the sales price at the point of sale. Manufacturer incentives and rebates, including holdbacks, are not recognized until earned in accordance with the respective manufacturers incentive programs.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenues, net of estimated chargebacks, are included in finance and insurance revenue in the accompanying consolidated statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts-in-transit and highly liquid investments that have an original maturity of three months or less at the date of purchase. Contracts-in-transit represent

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the "last-in, first-out" method ("LIFO") to account for approximately 65%, 64%, and 61% of its inventories, the specific identification method to account for 31%, 33% and 34% of its inventories, and the "first-in, first-out" method ("FIFO") to account for 4%, 3% and 5% of its inventories at December 31, 1999 and 2000 and June 30, 2001, respectively. If the FIFO method had been used to determine cost for inventories valued using the LIFO method, net income would have been increased (decreased) by $(221), $2,139 and $2,097 for the years ended
December 31, 1998, 1999 and 2000 and $1,050 and $669 for the six-month periods ended June 30, 2000 and 2001, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years)--

Buildings and leasehold improvements........................    5-35
Machinery and equipment.....................................    3-10
Furniture and fixtures......................................    3-10
Company vehicles............................................     3-5

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

GOODWILL AND LONG-LIVED ASSETS

    Goodwill represents the excess of purchase price over the fair value of the net tangible and other intangible assets acquired at the date of acquisition. Goodwill is amortized on a straight-line basis over 40 years. Amortization expense charged to operations totaled $1,523, $4,960 and $8,330, for the years ended December 31, 1998, 1999 and 2000, respectively, and $2,274 and $5,042 for the six-month periods ended June 30, 2000 and 2001, respectively. Accumulated amortization totaled $6,770, $15,041 and $20,070 as of December 31, 1999 and 2000, and June 30, 2001, respectively. Other intangible assets, included in other assets on the accompanying balance sheet, relate mostly to value assigned to non-compete agreements and favorable lease rights and are amortized on a straight-line basis over the life of the agreements ranging from 3-15 years.

IMPAIRMENT OF GOODWILL AND LONG-LIVED ASSETS

    The recoverability of the Company's long-lived assets, including related goodwill, other intangibles, and enterprise level goodwill is assessed by comparing the carrying amounts of such assets to the estimated undiscounted cash flows relating to those assets. The Company would conclude that an asset was impaired if the sum of such expected future cash flows is less than the carrying amount of the related asset. If the Company was to determine that an asset was impaired,

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

the impairment loss would be the amount by which the carrying amount of the related asset exceeds its fair value. Events that would trigger an impairment assessment of long-lived assets or goodwill include but are not limited to: a significant decrease in the market value of an asset or the Company, a significant change in the Company's business or in the extent or manner in which an asset is used, a significant adverse change in legal factors or in the business climate that could affect the value of the Company or an asset or, a history of operating on cash flow losses or a forecast that demonstrates losses of the Company or an asset. The Company does not believe its long-lived assets are impaired at June 30, 2001.

EQUITY-BASED COMPENSATION

    The Company accounts for equity-based compensation issued to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company, as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock--Based Compensation," has chosen to account for equity options at their intrinsic value. Accordingly, no compensation expense has been recorded for its option plan.

TAX STATUS

    The Company consists primarily of limited liability companies and partnerships (with the Company as the parent), which are treated as one partnership for tax purposes. Under this structure, such companies and partnerships are not subject to income taxes but instead the members of the Company are taxed on their respective distributive shares of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements for the limited liability companies and partnerships.

    The Company has nine subsidiaries which for income tax purposes are C corporations under the provisions of the U. S. Internal Revenue Code and, accordingly, follow the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are assumed to be in effect when the underlying assets are realized and liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred net of earned credits and other discounts. Advertising expense totaled $9,367, $29,622 and $42,233 for the years ended December 31, 1998, 1999 and 2000, and $19,306 and $21,215 and for the six-month periods ended June 30, 2000 and 2001, respectively. For the years ended December 31, 1999 and 2000, approximately $4,000 and $5,200 and for the six months ended June 30, 2000 and 2001, approximately $2,630 and $2,061, respectively, was paid to two separate entities in which two members of the Company had substantial interests.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying consolidated statements of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of restricted marketable securities, floor plan notes payable and long-term debt. The carrying amounts of its financial instruments approximate their fair values at December 31, 1999 and 2000 and June 30, 2001 due to their relatively short duration and variable interest rates.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

COMPREHENSIVE INCOME

    The Company follows the provisions of SFAS No. 130 "Reporting Comprehensive Income." Based on the definitions contained therein, the Company has no components of other comprehensive income for the periods presented.

SEGMENT REPORTING

    The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No.133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    On June 30, 2001, the Financial Accounting Standards Board ("FASB") finalized and issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

    SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method, eliminating the pooling of interests method.

    SFAS 142, upon effectiveness, eliminates goodwill amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value based test. Additionally, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Intangible assets with definitive lives will need to be amortized over their useful lives.

    The provisions of SFAS 142 apply immediately to all acquisitions completed at June 30, 2001. Goodwill and intangible assets with indefinite lives existing at June 30, 2001 will continue to be amortized until December 31, 2001. Effective January 1, 2002 such amortization will cease, as companies are required to adopt the new rules on such date. By the end of the first quarter of calendar year 2002, companies must begin to perform an impairment analysis of intangible assets. Furthermore, companies must complete the first step of the goodwill transition impairment test by June 30, 2002. Any impairment noted must be recorded at the date of effectiveness restating first quarter results, if necessary. Impairment charges, if any, that result from the application of the above tests would be recorded as the cumulative effect of a change in accounting principle in the first quarter of the year ending December 31, 2002.

    The Company will not be able to determine the ultimate impact of SFAS 141 and SFAS 142 on its consolidated financial statements until such time as it applies their provisions.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No.101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No.101 did not have a material impact on the Company's revenue recognition policies.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited financial statements for the six-month periods ended June 30, 2000 and 2001 have been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth therein.

3. ACQUISITIONS

OVERVIEW

    The Company has consummated eight major platform acquisitions ("platforms"), which were effected through its subsidiaries in which the sellers received, in addition to cash consideration, an interest in the platform subsidiary established to effect the related acquisition. Minority ownership interests related to such transactions ranged from 20% to 49%. Such acquisitions were accounted for using the purchase method of accounting; however, as also discussed below, certain of these acquisitions were effected through leveraged buyout transactions. A leverage buy-out is a transaction where in excess of 50% of the purchase price has been financed. According to EITF 88-16 transactions meeting the criteria of a leveraged buy-out where the previous control group receives a greater than 20% interest in the acquired company, the net assets associated with the previous control group should be stated at historical cost. In such cases, the historical book value (carryover basis) was used to measure the portion of assets acquired and liabilities assumed attributed to such minority members of the subsidiaries. In connection with the Minority Member Transaction, as discussed below, the minority interests in the subsidiaries were acquired using the purchase method of accounting. As such, on April 30, 2000 the impact of carryover basis accounting associated with the interests transferred into Asbury Automotive Oregon L.L.C., ("Asbury Oregon"), have been eliminated.

    The Company has consummated additional acquisitions through its subsidiaries and certain of these acquisitions resulted in the issuance of minority interests.

    The operations of the acquired dealerships are included in the consolidated statements of income commencing on the date acquired.

MINORITY MEMBER TRANSACTION

    On April 30, 2000, Asbury, the then parent company, and the minority members of Asbury's subsidiaries reached an agreement whereby their respective equity interests were transferred into escrow pending the approval of the vehicle manufacturers. On August 30, 2000 the vehicle manufacturers approved the transaction and the respective equity interests were released from escrow and were transferred into Asbury Oregon in exchange for equity interests in Asbury Oregon (the "Minority Member Transaction"). The exchange of the minority members' interests was accounted for using the purchase method of accounting whereby the values of the related minority interests transferred into Asbury Oregon were recorded at their estimated fair values, approximately $93,710. The accompanying consolidated balance sheets include the allocations of the purchase price to tangible and intangible net assets transferred. This allocation resulted in recording approximately $23,679 of goodwill. Following the Minority Member Transaction, the then parent company, Asbury, changed its name to Asbury Automotive Holdings L.L.C. ("Asbury Holdings")

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

and Asbury Oregon changed its name to Asbury Automotive Group L.L.C. Subsequent to the Minority Member Transaction, Asbury Holdings owns approximately 59% of the member interest of the Company with the remaining member interest being held by the former minority members of the Company's subsidiaries.

1998

    During 1998, the Company acquired five platforms (consisting of 37 dealerships) and an equity interest in an individual dealership for an aggregate purchase price of $294,077, including the proceeds from $193,900 in borrowings ($20,700 of which was retained in the businesses) and the issuance of minority interests to certain of the previous controlling shareholders.

    The accompanying financial statements include the results of operations of acquisitions acquired in 1998 from the date of acquisition. The following unaudited pro forma financial data reflects the 1998 acquisitions as if they occurred on January 1, 1998 (unaudited).

Revenues....................................................  $2,462,717
Income before income taxes and minority interest............      23,059

1999

    During 1999, the Company acquired one platform (consisting of 6 dealerships), and 9 other dealerships as well as the remaining interest of a dealership partially purchased in 1998 for an aggregate purchase price of $119,597, including the proceeds from $73,784 in borrowings and the issuance of minority interests to certain of the previous controlling shareholders.

    The accompanying financial statements include the results of operations of acquisitions acquired in 1998 and 1999 subsequent to the date of the respective acquisitions. The following unaudited pro forma financial data reflects the 1998 and 1999 acquisitions as if they occurred on January 1, 1998 and 1999, respectively.

                                                        1998         1999
                                                     ----------   ----------
                                                           (UNAUDITED)
Revenues...........................................  $3,180,092   $3,455,256
Income before income taxes and minority interest...      23,122       44,208

2000

    During 2000, the Company acquired 18 dealerships for an aggregate purchase price of $197,648, including the proceeds from $140,820 in borrowings and the issuance of member equity interests to certain of the previous controlling shareholders.

    The accompanying financial statements include the results of operations of acquisitions acquired in 1999 and 2000 subsequent to the date of the respective acquisitions. The following

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

unaudited pro forma financial data reflects the 1999 and 2000 acquisitions and the effect of the Minority Member Transaction as if they occurred on January 1, 1999 and 2000, respectively.

                                                        1999         2000
                                                     ----------   ----------
                                                           (UNAUDITED)
Revenues...........................................  $4,274,277   $4,293,554
Income before income taxes and minority interest...      52,287       44,810

    The unaudited pro forma selected financial data does not purport to represent what the Company's results of operations would have actually been had the transactions in fact occurred as of an earlier date or project the results for any future period. Pro forma adjustments included in the amounts above relate primarily to: (a) pro forma amortization expense; (b) adjustments to compensation expense and management fees to the post acquisition contracted amounts and; (c) increases in interest expense resulting from the net cash borrowings used to complete the related acquisitions.

    The foregoing acquisitions were all accounted for under the purchase method of accounting. Except as discussed below, the historical book values of the assets and liabilities were recorded at their fair value as of the acquisition dates. Certain of these acquisitions were affected through leveraged buyout transactions. Prior to the Minority Member Transaction, the accompanying consolidated financial statements reflected the use of carryover basis (i.e., the historical values of the acquired company prior to the acquisition) in order to measure the portion of assets acquired and liabilities assumed attributed to certain minority members of the subsidiaries.

    In certain of these transactions, just prior to the leveraged buyout of the related controlling interest, the net book value attributable to the minority interests was increased to reflect its fair value. This amount along with the historical carrying amount of the net assets acquired was the basis for determining the amount of carryover basis used to record the leveraged buyout of the acquisition.

    The following table summarizes the Company's acquisitions:

                                                                ACQUISITIONS CONSUMMATED IN:
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
Cash paid for businesses acquired...........................  $294,077    $119,597    $197,648
Notes payable issued (included in purchase price)...........    10,188          --          --
Issuance of minority equity interest, including $57,495
  reflected as contributed capital in 1998..................    75,540      27,190      13,050
Less: Predecessor cost adjustment...........................   (90,705)    (18,828)     (9,582)
Goodwill....................................................  (125,933)    (87,754)   (129,557)
                                                              --------    --------    --------
Estimated fair value of net tangible and other intangible
  assets acquired...........................................  $163,167     $40,205     $71,559
                                                              ========    ========    ========

    The allocation of purchase price to assets acquired and liabilities assumed has been based on preliminary estimates of fair value and may be revised as additional information concerning valuation of such assets and liabilities becomes available. As a result of the Minority Member Transaction, $82,783 of predecessor cost adjustment has been eliminated as part of the purchase accounting applied.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

MINORITY INTERESTS

    The use of carryover basis accounting for those acquisitions effected through leveraged buyout transactions combined with the impact of distributing to the sellers a portion of the borrowings used to consummate such acquisitions resulted in minority shareholder deficits in those subsidiaries. In 1998, such deficits were recorded as a reduction of members' equity. In 1999, the Company determined that the minority portion of those shareholder deficits were realizable. Accordingly, these amounts were reclassified to, and offset against, other minority interest amounts. All minority interests were eliminated as a result of the Minority Member Transaction.

4. INVESTMENTS IN PARTIALLY OWNED EQUITY AFFILIATES

    In the fourth quarter of 1999, the Company made a $7,500 investment in Greenlight.com ("Greenlight"), a startup Internet company engaged in the retail sale of new vehicles. The investment was accounted for under the equity method whereby the Company recorded pre-tax losses of $764 and $6,938 in 1999 and 2000, respectively, related to its investment in and expenses paid on the behalf of Greenlight. As of December 31, 2000, the Company's investment was fully written-off through equity investment losses. In 2001, the Company invested an additional $1,200 into Greenlight. Following the Company's additional investment, Greenlight was merged into CarsDirect.com ("CarsDirect") a company also engaged in the retail sale of new vehicles over the Internet. The Company's investment in CarsDirect totaled approximately 3% of CarsDirect's total equity after the merger. The Company accounts for its investment in CarsDirect using the cost method.

5. DIVESTITURES

    During 1998, the Company completed the sale of certain dealership assets for net cash proceeds of $38,135. The $9,307 gain on the sale of such assets, reflected in the accompanying consolidated statements of income, is attributed to the use of carryover basis in valuing the minority interest in the related assets. In addition, the Company sold $215 of fixed assets for book value in 1998.

    During 1999, the Company completed the sale of certain real estate assets for net cash proceeds of $13,016. The difference of $3,459 between the recorded book value as of the date of the sale and the net cash proceeds is attributed to the use of carryover basis in valuing the minority interest in the related assets. Of that difference, $1,067 relates to the sale of an asset back to one of the Company's minority members within the purchase price allocation period and was therefore accounted for as an adjustment to the related purchase price. In addition, the Company sold other fixed assets for cash proceeds of $2,787, recognizing a $27 loss.

    During 2000, the Company sold three dealerships and certain fixed assets for net cash proceeds of $6,054 and recorded a net loss on sale of these assets of $1,533. The loss was comprised of $1,650 of losses from the sale of dealerships which was offset by $117 of gains from the sale of fixed assets.

    The above mentioned gains in both 1998 and 1999, which resulted from the use of carryover basis to value the minority interest in the related assets, are also reflected in minority interest in subsidiary income on the respective consolidated statements of income.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

6. INVENTORIES AND RELATED FLOOR PLAN NOTES PAYABLE

    Inventories consist of the following:

                                                         DECEMBER 31,
                                                     ---------------------    JUNE 30,
                                                       1999        2000         2001
                                                     ---------   ---------   -----------
                                                                             (UNAUDITED)
New vehicles.......................................  $340,857    $444,688      $399,265
Used vehicles......................................    65,849      74,529        75,100
Parts and accessories..............................    29,974      38,281        37,992
LIFO reserve.......................................    (2,446)     (3,357)       (4,026)
                                                     --------    --------      --------
  Total inventories................................  $434,234    $554,141      $508,331
                                                     ========    ========      ========

    The inventory balance is reduced by manufacturers' purchase discounts; such reduction is not reflected in related floor plan liability.

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on LIBOR or prime. For the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, the weighted average interest rates on floor plan notes payable outstanding was 8.3%, 8.7% and 7.4%, respectively. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the respective subsidiary and are subject to certain financial and other covenants.

7. NOTES RECEIVABLE--FINANCE CONTRACTS

    Notes receivable for finance contracts, included in prepaid and other current assets and other assets on the accompanying consolidated balance sheets, have initial terms ranging from 12 to 54 months bearing interest at rates ranging from 11.0% to 29.9% and are collateralized by the related vehicles. Notes receivable--finance contracts consists of the following:

                                                          DECEMBER 31,
                                                       -------------------    JUNE 30,
                                                         1999       2000        2001
                                                       --------   --------   -----------
                                                                             (UNAUDITED)
Gross contract amounts due...........................  $35,381    $35,108      $37,677
Less--Allowance for credit losses....................   (5,745)    (4,760)      (4,735)
                                                       -------    -------      -------
                                                        29,636     30,348       32,942

Current maturities, net..............................  (11,512)   (15,235)     (11,833)
                                                       -------    -------      -------
Notes receivable, net of current portion.............  $18,124    $15,113      $21,109
                                                       =======    =======      =======

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

    Contractual maturities of gross notes receivable--finance contracts at December 31, 2000 are as follows:

2001........................................................   $16,407
2002........................................................    10,547
2003........................................................     5,265
2004........................................................     2,889
                                                               -------
                                                               $35,108
                                                               =======

8. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consist of the following:

                                                         DECEMBER 31,
                                                     ---------------------    JUNE 30,
                                                       1999        2000         2001
                                                     ---------   ---------   -----------
                                                                             (UNAUDITED)
Land...............................................   $38,886     $60,031       $64,206
Buildings and leasehold improvements...............    72,709     121,809       137,791
Machinery and equipment............................    18,639      27,966        29,578
Furniture and fixtures.............................    15,428      19,641        21,992
Company vehicles...................................    13,134      16,158        20,619
                                                     --------    --------      --------
  Total............................................   158,796     245,605       274,186

Less--Accumulated depreciation.....................   (17,010)    (30,456)      (38,625)
                                                     --------    --------      --------
  Property and equipment, net......................  $141,786    $215,149      $235,561
                                                     ========    ========      ========

9. SHORT-TERM DEBT

    One of the Company's subsidiaries has $25,000 available through certain revolving credit facilities, of which $16,612, $13,667 and $10,000 was outstanding at December 31, 1999 and 2000 and June 30, 2001, respectively. The credit facilities are secured by the notes receivable of the respective subsidiary. Such amounts are payable on demand, and accrue interest at variable rates (the weighted average interest rates were 8.3% and 10.0% for the years ended December 31, 1999 and 2000, and 8.8% for the six-month period ended
June 30, 2001). In addition, another one of the Company's subsidiaries had $2,623 outstanding on a revolving credit facility as of December 31, 2000, representing the full amount available under the facility. Such amount was repaid in January 2001.

    The credit facilities mentioned above are subject to certain financial and other covenants.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

10. LONG-TERM DEBT

    Long-term debt consists of the following at:

                                                                 DECEMBER 31,         JUNE 30,
                                                             ---------------------   -----------
                                                               1999        2000         2001
                                                             ---------   ---------   -----------
                                                                                     (UNAUDITED)
Term notes payable to banks (including the Acquisition Line
  of the Credit Facility, both as defined below) bearing
  interest at fixed and variable rates (the weighted
  average interest rates were 8.9% and 10.1% for the
  years-ended December 31, 1999 and 2000 and 10.9% for the
  six-month period ending June 30, 2001), maturing at
  various dates from 2002 to 2007, secured by the assets of
  the related subsidiary companies.........................  $217,624    $318,582      $345,191

Mortgage notes payable to banks bearing interest at fixed
  and variable rates (the weighted average interest rates
  were 8.6% and 9.3% for years-ended December 31, 1999 and
  2000 and 8.7% for the six-month period ended June 30,
  2001), maturing at various dates from 2001 to 2007. These
  obligations are secured by property, plant and equipment
  of the related subsidiary companies which had an
  approximate net book value of $136,400 at December 31,
  2000.....................................................    68,727     114,646       118,033

Non-interest bearing note payable to former shareholders of
  one of the Company's subsidiaries, net of unamortized
  discount of $2,226, $1,886, and $1,350 as of December 31,
  1999 and 2000 and June 30, 2001, respectively, determined
  at an effective interest rate of 6.4%, payable in
  semiannual installments of approximately $913, due
  January 2006, secured by marketable securities...........     9,676       8,453         7,814

Notes payable to financing institutions secured by
  rental/loaner vehicles bearing interest at variable rates
  (the weighted average interest rates were 8.4% and 8.7%
  for the years-ended December 31, 1999 and 2000 and 9.0%
  for the six-month period ended June 30, 2001), maturing
  at various dates from 2001 to 2004.......................     6,132       7,269         8,911

Capital lease obligations..................................     3,220       4,058         3,048

Other notes payable........................................     2,269       2,366         3,041
                                                             --------    --------      --------

                                                              307,648     455,374       486,038

Less--current portion......................................   (10,841)    (19,495)      (15,842)
                                                             --------    --------      --------

Long-term portion..........................................  $296,807    $435,879      $470,196
                                                             ========    ========      ========

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

    The aggregate maturities of long-term debt at December 31, 2000, are as follows:

2001........................................................  $ 19,495
2002........................................................    35,703
2003........................................................    57,465
2004........................................................   102,558
2005........................................................   116,025
Thereafter..................................................   124,128
                                                              --------
                                                              $455,374
                                                              ========

    Prior to the January 17, 2001 Credit Facility (as noted below), the Company had variable rate notes, primarily based on LIBOR which were subject to normal lending terms and contained covenants which limited the Company's ability to incur additional debt and transfer cash outside the related subsidiary (such restrictions include transferring funds upstream to the Company). In addition, the various debt agreements required the related subsidiary to maintain certain financial ratios.

    On January 17, 2001, the Company entered into a 3 year financing agreement (the "Credit Facility") with Ford Motor Credit Company, General Motors Acceptance Corporation and Chrysler Financial Company, L.L.C. with total availability of $1,300,000. The facility provides for $550,000 in acquisition financing and working capital (the "Acquisition Line") and $750,000 in floor plan financing (the "Floor Plan Line"). At the date of closing, the Company utilized $330,599 of the Acquisition Line to repay existing term notes and pay certain fees and expenses of the closing. In addition, the Company refinanced substantially all of its existing floor plan debt under the Floor Plan Line. The borrowings under the Credit Facility bear interest at variable rates based on LIBOR or prime.

    At December 31, 1999 and 2000 and June 30, 2001, the Company held investments in restricted marketable securities (U.S. Treasury Strips), which serve as collateral for a non-interest-bearing note payable due to former shareholders of one of the Company's subsidiaries. These marketable securities are classified as held to maturity and accordingly stated at cost which approximates fair market value and mature in 2006. The principal on the non-interest-bearing note is repaid from the proceeds of the maturity of such securities.

    During 1998, the Company entered into swap agreements with a bank in an aggregate initial notional principal amount of $31,000 in order to fix a portion of its interest expense and reduce its exposure to floating interest rates. These swaps required the subsidiary to pay fixed rates ranging from 4.7% to 5.2% and receive LIBOR. In December 2000, the Company terminated its swap agreement resulting in a gain of $375 which was deferred and recorded to income in the first quarter of 2001 when the related debt was extinguished.

    Deferred financing fees aggregated approximately $2,215, $1,711 and $10,620 as of December 31, 1999, December 31, 2000 and June 30, 2001, net of accumulated amortization of $564, $1,068 and $1,910, respectively, and are included in other assets.

11. INCOME TAXES

    For those subsidiaries subject to income tax, provisions have been made for deferred taxes based on differences between financial statement and tax basis of assets and liabilities using currently enacted tax rates and regulations. Deferred taxes include $2,414, $325 and $325 included

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

in current assets, and $4,073, $4,091 and $4,378 included in non-current liabilities, primarily related to investments in partnerships as of December 31, 1999 and 2000 and June 30, 2001, respectively.

    The pro forma provision for income taxes reflects the income tax expense that would have been reported if the Company had been a C corporation. The components of unaudited pro forma income taxes for the year ended December 31, 2000 and the three months ended June 30, 2001 are as follows:

                                                       DECEMBER 31, 2000   JUNE 30, 2001
                                                       -----------------   --------------
Pro forma income taxes:
  Current--
    Federal..........................................       $15,211            $7,324
    State............................................         2,173             1,046
    Less: minority portion...........................        (4,263)               --
                                                            -------            ------
      Total current..................................        13,121             8,370
  Deferred:
    Federal..........................................           908               360
    State............................................           130                52
    Less: minority portion...........................          (254)               --
                                                            -------            ------
      Total deferred.................................           784               412
                                                            -------            ------
Total pro forma income taxes.........................       $13,905            $8,782
                                                            =======            ======

    The following tabulation reconciles the expected corporate federal income tax expense for the year ended December 31, 2000 and the six months ended June 30, 2001 to the Company's unaudited pro forma income tax expense as of these dates:

                                                       DECEMBER 31, 2000   JUNE 30, 2001
                                                       -----------------   --------------
Expected pro forma income tax expense................         35.0%             35.0%
State income tax, net of federal tax effect..........          5.0               5.0
Non-deductible goodwill and other intangibles........          2.9               3.2
Other, net...........................................          0.8               0.2
                                                              ----              ----
                                                              43.7%             43.4%
                                                              ====              ====

12. RELATED-PARTY TRANSACTIONS

    In connection with its acquisitions, the Company paid $6,170 and $1,000 during 1998 and 1999, respectively, to certain of its members for transaction related services.

    In addition to the advertising expenses (Note 2) and operating leases
(Note 13), the Company paid $180, $180 and $105 for the years ended
December 31, 1998, 1999 and 2000, and $90 and $7 for the six months ended
June 30, 2000 and 2001, to an entity owned by one of its members for the use of a plane. Such amounts are included in selling, general and administrative expense on the accompanying consolidated income statements.

    In January 2001 the Company sold $378 of inventory to one of its members.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

13. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements, including leases with its members or entities controlled by the Company's members. In instances where we have entered leases in which the rent escalates over time we have straight-lined the rent expense over the life of the lease. Rent expense amounted to $7,820, $16,943 and $22,616 for the three years ended December 31, 1998, 1999 and 2000, and $11,019 and $12,206 for the six-month periods ended June 30, 2000 and 2001, respectively. Of these amounts, $5,805, $10,405, $14,103, $7,017 and $7,192, respectively, were paid to entities controlled by its members.

    Future minimum payments under long-term, non-cancelable operating leases as of December 31, 2000, are as follows:

                                           RELATED        THIRD
                                           PARTIES       PARTIES       TOTAL
                                         ------------   ----------   ---------
2001...................................    $ 13,124      $ 9,684     $ 22,808
2002...................................      13,082        9,293       22,375
2003...................................      12,813        9,110       21,923
2004...................................      11,865        8,348       20,213
2005...................................      11,195        7,869       19,064
Thereafter.............................      49,316       33,524       82,840
                                           --------      -------     --------
    Total..............................    $111,395      $77,828     $189,223
                                           ========      =======     ========

14. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the sellers have indemnified the Company. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

    The dealerships operated by the Company hold franchise agreements with a number of vehicle manufacturers. In accordance with the individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships or the loss of a franchise agreement could have a negative impact on the Company's operating results.

    The Company has guaranteed two loans made by a bank to two management employees of the Company's subsidiaries which total $2,000.

    At December 31, 1999 and 2000, and June 30, 2001, a subsidiary of the Company guaranteed $500, $1,100, and $2,848, respectively, in consumer installment loans. These loans were issued by finance companies pursuant to vehicle sales by the Company. Under the guaranty, upon repossession of the vehicle collateralizing the loan by the finance company, the Company is liable for all or a part of the underlying loan balance. Accrued liabilities include management's estimate of future losses related to this guaranty.

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

15. EQUITY BASED ARRANGEMENTS

    In 1999, the Company adopted an equity option plan for certain management employees (the "Option Plan") that provides for the grant of equity interests not to exceed $2,000. The grants are stated at a dollar amount based on the Company's entity value. The Option Plan also requires that the exercise price of the grant be equal to the fair market value (as defined) of the grant on the grant date. Equity interests in the Company purchased by employees pursuant to the Option Plan are callable by the Company under certain circumstances at their fair value (as defined) and vest over a period of three years. The following tables summarize information about option activity and amounts:

                                                              MEMBERSHIP
                                                               INTEREST
                                                              PERCENTAGE
                                                              ----------
Options outstanding December 31, 1998.......................       --
    Granted.................................................     .029%
Options outstanding December 31, 1999.......................     .029
  Granted...................................................     .004
  Cancelled.................................................    (.029)
                                                                -----
Options outstanding December 31, 2000.......................     .004%
                                                                =====

    As of December 31, 2000, the weighted average remaining contractual life was
9.07 years. The number of options exercisable as of December 31, 2000, was .001%.

    Had the fair value method of accounting been applied to the Company's stock option plan, the pro forma impact on the Company's net income would have been as follows for the years ended December 31, 1999 and 2000:

                                                             1999       2000
                                                           --------   --------
Net income as reported...................................  $16,148    $28,927
Pro forma net income.....................................   16,086     28,752

    The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                              1999       2000
                                                            --------   --------
Expected life of option...................................  5 years    5 years
Risk-free interest rate...................................  6.14%      6.47%
Expected volatility.......................................  55%        55%
Expected dividend yield...................................  0%         0%

    In the first quarter of 2001, the Company's Board of Directors authorized the Option Plan to grant an additional $800 of equity interests.

    The Company has an arrangement whereby, under certain circumstances, certain senior executives will participate in the increase in the value of the Company. The executives would be

                         ASBURY AUTOMOTIVE GROUP L.L.C.

          DECEMBER 31, 2000, 1999 AND 1998 AND JUNE 30, 2001 AND 2000
           (INFORMATION AT JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

eligible to receive a portion of the remaining distributable cash generated from a sale or liquidation of the Company or a Board declared distribution in excess of the capital contributed to the Company plus a compounded 8% rate of return. No circumstances have occurred which would cause such participation nor does the Company presently believe any remaining distributable cash is available for such executives and, accordingly, no compensation expense has been recorded for the three years ended 1998, 1999 or 2000 or for the six-month period ended June 30, 2001.

16. RETIREMENT PLANS

    The Company and several of the subsidiaries have existing 401(k) salary deferral/savings plans for the benefit of substantially all such employees. Employees electing to participate in the plans may contribute up to 15% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Vesting varies at each respective subsidiary. Certain subsidiaries match a portion of the employee's contributions dependent upon reaching certain operating goals. Expenses related to subsidiary matching totaled $506, $873 and $1,920 for the years ended December 31, 1998, 1999 and 2000, respectively, and aggregated approximately $571 and $1,298 for the six-month periods ended June 30, 2000 and 2001, respectively. In 2001, the Company consolidated substantially all of its existing 401(k) salary deferral/savings plans into one plan.

17. SUBSEQUENT EVENT

    Subsequent to December 31, 2000, the Company acquired 5 dealerships (9 franchises) for an aggregate purchase price of $45,248. The acquisitions were funded through the proceeds of borrowings on the acquisition line of the Company's credit facility and the issuance of an equity interest in the Company to one of the sellers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined balance sheet of the Business Acquired by Asbury Automotive Group L.L.C. (Hutchinson Automotive Group) as of December 31, 1999, and the related combined statements of income, shareholders' equity and cash flows for the period from January 1, 2000 through June 30, 2000, and for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Business Acquired by Asbury Automotive Group L.L.C. as of December 31, 1999, and the results of its operations and its cash flows for the period from January 1, 2000, through June 30, 2000 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Stamford, Connecticut
June 15, 2001

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                  ASSETS

CURRENT ASSETS:

  Cash and cash equivalents (including contracts-in-transit
    of $3,770)..............................................    $11,373

  Accounts receivable.......................................      3,852

  Inventories...............................................     28,120

  Prepaid and other current assets..........................        595
                                                                -------

      Total current assets..................................     43,940

PROPERTY AND EQUIPMENT, net.................................     14,945

GOODWILL, net...............................................      4,010

OTHER ASSETS................................................         10
                                                                -------

      Total assets..........................................    $62,905
                                                                =======

                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

  Floor plan notes payable..................................    $22,675

  Current maturities of long-term debt......................         75

  Accounts payable..........................................      1,505

  Accrued liabilities.......................................      3,673
                                                                -------

      Total current liabilities.............................     27,928

OTHER LIABILITIES...........................................        318

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

  Common stock and additional paid-in-capital...............     24,601

  Retained earnings.........................................     10,058
                                                                -------

      Total shareholders' equity............................     34,659
                                                                -------

      Total liabilities and shareholders' equity............    $62,905
                                                                =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                           FOR THE YEARS ENDED    FOR THE PERIOD
                                                              DECEMBER 31,        JANUARY 1, 2000
                                                          ---------------------       THROUGH
                                                            1998        1999       JUNE 30, 2000
                                                          ---------   ---------   ---------------
REVENUE:
  New vehicles..........................................  $162,411    $197,556        $58,061
  Used vehicles.........................................    90,455     112,109         35,903
  Parts, service and collision repair...................    22,457      25,744          8,285
  Finance and insurance, net............................     5,165       7,123          1,713
                                                          --------    --------        -------
      Total revenue.....................................   280,488     342,532        103,962

COST OF SALES:
  New vehicles..........................................   146,335     179,016         52,784
  Used vehicles.........................................    81,352     100,648         31,875
  Parts, service and collision repair...................    13,078      14,486          4,703
                                                          --------    --------        -------
      Total cost of sales...............................   240,765     294,150         89,362
                                                          --------    --------        -------

GROSS PROFIT............................................    39,723      48,382         14,600

OPERATING EXPENSES:
  Selling, general and administrative...................    27,895      31,696         10,705
  Depreciation and amortization.........................       888       1,018            260
                                                          --------    --------        -------
      Income from operations............................    10,940      15,668          3,635
                                                          --------    --------        -------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...........................    (1,622)     (1,675)          (635)
  Other income, net.....................................       336         225             58
                                                          --------    --------        -------
      Total other expense, net..........................    (1,286)     (1,450)          (577)
                                                          --------    --------        -------
      Net income........................................    $9,654     $14,218         $3,058
                                                          ========    ========        =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.

                         (HUTCHINSON AUTOMOTIVE GROUP)

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                            COMMON STOCK     RETAINED
                                                           AND ADDITIONAL    EARNINGS
                                                           PAID-IN-CAPITAL   (DEFICIT)    TOTAL
                                                           ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1997..........................      $13,251         $6,877     $20,128
  Contributions..........................................       11,350             --      11,350
  Distributions..........................................           --         (6,894)     (6,894)
  Net income.............................................           --          9,654       9,654
                                                               -------       --------    --------
BALANCE AS OF DECEMBER 31, 1998..........................       24,601          9,637      34,238
  Distributions..........................................           --        (13,797)    (13,797)
  Net income.............................................           --         14,218      14,218
                                                               -------       --------    --------
BALANCE AS OF DECEMBER 31, 1999..........................       24,601         10,058      34,659
  Distributions..........................................           --        (36,068)    (36,068)
  Net income.............................................           --          3,058       3,058
                                                               -------       --------    --------
BALANCE AS OF JUNE 30, 2000..............................      $24,601       $(22,952)     $1,649
                                                               =======       ========    ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             FOR THE YEARS        FOR THE PERIOD
                                                          ENDED DECEMBER 31,     JANUARY 1, 2000
                                                         ---------------------   THROUGH JUNE 30,
                                                           1998        1999            2000
                                                         ---------   ---------   ----------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income...........................................    $9,654     $14,218          $3,058
Adjustments to reconcile net income to net cash
  provided by operating activities--
      Depreciation and amortization....................       888       1,018             260
Change in operating assets and liabilities, net of
  effects from acquisitions and divestiture of assets--
      Accounts receivable..............................      (241)       (711)            376
      Inventories......................................       251      (1,727)          1,444
      Floor plan notes payable.........................    (3,002)      6,941             220
      Accounts payable and accrued liabilities.........     1,251         463            (357)
      Other............................................        55        (158)           (424)
                                                         --------    --------        --------
          Net cash provided by operating activities....     8,856      20,044           4,577
                                                         --------    --------        --------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures.................................      (307)       (949)            (48)
  Proceeds from the sale of assets.....................        16           7               3
  Cash and cash equivalents associated with the sale to
    Asbury.............................................        --          --          (3,822)
  Acquisitions.........................................   (11,350)         --              --
                                                         --------    --------        --------
          Net cash used in investing activities........   (11,641)       (942)         (3,867)
                                                         --------    --------        --------

CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions........................................    (6,894)    (13,797)        (11,225)
  Contributions........................................    11,350          --              --
  Repayments of debt...................................      (134)       (676)             --
  Proceeds from borrowings.............................       500          --              --
                                                         --------    --------        --------
          Net cash provided by (used in) financing
            activities.................................     4,822     (14,473)        (11,225)
                                                         --------    --------        --------
          Net increase (decrease) in cash and cash
            equivalents................................     2,037       4,629         (10,515)
CASH AND CASH EQUIVALENTS, beginning of period.........     4,707       6,744          11,373
                                                         --------    --------        --------
CASH AND CASH EQUIVALENTS, end of period...............    $6,744     $11,373            $858
                                                         ========    ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...............................    $1,593      $1,665            $605
                                                         ========    ========        ========
  Non-cash distributions (net assets of the business
    sold to Asbury on April 14, 2000)..................  $     --    $     --         $24,843
                                                         ========    ========        ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Jacksonville L.P. ("Asbury Jacksonville") acquired the operations of Buddy Hutchinson Cars, Inc. ("Toyota") and Buddy Hutchinson Chevrolet, Inc. ("Chevrolet") on April 14, 2000 and the operations of Buddy Hutchinson Imports, Inc. ("Imports") on July 1, 2000 for $57,266 including the issuance of a $5,000 equity interest in Asbury Jacksonville to the majority shareholder of the selling entities. Asbury Automotive Arkansas L.L.C. ("Asbury Arkansas") acquired the operations of Regency Toyota Inc. ("Regency"), Mark Escude Nissan, Inc. ("Nissan"), Mark Escude Nissan North, Inc. ("Nissan North"), Mark Escude Motors, Inc. ("Mitsubishi") and Mark Escude Daewoo, Inc. ("Daewoo") on April 14, 2000 for $32,976 including the issuance of a $2,500 equity interest in Asbury Arkansas to the dealer operator of those entities. The companies mentioned above will from hereafter be referred to as the "Company" or "Hutchinson Automotive Group." Asbury Jacksonville and Asbury Arkansas are subsidiaries of Asbury Automotive Group L.L.C. ("Asbury").

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements reflect the combined accounts of Toyota, Regency, Nissan, Nissan North and Mitsubishi for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through April 13, 2000, the accounts of Chevrolet for the period from April 6, 1998 through December 31, 1998, the year ended December 31, 1999, and for the period from January 1, 2000 through April 13, 2000, the accounts of Daewoo for the period from August 1, 1999 through December 31, 1999, and for the period from January 1, 2000 through April 13, 2000, and the accounts of Imports for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through June 30, 2000.

    All intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts-in-transit and highly liquid investments that have an original maturity of three months or less at the date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the "last-in, first-out" method ("LIFO") to account for the new vehicle inventories of all its dealerships except for the Daewoo and the parts inventories of Regency and Nissan South, the specific identification method to account for the used vehicle inventories of all its dealerships, and the "first-in, first-out" method ("FIFO") to account for the new vehicle inventory of Daewoo and the parts inventories of all its dealerships, except for Regency and Nissan South. Had the FIFO method been used to determine the cost of inventories valued using the LIFO method, net income would have increased (decreased) by ($131), ($62) and $299 for the years ended December 31, 1998 and 1999 and for the period from January 1, 2000 through June 30, 2000, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years)--

Buildings and leasehold improvements........................    5-35
Machinery and equipment.....................................     5-7
Furniture and fixtures......................................     5-7
Company vehicles............................................     3-5

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

GOODWILL

    Goodwill represents the excess of purchase price over the fair value of the net assets acquired at date of acquisition. Goodwill is amortized on a straight-line basis over 40 years. Amortization expense charged to operations totaled $83, $106 and $53 for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through June 30, 2000, respectively. Accumulated amortization totaled $240 as of December 31, 1999.

IMPAIRMENT OF LONG-LIVED ASSETS

    The recoverability of the Company's long-lived assets, including goodwill and other intangibles, is assessed by comparing the carrying amounts of such assets to the estimated undiscounted cash

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

flows relating to those assets. The Company does not believe its long-lived assets are impaired at December 31, 1999.

TAX STATUS

    The Company's shareholders have elected to be taxed as S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred. Advertising expense for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through June 30, 2000, totaled $5,405, $5,499 and $1,668, respectively.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of floor plan notes payable and long-term debt. The carrying amounts of its financial instruments approximate their fair values at December 31, 1999 due to their relatively short duration and variable interest rates.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No.133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition". SAB No. 101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No. 101 did not have a material impact on the Company's revenue recognition policies.

3. ACQUISITIONS

    On April 6, 1998, the Company acquired Chevrolet's operations and the related land and building for $11,100 in cash and the assumption of floor plan liability. The allocation of purchase price, including $5,100 allocated to the real estate, resulted in $3,750 of goodwill.

SUPPLEMENTAL PRO FORMA INFORMATION

    The accompanying financial statements include the results of operations of Chevrolet, acquired in 1998 subsequent to the date of the acquisition. The following unaudited pro forma financial data reflects the 1998 acquisition as if it occurred on January 1, 1998. The unaudited pro forma selected financial data does not purport to represent what the Company's results of operations would have actually been had the transaction in fact occurred as of an earlier date or project the results for any future period.

Revenues....................................................  $291,551
Net income..................................................     9,877

    Pro forma adjustments included in the amounts above relate primarily to:
(a) pro forma goodwill amortization expense amortized over an estimated useful life of 40 years; and

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(b) adjustments to compensation expense and management fees to the post acquisition contracted amounts.

4. INVENTORIES AND RELATED FLOOR PLAN NOTES PAYABLE

    Inventories consist of the following as of December 31, 1999:

New vehicles................................................  $23,839
Used vehicles...............................................    5,428
Parts and accessories.......................................    1,487
LIFO reserve................................................   (2,634)
                                                              -------
Total inventories...........................................  $28,120
                                                              =======

    The inventory balance is reduced by manufacturer's purchase discounts, such reduction is not reflected in related floor plan liability.

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. During 1999, the weighted average interest on floor plan notes payable outstanding was 8.25%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

5. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consist of the following at December 31, 1999:

Land........................................................   $3,127
Buildings and leasehold improvements........................   12,625
Machinery and equipment.....................................    1,263
Furniture and fixtures......................................    1,917
Company vehicles............................................      172
                                                              -------
  Total.....................................................   19,104
Less--Accumulated depreciation..............................   (4,159)
                                                              -------
      Property and equipment, net...........................  $14,945
                                                              =======

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. LONG-TERM DEBT

    Long-term debt consists of the following as of December 31, 1999:

Mortgage note payable to a bank bearing interest based on
  prime (the weighted average interest rate was 7.80% for
  the year ended December 31, 1999) maturing August 13,
  2000. The note is secured by the real estate property of
  Nissan North which had an approximate et book value of
  $927 at December 31, 1999.................................    $75

Less--current portion.......................................    (75)
                                                                ---

Long-term portion...........................................    $--
                                                                ===

7. RELATED-PARTY TRANSACTIONS

    At December 31, 1998, the Company had a note payable to the majority shareholder for $500 which was included in accrued liabilities. Such amount was repaid in 1999.

8. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements. Rent expense for the years ended December 31, 1998 and 1999 and for the period from January 1, 2000 through June 30, 2000, totaled to $184, $174 and $57, respectively.

    Future minimum payments under long-term, non-cancelable operating leases as of December 31, 1999, are as follows:

2000........................................................     $94
2001........................................................      82
2002........................................................      81
2003........................................................      77
2004........................................................      77
Thereafter..................................................   1,045
                                                              ------
  Total.....................................................  $1,456
                                                              ======

9. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE GROUP L.L.C.
                         (HUTCHINSON AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

10. RETIREMENT PLAN

    The Company maintains a 401(k) salary deferral/savings plan for the benefit of all of its employees over the age of 21 who have completed one year of service. Employees electing to participate in the plan may contribute a percentage of annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Participants vest in their employer matching contributions over a seven-year period. The Company matches 25% of the first 4% of the employee's salary contributed. Expenses related to Company matching totaled $53, $56 and $17 for the years ended December 31, 1998 and 1999, and for the period from January 1, 2000 through June 30, 2000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Oregon L.L.C. (Thomason Auto Group) for the period from January 1, 1999, through December 9, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Business Acquired by Asbury Automotive Oregon L.L.C. for the period from January 1, 1999 through December 9, 1999, and for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP
New York, New York
April 26, 2001

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.

                             (THOMASON AUTO GROUP)

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                FOR THE PERIOD FROM
                                                                                  JANUARY 1, 1999
                                                           FOR THE YEAR ENDED         THROUGH
                                                            DECEMBER 31,1998     DECEMBER 9, 1999
                                                           ------------------   -------------------
REVENUES:
  New vehicles...........................................       $303,520              $86,120
  Used vehicles..........................................        159,242               60,084
  Parts, service and collision repair....................         26,507                8,610
  Finance and insurance, net.............................         15,715                4,142
                                                                --------             --------
    Total revenues.......................................        504,984              158,956
COST OF SALES:
  New vehicles...........................................        285,140               80,892
  Used vehicles..........................................        135,369               54,930
  Parts, service and collision repair....................         16,787                4,362
                                                                --------             --------
    Total cost of sales..................................        437,296              140,184
GROSS PROFIT.............................................         67,688               18,772
OPERATING EXPENSES:
  Selling, general and administrative....................         60,266               15,471
  Depreciation and amortization..........................          1,097                  371
                                                                --------             --------
    Income from operations...............................          6,325                2,930
                                                                --------             --------
OTHER INCOME (EXPENSE):
  Floor plan interest expense............................         (5,271)                (800)
  Other interest expense.................................           (494)                 (83)
  Loss on sale of assets.................................             --                  (25)
  Other income, net......................................             39                  204
                                                                --------             --------
    Total other expense, net.............................         (5,726)                (704)
                                                                --------             --------
    Income before income taxes...........................            599                2,226
INCOME TAX EXPENSE.......................................            267                   --
                                                                --------             --------
    Net income...........................................           $332               $2,226
                                                                ========             ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                          COMMON STOCK     RETAINED
                                                         AND ADDITIONAL    EARNINGS
                                                         PAID-IN CAPITAL   (DEFICIT)    TOTAL
                                                         ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1997........................      $1,767          $5,020      $6,787
  Distributions........................................          --         (10,260)    (10,260)
  Net income...........................................          --             332         332
                                                             ------        --------    --------
BALANCE AS OF DECEMBER 31, 1998........................       1,767          (4,908)     (3,141)
                                                             ------        --------    --------
  Contributions........................................          --           1,375       1,375
  Net income...........................................          --           2,226       2,226
                                                             ------        --------    --------
BALANCE AS OF DECEMBER 9, 1999.........................      $1,767         ($1,307)       $460
                                                             ======        ========    ========

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  FOR THE PERIOD
                                                                                  FROM JANUARY 1,
                                                                FOR THE YEAR       1999 THROUGH
                                                                    ENDED           DECEMBER 9,
                                                              DECEMBER 31, 1998        1999
                                                              -----------------   ---------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................          $332             $2,226
  Adjustments to reconcile net income to net cash provided
    by operating activities--
      Depreciation and amortization.........................         1,097                371
      Loss on sale of assets................................            --                 25
  Change in operating assets and liabilities, net of effects from divestiture of assets--
      Accounts receivable, net..............................         1,501                192
      Due from related parties..............................        (3,570)                --
      Inventories...........................................        (2,038)             3,022
      Floor plan notes payable..............................         1,305                754
      Accounts payable and accrued liabilities..............         7,769             (3,339)
      Other.................................................          (335)              (505)
                                                                   -------            -------
      Net cash provided by operating activities.............         6,061              2,746
                                                                   -------            -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................        (3,234)              (158)
  Proceeds from the sale of assets..........................         1,404                 --
  Cash and cash equivalents associated with the business
    acquired by Asbury......................................        (5,818)                --
  Net issuance of finance contracts.........................          (398)                --
                                                                   -------            -------
      Net cash used in investing activities.................        (8,046)              (158)
                                                                   -------            -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to shareholders.............................        (1,626)                --
  Contributions.............................................            --              1,375
  Repayments of debt........................................        (1,580)              (291)
  Proceeds from borrowings..................................           537                 --
                                                                   -------            -------
      Net cash provided by (used in) financing activities...        (2,669)             1,084
                                                                   -------            -------
      Net increase (decrease) in cash and cash
        equivalents.........................................        (4,654)             3,672
CASH AND CASH EQUIVALENTS, beginning of period..............         7,937              3,283
                                                                   -------            -------
CASH AND CASH EQUIVALENTS, end of period....................        $3,283             $6,955
                                                                   =======            =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for--
  Interest..................................................        $5,781               $883
                                                                   =======            =======
  Income taxes..............................................          $197            $    --
                                                                   =======            =======
Non-cash distributions (net assets of the business sold to
  Asbury on December 4, 1998)...............................        $8,634            $    --
                                                                   =======            =======

                  See Notes to Combined Financial Statements.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Asbury Automotive Oregon L.L.C. ("Asbury") acquired its dealership operations through the December 4, 1998 acquisition of Thomason Auto
Group, Inc. ("TAG"), Dee Thomason Ford, Inc. ("Ford"), Thomason Imports, Inc. ("Imports"), Thomason Nissan ("Nissan"), Thomason Auto Credit Northwest, Inc. ("TACN") and Thomason on Canyon, L.L.C. ("Canyon") and the December 10, 1999, acquisition of Thomason Toyota, Inc. ("Toyota"). The combined accounts of the companies mentioned above will from hereafter be referred to collectively as the "Company" or "Thomason Auto Group".

    On December 4, 1998, the operations of TAG, Ford, Imports, Nissan, TACN and Canyon were acquired by Asbury for $49,075 in cash and the issuance of a minority interest to the majority shareholder the Company. On December 10, 1999, Asbury acquired the operations of Toyota for $18,875 in cash and the issuance of a minority interest to the same shareholder.

    The purchase agreements dated December 4, 1998, and December 10, 1999, between the shareholders of the Company and Asbury included an adjustment to the purchase price based on the tangible net worth of the respective assets of the Company on the related closing dates as well as indemnities for certain pre-closing contingencies which included certain employment practices. On
April 26, 2001, the shareholders of the Company agreed to pay Asbury $2,800 in cash and forfeited a portion of their interest in Asbury valued at $2,500 as final settlement of the purchase agreement.

    The accompanying combined statement of income for the year ended
December 31, 1998, includes $1,500 of selling, general and administrative expense related to certain selling practices. Such amount was paid in 1999. The majority shareholder of the Company contributed $1,375 in 1999 to cover such costs.

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying financial statements include the results of TAG, Ford, Imports, Nissan, TACN and Canyon for the period from January 1, 1998 through December 3, 1998, and the results of Toyota for the year ended December 31, 1998 and for the period from January 1, 1999 through December 9, 1999.

    All intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts-in-transit and highly liquid investments that have an original maturity of three months or less at the date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The Company uses the "last-in, first-out" method ("LIFO") to account for all new vehicle inventories, the specific identification method to account for used vehicle inventories, and the "first-in, first-out" method ("FIFO") to account for parts inventories. Had the FIFO method been used to cost inventories valued using the LIFO method, net income would have increased by $452 and $66 for the year ended December 31, 1998 and for the period from January 1, 1999 through December 9, 1999, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset.

    Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are charged to operations as incurred.

TAX STATUS

    The shareholders of the Company's subsidiaries, with the exception of TACN, have elected to be treated as S corporations. The shareholders of the S corporations are taxed on their share of those companies' taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements for the S corporations.

    TACN is a C corporation under the provisions of the U.S. Internal Revenue Code and, accordingly, follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are realized and liabilities are

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred. Advertising expense for the year ended December 31, 1998 and for the period from January 1, 1999 through December 9, 1999, totaled $5,304 and $2,483, respectively, of which $3,155 and $989, respectively, was paid to an entity in which the majority shareholder had a substantial interest.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

(b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS No. 133. The Company has determined that the adoption of SFAS No.133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition". SAB No. 101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No. 101 did not have a material impact on the Company's revenue recognition policies.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchases of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. For the year ended December 31, 1998, the weighted average interest rate on floor plan notes payable outstanding was 6.87%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

    The Company's notes payable are due to financing institutions and are secured by rental vehicles bearing interest at variable rates (the weighted average interest rate was 8.5% for the year ended December 31, 1998) and mature at various dates all in 1999.

4. OPERATING LEASES

    The Company leases various facilities and equipment under long-term operating lease agreements, including leases with its majority shareholder or entities controlled by its majority shareholder. Rent expense for the year ended December 31, 1998, and for the period from January 1, 1999 through December 9, 1999, totaled $2,683 and $1,078, respectively. Of these amounts, $1,506 and $887, respectively, were paid to entities controlled by its shareholders.

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    Future minimum payments under long-term, non-cancelable operating leases as of December 31, 1998, are as follows:

                                                  RELATED     THIRD
                                                  PARTIES    PARTIES     TOTAL
                                                  --------   --------   --------
1999............................................     $876       $186     $1,062
2000............................................      840        187      1,027
2001............................................      840        160      1,000
2002............................................      840        146        986
2003............................................      840        113        953
Thereafter......................................   15,540        445     15,985
                                                  -------     ------    -------
  Total.........................................  $19,776     $1,237    $21,013
                                                  =======     ======    =======

5. INCOME TAXES

    A schedule of TACN's provision for income tax purposes for the period from January 1, 1998 though December 3, 1998 is as follows:

Current:
  Federal...................................................  $196
  State.....................................................    41
                                                              ----
                                                               237
Deferred:
  Federal...................................................    25
  State.....................................................     5
                                                              ----
                                                                30
    Total...................................................  $267
                                                              ====

    Deferred income tax provision results from temporary differences in the recognition of income and expense for financial statement reporting and tax purposes. These temporary differences relate to different revenue recognition policies for financial statement reporting as compared to tax reporting and are not material.

    A reconciliation of the TACN's actual provision for income taxes with the provision computed at federal statutory rates for the period from January 1, 1998 through December 3, 1998, is as follows:

Statutory rate..............................................  34.0%
State income taxes..........................................   6.6
Other.......................................................   0.9
                                                              ----
Effective income tax rate...................................  41.5%
                                                              ====

6. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the

              BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE OREGON L.L.C.
                             (THOMASON AUTO GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

    Prior to the sale of the business, the Company was in the practice of guaranteeing consumer installment loans on a limited recourse basis. Substantially all of these loans were issued to one finance company pursuant to vehicle sales by the Company. Under the guarantee, upon repossession of the vehicle collateralizing the loans by the finance company, the Company was liable for all or part of the loan balance. As of December 31, 1998, $27,250 of these loans were guaranteed collectively by Asbury and the Company, $5,700 of which was guaranteed by the Company with the remainder guaranteed by Asbury. The accompanying combined financial statements include a provision for repossession losses of $6,359 and $619 and are included in selling, general and administrative expenses, for the year ended December 31, 1998, and the period from January 1, 1999 through December 9, 1999, respectively.

    In December 1999, prior to the sale of Toyota to Asbury, the Company and Asbury collectively agreed to transfer all remaining recourse liability back to the finance company initially issuing the paper. The transaction resulted in a $223 gain in the period from January 1, 1999, through December 9, 1999.

7. RETIREMENT PLANS

    The Company maintains a 401(k) salary deferral/savings plan for the benefit of all its employees upon reaching one year of service with the Company. Employees electing to participate in the plan may contribute up to 15% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. Participants vest upon the completion of seven years of service. The Company matches a portion of the employee's contributions dependent upon reaching certain operating goals. Expenses related to Company matching totaled $101 and $25 for the year ended December 31, 1998, and for the period from January 1, 1999 through December 9, 1999, respectively.

8. RELATED-PARTY TRANSACTIONS

    The Company had $829 and $15,162 of vehicle sales to Asbury and $408 and $5,516 of vehicle purchases from Asbury for the period from December 4, 1999 through December 31, 1998, and the period from January 1, 1999 through December 9, 1999, respectively.

    The Company paid management fees of $596 during the period from January 1, 1999 through December 9, 1999, to Asbury.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive Arkansas L.L.C. referred to as "the McLarty Combined Entities" (see
Note 1) for the period from January 1, 1999 through November 17, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the McLarty Combined Entities for the period from January 1, 1999 through
November 17, 1999, and for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Little Rock, Arkansas
July 18, 2001

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                           FOR THE                FOR THE
                                                          YEAR ENDED    PERIOD FROM JANUARY 1, 1999
                                                         DECEMBER 31,      THROUGH NOVEMBER 17,
                                                             1998                  1999
                                                         ------------   ---------------------------
REVENUE:
  New vehicle..........................................    $218,017               $78,076
  Used vehicle.........................................     101,614                32,368
  Parts, service and collision repair..................      28,514                 6,663
  Finance and insurance, net...........................       5,687                 1,968
                                                           --------              --------
      Total revenue....................................     353,832               119,075
                                                           --------              --------

COST OF SALES:
  New vehicle..........................................     205,873                71,924
  Used vehicle.........................................      91,226                30,028
  Parts, service and collision repair..................      17,026                 3,739
                                                           --------              --------
      Total cost of sales..............................     314,125               105,691
                                                           --------              --------

GROSS PROFIT...........................................      39,707                13,384

OPERATING EXPENSES:
  Selling, general and administrative..................      29,493                10,072
  Depreciation and amortization........................         530                   110
                                                           --------              --------
      Income from operations...........................       9,684                 3,202
                                                           --------              --------

OTHER INCOME (EXPENSE):
  Floor plan interest expense..........................      (2,630)               (1,030)
  Other interest expense...............................      (1,629)                  (13)
  Other income, net....................................         791                   152
                                                           --------              --------
      Total other expense..............................      (3,468)                 (891)
                                                           --------              --------

NET INCOME.............................................      $6,216                $2,311
                                                           ========              ========

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                              COMMON STOCK
                                                             AND ADDITIONAL    RETAINED
                                                             PAID-IN CAPITAL   EARNINGS    TOTAL
                                                             ---------------   --------   --------
BALANCE AS OF DECEMBER 31, 1997............................      $4,477         $3,750     $8,227

  Net income...............................................          --          6,216      6,216
  Distributions............................................          --         (6,293)    (6,293)
                                                                 ------        -------    -------
BALANCE AS OF DECEMBER 31, 1998............................       4,477          3,673      8,150

  Net income...............................................          --          2,311      2,311
  Distributions............................................          --         (2,224)    (2,224)
  Contributions............................................       1,989             --      1,989
                                                                 ------        -------    -------
BALANCE AS OF NOVEMBER 17, 1999............................      $6,466         $3,760    $10,226
                                                                 ======        =======    =======

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               FOR THE      FOR THE PERIOD FROM
                                                              YEAR ENDED      JANUARY 1, 1999
                                                             DECEMBER 31,   THROUGH NOVEMBER 17,
                                                                 1998               1999
                                                             ------------   --------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income...............................................     $6,216              $2,311
  Adjustments to reconcile net income to net cash provided
    by operating activities-
      Depreciation and amortization........................        530                 110
      Gain on sale of assets...............................         --                 (63)
      Change in operating assets and liabilities, net of
        effects from acquisitions and divestiture of
        assets-
          Accounts receivable, net.........................        635                (734)
          Inventories......................................     (6,495)              3,723
          Prepaid expenses and other current assets........        (70)                 (8)
          Other assets.....................................          7                 308
          Floor plan notes payable.........................      4,323              14,099
          Accounts payable and accrued liabilities.........     (1,018)              1,156
          Other long-term liabilities......................       (136)               (237)
                                                               -------            --------
            Net cash provided by operating activities......      3,992              20,665

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................       (817)               (266)
  Proceeds from the sale of assets.........................         40                  80
  Cash and cash equivalents contributed to Asbury Arkansas
    under Exchange Agreement...............................         --              (7,023)
  Other....................................................        (32)                588
                                                               -------            --------
            Net cash used in investing activities..........       (809)             (6,621)

CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions............................................     (6,603)             (2,224)
  Contributions............................................         --               1,989
  Repayment of debt........................................       (480)             (1,174)
  Proceeds from debt.......................................        241                  --
  Net advances from (repayments to) related parties........      3,022             (17,791)
                                                               -------            --------
            Net cash used in financing activities..........     (3,820)            (19,200)
                                                               -------            --------
            Net decrease in cash and cash equivalents......       (637)             (5,156)
CASH AND CASH EQUIVALENTS, beginning of period.............      5,802               5,165
                                                               -------            --------
CASH AND CASH EQUIVALENTS, end of period...................     $5,165                  $9
                                                               =======            ========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...................................     $4,270              $1,008
                                                               =======            ========

                  See Notes to Combined Financial Statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The McLarty Combined Entities (the "Company") represents the combined dealership operations of North Point Ford, Inc., North Point Mazda, Inc., Premier Autoplaza, Inc., Hope Auto Company, McLarty Auto Mall, Inc. (collectively referred to as the "First Dealerships"), and Prestige, Inc. ("Prestige").

    On February 23, 1999, pursuant to an exchange agreement (the "Exchange Agreement") among Asbury Arkansas L.L.C. ("Asbury Arkansas"), the Company and Asbury Automotive Group, L.L.C. ("AAG"), the operations of the First Dealerships were transferred to Asbury Arkansas in exchange for cash and a 49% interest in Asbury Arkansas. Concurrently, AAG contributed $13,995 in cash in exchange for a 51% interest in Asbury Arkansas. On November 18, 1999, the operations of Prestige were transferred to Asbury Arkansas in consummation of the Exchange Agreement.

    The accompanying 1999 combined statements of income, shareholders' equity and cash flows reflect the activities of the First Dealerships from January 1, 1999 through February 22, 1999, which represents the date of closing of the exchange transactions involving the First Dealerships, and the activities of Prestige from January 1, 1999 through November 17, 1999.

    The Company operates six automobile dealerships in the central and southwestern regions of the State of Arkansas. The dealerships are engaged in the sale of new and used motor vehicles and related products and services, including vehicle service and parts, finance and insurance products and other after-market products.

    The business combination described above was accounted for under the purchase method of accounting on the financial statements of Asbury Arkansas. The accompanying financial statements do not include the effect of any adjustments resulting from the ultimate allocation of the purchase price by Asbury Arkansas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The financial statements for each of these entities are presented on a combined basis as they have substantially common ownership. All significant intercompany transactions and balances have been eliminated in combination.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts in-transit and highly liquid investments that have an original maturity of three months or less at date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    The majority of the Company's inventories are accounted for using the "first-in, first-out" method ("FIFO") and are valued using the lower of cost or market. The Company's parts inventories are stated at replacement cost in accordance with industry practice. The Company valued certain inventories using the "last-in, first-out" method ("LIFO"). Approximately 18.6% of the Company's inventories were valued at LIFO at December 31, 1998. If the FIFO method had been used to determine the cost of inventories, net income would have been lower by $149 for the year ended December 31, 1998 and greater by $56 for the period from January 1, 1999 through November 17, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided utilizing the straight-line method over the estimated useful lives of the assets.

GOODWILL

    Goodwill represents the excess of purchase price over the face value of the net tangible and other intangible assets acquired at the date of acquisition net of accumulated amortization. Goodwill is amortized on a straight-line basis over 40 years.

FINANCE RECEIVABLES AND ADVANCES

    The Company has an arrangement with a finance company, whereby the finance company extends credit to certain of the Company's customers in connection with vehicle sales. Under the arrangement, the Company originates installment contracts, which are assigned to the finance company without recourse, along with security interests in the related vehicles. The finance company advances the Company a portion of the payments due under the contracts, groups the contracts into pools and services the contracts. The finance company retains a servicing fee equal to 20% of contractual payments due on a pool-by-pool basis. In the event of customer default, the Company has no obligation to repay any advanced amounts or other fees to the finance company.

TAX STATUS

    The entities comprising the Company are Subchapter S Corporations, as defined in the Internal Revenue Code of 1986, and thus the taxable income or losses of the Company are included in the individual tax returns of the stockholders for federal and state income tax purposes. Therefore, no provisions for taxes have been included in the accompanying combined financial statements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

ADVERTISING

    The Company expenses production and other costs of advertising as incurred or when such advertising initially takes place. The Company's combined statements of income include advertising expense of $3,711 and $1,444 for the year ended December 31, 1998 and the period from January 1, 1999 through November 17, 1999, respectively.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

MAJOR SUPPLIERS AND DEALERSHIP AGREEMENTS

    The Company enters into agreements with the automakers that supply new vehicles and parts to its dealerships. The Company's overall sales could be impacted by the automakers' ability or unwillingness to supply the dealerships with a supply of new vehicles. Dealership agreements generally limit location of dealerships and retain automaker approval rights over changes in dealership management and ownership. Each automaker is entitled to terminate the dealership agreement if the dealership is in material breach of its terms.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS No. 133. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchase of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. The interest rates related to floor plan notes payable ranged from 7.75% to 8.75%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

    Long-term debt consists of various notes payable to banks and corporations, bearing interest at both fixed and variable rates and secured by certain of the Company's assets. Interest rates ranged from 7.75% to 8.75%.

4. COMMITMENTS AND CONTINGENCIES

    The Company leases various facilities and equipment under non-cancelable operating lease agreements, including leases with related parties. Rent expense for each of the periods presented in the accompanying combined statements of income is shown below:

                                                              FOR THE PERIOD FROM
                                       FOR THE YEAR ENDED   JANUARY 1, 1999 THROUGH
                                        DECEMBER 31,1998       NOVEMBER 17, 1999
                                       ------------------   -----------------------
Related parties......................        $1,302                   $529
Third parties........................           678                    127
                                             ------                   ----
    Total............................        $1,980                   $656
                                             ======                   ====

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

             BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE ARKANSAS L.L.C.
                          (MCLARTY COMBINED ENTITIES)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position or the results of operations of the Company.

5. RELATED-PARTY TRANSACTIONS

    The Company had amounts payable to related parties that consisted primarily of advances made to the Company by certain shareholders and officers. These balances accrued interest at rates corresponding to interest rates charged by certain floor plan institutions (8.75% at December 31, 1998). During 1998, the Company paid interest on amounts owed to these stockholders and officers totaling $1,521.

    The Company paid management fees to an entity that is owned by certain Company shareholders totaling approximately $310 during the year ended December 31, 1998 and approximately $52 during the period from January 1, 1999 through November 17, 1999.

    The entities included in the Company had various levels of ownership interest in the Sunlight Mesa Insurance Company ("Mesa"), which aggregate to 100%. Mesa operates as a reinsurer of credit life, accident and health insurance and has no direct policies in force. As Mesa's results of operations and financial position were not material, they have not been combined into the accompanying financial statements. Instead, the Company has recorded their interest in Mesa using the cost method of accounting for investments. Commission income recorded by the Company on insurance contracts related to policies reinsured with Mesa was approximately $260 during 1998. The Company's investment in Mesa was not contributed to Asbury Arkansas as a part of the business combination discussed in Note 1.

6. RETIREMENT PLANS

    The Company maintains 401(k) plans (the "Plans") at each of the dealerships, which cover substantially all employees. The Company makes matching contributions to the Plans of up to 2% of participating employees' salaries. The Company's combined statements of income include contributions of $81 and $16 for the year ended December 31, 1998 and the period from January 1, 1999 through November 17, 1999, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asbury Automotive Group L.L.C.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of the Business Acquired by Asbury Automotive North Carolina L.L.C. (Crown Automotive Group) for the period from January 1, 1999 through April 6, 1999, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Business Acquired by Asbury Automotive North Carolina L.L.C. for the period from January 1, 1999 through April 6, 1999, and for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

New York, New York
July 18, 2001

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                FOR THE      FOR THE PERIOD FROM
                                                               YEAR ENDED      JANUARY 1, 1999
                                                              DECEMBER 31,    THROUGH APRIL 6,
                                                                  1998              1999
                                                              ------------   -------------------
REVENUE:
  New vehicle...............................................    $170,808           $14,424
  Used vehicle..............................................     129,447            13,148
  Parts, service and collision repair.......................      44,614             4,815
  Finance and insurance, net................................       9,626               555
                                                                --------           -------
      Total revenue.........................................     354,495            32,942
                                                                --------           -------

COST OF SALES:
  New vehicle...............................................     157,675            13,413
  Used vehicle..............................................     125,053            12,341
  Parts, service and collision repair.......................      22,536             2,556
                                                                --------           -------
      Total cost of sales...................................     305,264            28,310
                                                                --------           -------

GROSS PROFIT................................................      49,231             4,632

OPERATING EXPENSES:
  Selling, general and administrative.......................      42,010             3,579
  Depreciation and amortization.............................         374                18
                                                                --------           -------
      Income from operations................................       6,847             1,035
                                                                --------           -------

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................      (1,848)              (93)
  Other interest expense....................................          --               (48)
  Other income, net.........................................         871               687
                                                                --------           -------
      Net income............................................      $5,870            $1,581
                                                                ========           =======

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                            COMMON STOCK     RETAINED
                                                           AND ADDITIONAL    EARNINGS
                                                           PAID-IN CAPITAL   (DEFICIT)    TOTAL
                                                           ---------------   ---------   --------
BALANCE AS OF DECEMBER 31, 1997..........................       $10,573        $6,460     $17,033

  Contributions..........................................           489            --         489
  Distributions..........................................        (7,638)      (13,043)    (20,681)
  Net income.............................................            --         5,870       5,870
                                                                -------      --------    --------
BALANCE AS OF DECEMBER 31, 1998..........................         3,424          (713)      2,711
                                                                -------      --------    --------
  Distributions..........................................            --          (340)       (340)
  Net income.............................................            --         1,581       1,581
                                                                -------      --------    --------
BALANCE AS OF APRIL 6, 1999..............................        $3,424          $528      $3,952
                                                                =======      ========    ========

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.

                            (CROWN AUTOMOTIVE GROUP)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                FOR THE      FOR THE PERIOD FROM
                                                               YEAR ENDED      JANUARY 1, 1999
                                                              DECEMBER 31,    THROUGH APRIL 6,
                                                                  1998              1999
                                                              ------------   -------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................      $5,870            $1,581
  Adjustments to reconcile net income to net cash provided
    by operating activities--
      Depreciation and amortization.........................         374                18
  Change in operating assets and liabilities, net of effects from acquisitions and divestiture of assets--
      Accounts receivable, net..............................        (493)           (1,450)
      Inventories...........................................        (665)             (743)
      Prepaid and other.....................................        (759)                3
      Floor plan notes payable..............................       1,722              (428)
      Accounts payable and accrued liabilities..............       2,910             2,074
                                                                --------           -------
          Net cash provided by operating activities.........       8,959             1,055
                                                                --------           -------

CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (1,240)              (15)
  Net issuance of notes receivable..........................       5,388                --
  Cash and cash equivalents associated with the sale to
    Asbury..................................................      (8,394)               --
                                                                --------           -------
          Net cash used in investing activities.............      (4,246)              (15)
                                                                --------           -------

CASH FLOW FROM FINANCING ACTIVITIES:
  Contributions.............................................         489                --
  Repayments of notes payable...............................      (5,071)               --
  Distributions.............................................     (12,008)             (340)
                                                                --------           -------
          Net cash used in financing activities.............     (16,590)             (340)
                                                                --------           -------
          Net increase (decrease) in cash and cash
            equivalents.....................................     (11,877)              700
                                                                --------           -------
CASH AND CASH EQUIVALENTS, beginning of period..............      13,942             2,065
                                                                --------           -------
CASH AND CASH EQUIVALENTS, end of period....................      $2,065            $2,765
                                                                ========           =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................      $1,847               $76
                                                                ========           =======
  Non-cash distributions (net assets of the business sold to
    Asbury on December 11, 1998)............................      $8,673           $    --
                                                                ========           =======

                  See Notes to Combined Financial Statements.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Asbury Automotive North Carolina L.L.C. ("Asbury") acquired its dealership operations through the December 11, 1998, acquisition of the non-Honda/Acura operations of CAC Automotive, Inc. ("CAC"), CAR Automotive, Inc. ("CAR"), CFC Finance, Inc. ("CFC"), and CAM Automotive, Inc. ("CAM") and the April 7, 1999, acquisition of the Honda/Acura dealerships of the above-mentioned entities. The combined accounts of the entities mentioned above will from hereafter be referred to collectively as "the Company" or "Crown Automotive Group." These combined statements do not include the real estate entities in which the Company conducts its dealership operations. As a result, rent expense is included in the accompanying combined statements of income as discussed in Note 3.

    On December 11, 1998, the non-Honda/Acura operations of CAC, CAR, CFC, CAM and the real estate assets of Asbury North Carolina Real Estate Holdings L.L.C. were acquired by Asbury for $80,828 in cash and the issuance of a 49% equity interest to certain of the former shareholders of the Company.

    On April 7, 1999, the Honda/Acura dealerships operations were acquired by Asbury for $10,073 in cash and the issuance of a 49% equity interest to the same shareholders.

    The Company is engaged in the sale of new and used vehicles, light trucks and replacement parts, provides vehicle maintenance, warranty, paint and repair services and arranges vehicle finance, insurance and service contracts for its automotive customers located in Greensboro, Chapel Hill and Raleigh, North Carolina, and Richmond, Virginia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying combined financial statements reflect the combined accounts of the non-Honda/Acura operations of CAC, CAR, CFC and CAM for the period from January 1, 1998 through December 10, 1998 and the combined accounts of the Honda/Acura operations for the year ended December 31, 1998 and for the period from January 1, 1999 through April 6, 1999.

    All significant intercompany transactions have been eliminated during the period of common ownership.

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts in-transit and highly liquid investments that have an original maturity of three months or less at date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    New and used vehicle inventories are valued at the lower of cost or market utilizing the "last-in, first-out" (LIFO) method. Parts inventories are valued at the lower of cost or market utilizing the "first-in, first-out" (FIFO) method. If the FIFO method had been used to determine cost for inventories valued using the LIFO method, net income would have increased by $2,153 and $10 for the year ended December 31, 1998 and for the period from January 1, 1999 through April 6, 1999 respectively.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided for utilizing the straight-line method over the estimated useful life of the asset.

TAX STATUS

    The Company's shareholders have elected to be taxed as S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred or when such advertising initially takes place. Advertising costs aggregated approximately $2,467 and $250 for the year ended December 31, 1998, and for the period from January 1, 1999, through April 6, 1999, respectively.

USE OF ESTIMATES

    Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

STATEMENTS OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statements of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statements of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 137 amended the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 138, issued in June 2000, addressed a limited number of issues that were causing implementation difficulties for numerous entities applying SFAS
No. 133. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial position, liquidity or cash flows.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No.101 was effective for years beginning after December 31, 1999, and provides clarification related to recognizing revenue in certain circumstances. Adoption of SAB No.101 did not have a material impact on the Company's revenue recognition policies.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. RELATED-PARTY TRANSACTIONS

    Asbury acquired the real estate used in the dealership operations of the entities included in these financial statements in the December 10, 1998 acquisition. Prior to the acquisition, the real estate was owned by the majority shareholder of the Company or owned through entities in which the majority shareholder of the Company held a controlling interest. Rent expense included in the accompanying statements of income paid to those real estate entities totaled $4,750 and $497 for the year ended December 31, 1998 and for the period from January 1, 1999 through April 6, 1999, respectively. The related real estate had a fair market value of $56,200 at the date of acquisition by Asbury.

4. OPERATING LEASES

    The Company held various lease agreements for land expiring through 2005.

    In addition to the related party real estate leases mentioned above, the Company is party to various equipment operating leases with remaining terms in excess of one year. Expense related to these leases approximated $455 and $45 for the year ended December 31, 1998 and for the period from January 1, 1999 through April 6, 1999, respectively.

    The leases, which contain rental escalation clauses based on the consumer price index, require the following minimum payments as of December 31, 1998:

                                                     RELATED PARTY   THIRD PARTIES
                                                     -------------   -------------
1999...............................................      $3,827          $110
2000...............................................       3,903           110
2001...............................................       3,982           110
2002...............................................       4,061           110
2003...............................................       4,143           110
Thereafter.........................................       8,535            64
                                                        -------          ----
                                                        $28,451          $614
                                                        =======          ====

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

    Included in other income, net is $683 of income from the settlement of a class action lawsuit with a certain vehicle manufacturer.

          BUSINESS ACQUIRED BY ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.
                            (CROWN AUTOMOTIVE GROUP)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

6. RETIREMENT PLAN

    The Company participates in a retirement program administered by the National Automobile Dealers and Associates Retirement Plan (the "Plan"). The Plan is a multi-employer defined contribution 401(k) plan. Each regular full-time employee who is at least 21 years of age, but not over 56, and who has been continuously employed by the Company for one year or more is eligible to participate in the Plan. The Plan requires that the Company match the employees' voluntary contributions to the extent of 2% of the compensation of participants. Contributions to the Plan made by the Company amounted to approximately $115 and $26 for the year ended December 31, 1998, and for the period from January 1, 1999 through April 6, 1999, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Coggin Automotive Corp and Affiliates:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of Coggin Automotive Corp and Affiliates for the period from January 1, 1998 through October 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Coggin Automotive Corp and Affiliates, and their cash flows for the period from January 1, 1998 through October 30, 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Jacksonville, Florida
January 29, 1999

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES
                          COMBINED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                               FOR THE PERIOD
                                                                    FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                              OCTOBER 30, 1998
                                                              ----------------
REVENUE:
  New vehicle...............................................      $115,542
  Used vehicle..............................................        67,299
  Parts, services and collision repair......................        22,725
  Finance and insurance, net................................         5,803
                                                                  --------
    Total revenue...........................................       211,369
                                                                  --------
COST OF SALES:
  New vehicle...............................................       104,632
  Used vehicle..............................................        60,164
  Parts, services and collision repair......................        10,347
                                                                  --------
    Total cost of sales.....................................       175,143
                                                                  --------
GROSS PROFIT................................................        36,226

OPERATING EXPENSES:
  Selling, general and administrative.......................        26,577
  Depreciation and amortization.............................         1,035
                                                                  --------
    Income from operations..................................         8,614

OTHER INCOME (EXPENSE):
  Floor plan interest expense...............................        (1,289)
  Interest expense..........................................          (686)
  Interest income...........................................           252
  Gain on sale of assets....................................         1,909
  Other.....................................................           513
                                                                  --------

INCOME BEFORE PROVISION FOR INCOME TAXES....................         9,313
PROVISION FOR INCOME TAXES..................................         1,686
                                                                  --------
NET INCOME..................................................        $7,627
                                                                  ========

                  See Notes to Combined Financial Statements.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                             COMMON STOCK
                                                            AND ADDITIONAL    RETAINED
                                                            PAID-IN CAPITAL   EARNINGS    TOTAL
                                                            ---------------   --------   --------
BALANCE AS OF DECEMBER 31, 1997...........................      $14,397        $5,308     $19,705

  Net income..............................................           --         7,627       7,627
  Distributions...........................................      (24,172)         (253)    (24,425)
  Contributions...........................................       10,287            --      10,287
                                                               --------       -------    --------
BALANCE AS OF OCTOBER 30, 1998............................         $512       $12,682     $13,194
                                                               ========       =======    ========

                  See Notes to Combined Financial Statements.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1998
                                                              THROUGH OCTOBER 30,
                                                                     1998
                                                              -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................         $7,627
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................          1,035
    Gain on sale of assets..................................         (1,909)
    Other noncash...........................................            556
    Changes in operating assets and liabilities:
      Accounts receivable...................................            740
      Inventories...........................................           (910)
      Floor plan notes payable..............................          6,314
      Accounts payable and accrued expenses.................          3,284
      Other.................................................           (425)
                                                                   --------
          Net cash provided by operating activities.........         16,312
                                                                   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................         (3,037)
  Net proceeds from sale of assets..........................            100
  Sale of notes receivable--finance contracts...............          2,238
  Net issuance of finance contracts.........................          1,152
                                                                   --------
          Net cash provided by investing activities.........            453
                                                                   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable.......................        $(6,495)
  Partner contributions.....................................         10,287
  Partner distributions.....................................        (22,060)
                                                                   --------
          Net cash used in financing activities.............        (18,268)
                                                                   --------
          Net decrease in cash and cash equivalents.........         (1,503)
CASH AND CASH EQUIVALENTS, beginning of period..............         16,436
                                                                   --------
CASH AND CASH EQUIVALENTS, end of period....................       $ 14,933
                                                                   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
  Interest..................................................         $2,000
                                                                   ========
  Income taxes..............................................            $90
                                                                   ========
Distribution of notes receivable............................         $2,365
                                                                   ========

                  See Notes to Combined Financial Statements.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The combined financial statements of Coggin Automotive Corp and Affiliates (the "Company") include the accounts of the following limited partnerships:
CP-GMC Motors, Ltd., CH Motors, Ltd., CN Motors, Ltd., CFP Motors, Ltd., Avenue Motors, Ltd., d.b.a. Coggin Nissan of the Avenues and C&O Properties, Ltd. The combined financial statements also include CA Funding 1, Ltd., CLC Inc., Coggin Management Company, Inc., Bayway Financial Services, Inc., ANL
Associates, Inc., CA Funding 2, Ltd., CA Funding, Inc., CF Motor Corp., and COPROP Corporation.

    The combined financial statements of the Company also include investments in Landcom Co., Ltd.; Coggin Andrews Partnership, d.b.a. Coggin Andrews Honda; and CA Motors, Ltd., d.b.a. Coggin Acura. These investments are accounted for under the equity method, as the Company did not own a controlling partnership interest in these entities.

    The combined financial statements of the Company include 100% of C&O Properties, Ltd., which was owned 37% by the majority stockholder of the Company. This 37% was not treated as a minority interest as the Company had effective control of C&O Properties, Ltd.

    The Company is engaged in the sale and servicing of new automobiles and the retailing and wholesaling of replacement parts and used vehicles. The Company operates from locations in North, Central and South Florida.

    On October 31, 1998, Asbury Automotive Jacksonville, L.P. ("Asbury Jacksonville"), a 51% owned subsidiary of Asbury Automotive Group L.L.C. ("AAG"), purchased substantially all of the operating assets and assumed certain liabilities of the Company. The total purchase price was approximately $40,761. Asbury Jacksonville issued a 49% equity interest in Asbury Jacksonville to the former shareholders of the Company (the "Minority Members"). In addition, Asbury Jacksonville granted the Minority Members a put option. This option gives the Minority Members the right to require Asbury Jacksonville to purchase all of the minority interest of the largest minority shareholder upon termination of employment or at any time requested by this shareholder after the third anniversary of the acquisition date and all the minority interest of the other Minority Members upon termination of employment and the passage of three years from the acquisition date.

    All significant intercompany transactions and balances have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                             (DOLLARS IN THOUSANDS)

revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statements of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts in-transit and highly liquid investments that have an original maturity of three months or less at date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are stated at the lower of cost or market. The cost of new vehicles is determined on a "last-in, first-out" ("LIFO") method. The cost of used vehicles is determined using the specific identification method. The cost of parts, accessories, and other inventories is determined on a "first-in, first-out" ("FIFO") method. The effect of utilizing the LIFO method had an immaterial effect on the accompanying combined statement of income for the period from January 1, 1998 through October 30, 1998.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over estimated useful lives of the related assets.

TAX STATUS

    Except as discussed in Note 4, the Company's shareholders have elected to be taxed as partnerships and S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision or federal or state income taxes has been included in the financial statements for the partnerships and S corporations.

ADVERTISING

    The Company expenses production and other costs of advertising as incurred or when such advertising initially takes place. Advertising costs totaled $3,056 for the period from January 1, 1998 through October 30, 1998.

USE OF ESTIMATES

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the statement of cash flows.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                             (DOLLARS IN THOUSANDS)

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. Bayway Financial Services, L.P. extends credit to its customers based on an evaluation of the customer's financial condition and credit history.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial condition, liquidity or cash flows.

3. SALE OF ASSETS

    On July 1, 1998, the Company sold its 1% general and 49% limited partnership interest in Coggin Acura for a promissory note of approximately $2,365. The Company recognized a gain of approximately $1,909, which was included in the accompanying combined statement of income for the period from January 1, 1998 through October 30, 1998.

4. INCOME TAXES

    Corporations that elect S corporation status after December 31, 1986 may be subject to a corporate-level tax on the net unrealized built-in gain at the date of conversion that is realized during the ten-year period after conversion. Prior to December 31, 1997, the Company recorded a liability for the tax effect of the excess of the fair value of the investments in partnerships, primarily hotel investments, over the aggregate adjusted tax bases in the amount of $1,413.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                             (DOLLARS IN THOUSANDS)

    The Company is currently under audit by the Internal Revenue Service ("IRS") for the period from June 1, 1992 through December 31, 1993. As the result of a reorganization that occurred in June 1993, the assets of various C corporations were transferred to limited partnerships. Shortly thereafter, the C corporations were liquidated into their common parent corporation, and the parent corporation elected S corporation status. The IRS has asserted that the S corporation election triggered recapture of the LIFO reserve related to the inventory transferred to the limited partnerships. In connection with the acquisition by Asbury Jacksonville as of October 30, 1998, the Company recorded a tax liability of approximately $1,686 for the net recognized built-in gain, pursuant to
Section 1374 of the Internal Revenue Code.

5. OPERATING LEASES

    The Company leases certain land, facilities, and computer equipment under operating leases with various expiration dates through 2008. Rental expense under such agreements totaled $175 for the period from January 1, 1998 through October 30, 1998.

    Minimum future lease payments under these operating leases are as follows:

1998........................................................    $214

1999........................................................     214

2000........................................................     214

2001........................................................     208

2002........................................................     217

Thereafter..................................................     768
                                                              ------

                                                              $1,835
                                                              ======

6. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial condition, liquidity or the results of operations of the Company.

    The dealerships operated by the Company hold franchise agreements with a number of automotive manufacturers. In accordance with the individual franchise agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships or the loss of a franchise agreement could have a negative impact on the Company's operating results.

    As discussed in Note 1, Asbury Jacksonville granted the selling shareholders of the Company a put option that gives them the right to require Asbury Jacksonville to purchase their minority interests upon certain circumstances.

                     COGGIN AUTOMOTIVE CORP AND AFFILIATES

                             (DOLLARS IN THOUSANDS)

    Asbury Jacksonville signed a letter of intent to acquire the remaining 50% interest for approximately $7,000 in a dealership which is 50%-owned by AAG and the shareholders of the Company.

7. RETIREMENT PLAN

    The Company participates in a salary deferral 401(k) plan (the "Plan"), which is administered by the National Automobile Dealers Association. All full-time employees of the Company who are more than 21 years of age and have more than one year of service are eligible to participate in the Plan. The Company matches employee contributions up to 2% of an employee's annual compensation, with the matching portion vesting over a period of seven years.

    The Company's expense under the Plan totaled $207 for the period from January 1, 1998 through October 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To J.I.W. Enterprises, Inc.:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of J.I.W. Enterprises, Inc. for the period from January 1, 1998 through September 17, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of J.I.W. Enterprises, Inc. for the period from January 1, 1998 through September 17, 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
April 14, 1999

                            J.I.W. ENTERPRISES, INC.

                          COMBINED STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1998
                                                                    THROUGH
                                                              SEPTEMBER 17, 1998
                                                              -------------------
REVENUE:

  New vehicle...............................................       $107,655

  Used vehicle..............................................         48,334

  Parts, service and collision repair.......................         25,202

  Finance and insurance, net................................          2,978
                                                                   --------

    Total revenue...........................................        184,169
                                                                   --------

COST OF SALES:

  New vehicle...............................................        100,296

  Used vehicle..............................................         43,986

  Parts, service and collision repair.......................         15,771
                                                                   --------

    Total cost of sales.....................................        160,053
                                                                   --------

GROSS PROFIT................................................         24,116

OPERATING EXPENSES:

  Selling, general and administrative.......................         18,384

  Depreciation and amortization.............................            402
                                                                   --------

    Income from operations..................................          5,330

OTHER INCOME (EXPENSES):

  Floor plan interest expense...............................         (1,352)

  Interest income...........................................             46
                                                                   --------

    Net income..............................................         $4,024
                                                                   ========

                  See Notes to Combined Financial Statements.

                            J.I.W. ENTERPRISES, INC.
                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                COMMON
                                                              STOCK AND
                                                              ADDITIONAL   RETAINED
                                                               PAID-IN     EARNINGS     TOTAL
                                                               CAPITAL     (DEFICIT)    EQUITY
                                                              ----------   ---------   --------
BALANCE AS OF DECEMBER 31, 1997.............................    $5,722        $371      $6,093
  Distributions.............................................        --      (4,597)     (4,597)
  Net income................................................        --       4,024       4,024
                                                                ------      ------      ------
BALANCE AS OF SEPTEMBER 17, 1998............................    $5,722       $(202)     $5,520
                                                                ======      ======      ======

                  See Notes to Combined Financial Statements.

                            J.I.W. ENTERPRISES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               FOR THE PERIOD FROM
                                                                 JANUARY 1, 1998
                                                              THROUGH SEPTEMBER 17,
                                                                      1998
                                                              ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................          $4,024
  Adjustments to reconcile net income to net cash provided
    by operating activities--...............................
    Depreciation and amortization...........................             402
    Change in operating assets and liabilities--
      Accounts receivable, net..............................          (1,994)
      Inventories...........................................           4,238
      Prepaid expenses......................................            (193)
      Other assets..........................................             204
      Floor plan notes payable..............................          (2,635)
      Accounts payable and accrued expenses.................             973
                                                                     -------
          Net cash provided by operating activities.........           5,019
                                                                     -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................            (333)
                                                                     -------
          Net cash used in investing activities.............            (333)
                                                                     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions.............................................          (4,597)
  Net advances from minority partner........................             795
          Net cash used in financing activities.............          (3,802)
                                                                     -------
          Net increase in cash and cash equivalents.........             884
CASH AND CASH EQUIVALENTS, beginning of period..............           5,085
                                                                     -------
CASH AND CASH EQUIVALENTS, end of period....................         $ 5,969
                                                                     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................          $1,357
                                                                     =======

                  See Notes to Combined Financial Statements.

                            J.J.W. ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The financial statements reflect the combined operations of J.I.W. Enterprises, Inc., Courtesy Toyota of Brandon, Inc., Gulf Auto Holdings, Inc. and Courtesy Imports of Tampa, Inc. (collectively the "Company"). The Company is engaged in the sale and servicing of new automobiles and the retailing and wholesaling of replacement parts and used vehicles. The Company operates from two locations in the greater Tampa, Florida metropolitan area.

    The Company's dealership operations were sold to Asbury Automotive Tampa L.P. ("Asbury Tampa") on September 18, 1998 for $37,257, including transaction costs, and the issuance of a 49% interest in Asbury Tampa to the shareholders of the Company.

    All significant intercompany transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statement of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts in-transit and highly liquid investments that have an original maturity of three months or less at date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are valued at the lower of cost or market utilizing the "last-in, first-out" (LIFO) method. If the "first-in, first-out" (FIFO) method had been used to determine the cost of inventories valued using the LIFO method, net income would have been increased by approximately $82 for the period from January 1, 1998 through September 17, 1998.

                            J.J.W. ENTERPRISES, INC.

                             (DOLLARS IN THOUSANDS)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided for utilizing the straight-line method over the estimated useful life of the asset.

TAX STATUS

    The Company's shareholders have elected to be taxed as S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements.

ADVERTISING

    The Company expenses the costs of advertising as incurred or when such advertising initially takes place. Advertising costs aggregated approximately $2,158 for the period from January 1, 1998 through September 17, 1998.

USE OF ESTIMATES

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the period presented. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statement of cash flows.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. However, they are concentrated in the Company's market area in west central Florida.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

                            J.J.W. ENTERPRISES, INC.

                             (DOLLARS IN THOUSANDS)

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial condition, liquidity or cash flows.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchase of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. In 1998, the interest rates related to floor plan notes payable were based on the London Interbank Offered Rate ("LIBOR") plus 130 basis points. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

4. OPERATING LEASES

    The Company leases certain land and buildings from its majority shareholder. Rental expense under these leases for the period from January 1, 1998 through September 17, 1998 was $1,156. Annual minimal non-cancelable lease payments under these leases amount to $1,510 through September 16, 2008.

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims, the Company has indemnified Asbury. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position, liquidity or the results of operations of the Company.

                            J.J.W. ENTERPRISES, INC.

                             (DOLLARS IN THOUSANDS)

6. RETIREMENT PLAN

    The Company maintains a 401(k) plan covering substantially all of its employees. Individuals, eighteen years of age and older, are eligible to participate in the plan upon attaining one year of service with the Company. The Company matches a portion of the employee's contributions dependent on reaching specified operating goals. Expenses related to the Company's matching contribution were $27 for the period from January 1, 1998 through September 17, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To David McDavid Auto Group:

    We have audited the accompanying combined statements of income, shareholders' equity and cash flows of David McDavid Auto Group for the period from January 1, 1998 through April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of David McDavid Auto Group for the period from January 1, 1998 through April 30, 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 19, 1999

                            DAVID MCDAVID AUTO GROUP
                          COMBINED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                              FOR THE PERIOD FROM
                                                                JANUARY 1, 1998
                                                                    THROUGH
                                                                APRIL 30, 1998
                                                              -------------------
REVENUE:
  New vehicle...............................................        $78,558
  Used vehicle..............................................         21,577
  Parts, service and collision repair.......................         18,951
  Finance and insurance, net................................          3,750
                                                                   --------
    Total revenue...........................................        122,836
                                                                   --------
COST OF SALES:
  New vehicle...............................................         74,616
  Used vehicle..............................................         19,837
  Parts, service and collision repair.......................         11,292
                                                                   --------
    Total cost of sales.....................................        105,745
                                                                   --------
GROSS PROFIT................................................         17,091
OPERATING EXPENSES:
  Selling, general and administrative.......................         14,253
  Depreciation and amortization.............................            257
                                                                   --------
    Income from operations..................................          2,581
OTHER EXPENSE:
  Floor plan interest expense...............................         (1,286)
  Other interest expense....................................           (107)
                                                                   --------
    Net income..............................................         $1,188
                                                                   ========

                  See Notes to Combined Financial Statements.

                            DAVID MCDAVID AUTO GROUP

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                            COMMON STOCK
                                                                AND
                                                         ADDITIONAL PAID-IN   RETAINED
                                                              CAPITAL         EARNINGS   TOTAL EQUITY
                                                         ------------------   --------   ------------
BALANCE AS OF DECEMBER 31, 1997........................        $2,040         $12,355      $14,395
  Distributions........................................            --          (1,560)      (1,560)
  Net income...........................................            --           1,188        1,188
                                                               ------         -------      -------
BALANCE AS OF APRIL 30, 1998...........................        $2,040         $11,983      $14,023
                                                               ======         =======      =======

                  See Notes to Combined Financial Statements.

                            DAVID MCDAVID AUTO GROUP
                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE PERIOD
                                                                   FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                              APRIL 30, 1998
                                                              ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................       $1,188
  Adjustments to reconcile net income to net cash used in
    operating activities-
    Depreciation and amortization...........................          257
  Changes in operating assets and liabilities-
    Accounts receivable.....................................         (898)
    Inventories.............................................         (708)
    Prepaid expense and other assets........................         (441)
    Floor plan payable......................................       (1,998)
    Accounts payable and accrued liabilities................       (1,177)
                                                                  -------
      Net cash used in operating activities.................       (3,777)
                                                                  -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................          (45)
                                                                  -------
      Net cash used in investing activities.................          (45)
                                                                  -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligation......................          (46)
  Repayment of long-term borrowings.........................         (315)
  Proceeds from long-term debt..............................       10,552
  Distributions.............................................       (1,560)
                                                                  -------
      Net cash provided by financing activities.............        8,631
                                                                  -------
      Net increase in cash and cash equivalents.............        4,809

CASH AND CASH EQUIVALENTS, beginning of period..............       14,665
                                                                  -------

CASH AND CASH EQUIVALENTS, end of period....................      $19,474
                                                                  =======

SUPPLEMENTAL INFORMATION OF CASH FLOW INFORMATION--
  Cash paid for interest....................................       $1,027
                                                                  =======

                  See Notes to Combined Financial Statements.

                            DAVID MCDAVID AUTO GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The financial statements reflect the combined operations of the following entities: David McDavid Pontiac, Inc., David McDavid Luxury Imports, Inc., David McDavid Nissan, Inc., D.Q. Automobiles, Inc., Autovest, Inc., Texas Auto Outfitters, Inc., David McDavid Wireless Communications, Inc.,
McAdvertising, Inc., and Papa Grande Mgmt. Co., (collectively the "Company"). The Company is engaged in the sale and servicing of new automobiles and the retailing and wholesaling of replacement parts and used vehicles throughout the Dallas, Houston and Austin, Texas metropolitan areas.

    The Company was sold to Asbury Automotive Texas L.L.C. ("Asbury Texas") on April 30, 1998 for $90,331 (including transaction costs) and the issuance of a 25.8% interest in Asbury Texas to the shareholders of the Company.

    All significant intercompany transactions have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title and signing of the sales contract. Revenue from the sale of parts and services is recognized upon delivery of parts to the customer or when vehicle service work is performed.

    The Company receives commissions from the sale of credit life and disability insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various institutions and receives commissions equal to the difference between the loan rates charged to customers over predetermined financing rates set by the financing institution.

    The Company may be charged back ("chargebacks") for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by customers. The revenue from financing fees and commissions is recorded at the time of the sale of the vehicles and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract revenue, net of estimated chargebacks, is included in finance and insurance revenue in the accompanying combined statement of income.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include contracts in-transit and highly liquid investments that have an original maturity of three months or less at date of purchase. Contracts-in-transit represent receivables from finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by the Company.

INVENTORIES

    Inventories are valued at the lower of cost or market utilizing the "first-in, first-out" (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided for utilizing the straight-line method over the estimated useful life of the asset.

                            DAVID MCDAVID AUTO GROUP

                             (DOLLARS IN THOUSANDS)

TAX STATUS

    Except for Autovest, Inc., the Company's shareholders have elected to be taxed as S corporations as defined by the Internal Revenue Code. The shareholders of the Company are taxed on their share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in the financial statements. Autovest, Inc. is a C corporation; federal income taxes related to this entity are not material to the combined results of operations.

ADVERTISING

    The Company expenses the costs of advertising as incurred or when such advertising initially takes place. Advertising costs totaled $1,097 for the period from January 1, 1998 through April 30, 1998.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

    The net change in floor plan financing of inventories, which is a customary financing technique in the industry, is reflected as an operating activity in the accompanying combined statement of cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of floor plan notes payable and long-term debt. The carrying amounts of its financial instruments approximate their fair values due to their relatively short duration and variable interest rates.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash deposits. The Company maintains cash balances in financial institutions with strong credit ratings. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits.

    Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base.

SEGMENT REPORTING

    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". Based upon definitions contained in SFAS No. 131, the Company has determined that it operates in one segment and has no international operations.

                            DAVID MCDAVID AUTO GROUP

                             (DOLLARS IN THOUSANDS)

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (gains or losses) depends on the intended use of the derivative and the resulting designation. The Company has determined that the adoption of SFAS No. 133 will not have a material impact on its results of operations, financial condition, liquidity or cash flows.

3. INTEREST EXPENSE

    Floor plan notes payable reflect amounts payable for purchase of specific vehicle inventories and are due to various floor plan lenders bearing interest at variable rates based on prime. In 1998, the interest rates related to floor plan notes payable were based on the London Interbank Offered Rate ("LIBOR") plus 2.25%. Floor plan arrangements permit borrowings based upon new and used vehicle inventory levels. Vehicle payments on notes are due when the related vehicles are sold. The notes are collateralized by substantially all vehicle inventories of the Company and are subject to certain financial and other covenants.

    Long-term debt outstanding during 1998 consists of various notes payable to banks and corporations, bearing interest at both fixed and variable rates and secured by certain of the Company's assets. Interest rates were based on LIBOR plus 2.50% or the prime rate, ranging from 7.5% to 10.0%.

4. RELATED-PARTY TRANSACTIONS

    The Company leases certain land and buildings from its majority shareholder. Annual minimum non-cancelable lease payments under these leases amount to approximately $4,808 through May 1, 2013. Rent expense for the period from January 1, 1998 through April 30, 1998 was $1,608.

    From January 1, 1998 through April 30, 1998, approximately $645 of commission income was derived from the sale of credit life and disability insurance policies and warranty contracts from insurance companies which are owned by the majority shareholder. In addition, from January 1, 1998 through April 30, 1998, commission income of approximately $520 was derived from a finance company in which the Company has a small ownership interest. Included in finance and insurance, net is approximately $378 of investment earnings from such finance company.

5. COMMITMENTS AND CONTINGENCIES

    Substantially all of the Company's facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net earnings, financial condition, liquidity or competitive position of the

                            DAVID MCDAVID AUTO GROUP

                             (DOLLARS IN THOUSANDS)

Company. Management believes that its current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

    The Company has guaranteed 30% of loans made by a bank in an aggregate amount of $2 million, the proceeds of which were used by two management employees who had no ownership interest in the Company to acquire a 3.6% interest in Asbury Texas.

    The Company has been named in a class action lawsuit alleging that more than 600 automobile dealerships, including the Company, have improperly charged consumers a vehicle inventory tax in addition to the purchase price of the vehicle. The Texas Automotive Dealers Association has assumed defense of the case. There is no allegation as to the amount of damages and no determination has been made as to the potential liability. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, liquidity or results of operations of the Company.

    The Company is involved in legal proceedings and claims, which arise in the ordinary course of its business and with respect to certain of these claims the Company has indemnified Asbury Texas. In the opinion of management of the Company, the amount of ultimate liability with respect to these actions will not materially affect the financial position, liquidity or the results of operations of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
Prospectus Summary...................      1
The Offering.........................      3
Summary Historical And Pro Forma
  Consolidated Financial Data........      4
Risk Factors.........................      5
Forward-Looking Statements...........     14
Use Of Proceeds......................     15
Dividend Policy......................     15
Dilution.............................     15
Capitalization.......................     17
Selected Consolidated Financial
  Data...............................     18
Unaudited Pro Forma Financial
  Information........................     20
Management's Discussion And Analysis
  Of Financial Condition And Results
  Of Operations......................     27
Business.............................     34
Management...........................     49
Related Party Transactions...........     58
Description Of Capital Stock.........     60
Principal And Selling Stockholders...     63
Shares Eligible For Future Sale......     65
Underwriting.........................     68
Validity Of Shares...................     70
Experts..............................     70
Where You Can Find More Information..     70
Index to Financial Statements........    F-1

                            ------------------------

    Through and including [ ], 2001 (the 25th day after the date of this prospectus) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                            [              ] Shares

                               ASBURY AUTOMOTIVE
                                  GROUP, INC.

                                  Common Stock

                               ------------------

                                     [LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           SALOMON SMITH BARNEY INC.

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

SEC registration fee........................................  $   37,500

NYSE listing fee............................................     125,000

NASD filing fee.............................................      15,500

Blue Sky fees and expenses..................................      15,000

Printing and engraving costs................................     100,000

Legal fees and expenses.....................................     500,000

Accounting fees and expenses................................   1,000,000

Transfer Agent and Registrar fees and expenses..............      25,000

Miscellaneous...............................................      32,000
                                                              ----------

Total.......................................................  $1,850,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides that we may indemnify our directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, finds and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that we may only extend indemnification to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires that we obtain court approval before we may satisfy any such indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

    Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties). Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

    The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

    - for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

    Reference is made to Article X of the Articles of Incorporation of Asbury concerning indemnification and limitation of liability of directors, officers, employees and agents.

    At present there is no pending litigation or proceeding involving a director or officer of Asbury as to which indemnification is being sought nor is Asbury aware of any threatened litigation that may result in claims for indemnification by Asbury by any officer or director.

    Asbury has also purchased and maintains insurance policies covering the directors and officers identified in the prospectus which forms a part of this registration statement with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

    Section Eight of the Underwriting Agreement, to be filed as Exhibit 1.1, provides that the Underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the

Securities Act. Section Eight of the Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth information, as of the date hereof, regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. In connection with the transactions for which an exemption is claimed pursuant to Section 4(2) of the Securities Act, the securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and represented to the Registrant that they were either "sophisticated" investors or were represented by persons with knowledge and experience in financial and business matters who were capable of evaluating the merits and risks of the prospective investment, and such persons represented to the Registrant that the shares were purchased for investment purposes only and with no view toward distribution. In connection with the issuances of securities for which an exemption is claimed pursuant to Rule 701, the securities have been offered and issued by the Registrant to executive officers and employees and consultants for compensating purposes pursuant to written plans or arrangements.

    From January 1, 1999, to July 11, 2001, we issued to 27 of our employees, pursuant to our 1999 Option Plan, options to purchase membership interests which
represent the right to purchase an aggregate of [   ] shares of our common
stock, based upon the presently expected exchange ratio of shares for membership interests. The following table sets forth the date of each issuance, the number of optionee's granted options on that date and the number of shares eligible to be purchased based on the foregoing assumptions:

DATE OF ISSUANCE                                  NUMBER OF OPTIONEES   NUMBER OF SHARES
------------------------------------------------  -------------------   ----------------
January 1, 1999.................................           1
April 1, 1999...................................           1
April 26, 1999..................................           1
August 2, 1999..................................           1
September 27, 1999..............................           1
November 1, 1999................................           1
December 1, 1999................................           1
April 1, 2000...................................           1
April 3, 2000...................................           2
May 22, 2000....................................           1
June 5, 2000....................................           1
June 12, 2000...................................           2
November 27, 2000...............................           1
January 8, 2001.................................           1
March 26, 2001..................................           1
May 25, 2001....................................           1
July 11, 2001...................................           9

    On February 1, 2000, in connection with his employment agreement, we issued a carried interest to Brian E. Kendrick of up to 1.15%. A carried interest provides the holder with a contractual right to receive a percentage of our earnings, either in cash or in our common stock, after such time as a preferred return of approximately $424 million is achieved and distributed to those holding ownership interests, as directed by the board of directors. Prior to this offering no distributions had been made to Mr. Kendrick.

    On February 1, 2000, in connection with a reorganization, which we refer to as the "Minority Membership Transaction", Asbury Automotive Oregon L.L.C. issued membership interests to Asbury Automotive Holdings L.L.C. and platform dealers and managers in exchange for their respective membership or partnership interests in their platform groups. Those already holding membership interests in Asbury Automotive Oregon retained those interests. To determine the number of Asbury Automotive Oregon membership interests that each party would be entitled to in the Minority Membership Transaction, the platforms were valued using the market multiple approach. Concurrently with the Minority Membership Transaction, Asbury Automotive Oregon changed its name to Asbury Automotive Group L.L.C. and the former Asbury Automotive Group L.L.C. changed its name to Asbury Automotive Holdings L.L.C.

    On September 1, 2000, Asbury Automotive Arkansas L.L.C. acquired Mark Escude Nissan, Inc., Mark Escude Nissan North, Inc., Mark Escude Motors, Inc., Mark Escude Daewoo, Inc. and Regency Toyota, Inc. for a purchase price that included issuing membership interests to Mark Escude Nissan, Inc. equal to .6581% of all membership interests then outstanding.

    On September 1, 2000, Asbury Automotive Jacksonville, L.P. acquired Buddy Hutchinson Cars, Inc., Buddy Hutchinson Imports, Inc., Buddy Hutchinson Chevrolet, Inc., MFH Realty, Inc., B&N Realty, Inc., MFH Improvements, Inc., BH of Jacksonville, Inc., Hutchinson Realty, Inc. and Hutchinson Corporation for a purchase price that included issuing membership interests to Buddy Hutchinson Chevrolet, Inc. equal to 1.3161% of all membership interests then outstanding.

    On September 1, 2000, Asbury Automotive North Carolina L.L.C. acquired Purvis Brothers Ford for a purchase price that included issuing membership interests to Childs & Associates Inc. equal to .4935% of all membership interests then outstanding.

    On September 1, 2000, in connection with a capital contribution of $75,000, Jeff King received membership interests equal to .0197% of all membership interests then outstanding.

    On April 30, 2001, in connection with an incentive program, we issued a carried interest to Thomas F. Gilman of .40%. Prior to this offering no distributions have been made to Mr. Gilman.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
         1.1            Form of Underwriting Agreement

         3.1            Form of Certificate of Incorporation of Asbury Automotive
                          Group, Inc.

         3.3            Form of By-laws of Asbury Automotive Group, Inc.

         5.1            Form of Opinion of Cravath, Swaine & Moore*

        10.1            1999 Option Plan*

        10.2            Form of 2001 Stock Option Plan

        10.3            Form of Employee Stock Purchase Plan

        10.4            Third Amended and Restated Limited Liability Company
                          Agreement of Asbury Automotive Group L.L.C.*

        10.5            Employment Agreement of Thomas R. Gibson

        10.6            Amended and Restated Employment Agreement of Thomas F.
                          McLarty*

        10.7            Severance Pay Agreement of Phillip R. Johnson*

        10.10           Credit Agreement, dated as of January 17, 2001, between
                          Asbury Automotive Group L.L.C. and Ford Motor Credit
                          Company, Chrysler Financial Company, L.L.C., and General
                          Motors Acceptance Corporation.+*

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
        10.11           Form of Stockholders Agreement between Asbury Automotive
                          Holdings and Stockholders named therein*

        10.12           Chrysler Dodge Dealer Agreement

        10.13           Ford Dealer Agreement

        10.14           General Motors Dealer Agreement

        10.15           Honda Dealer Agreement

        10.16           Mercedes Dealer Agreement

        10.17           Nissan Dealer Agreement

        10.18           Toyota Dealer Agreement

        10.19           Employment Agreement of C.V. Nalley

        10.20           Employment Agreement of David McDavid, Sr.

        10.21           Employment Agreement of Luther Coggin

        21.1            List of subsidiaries of the registrant

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of Arthur Andersen LLP

        23.3            Consent of Arthur Andersen LLP

        23.4            Consent of Arthur Andersen LLP

        23.5            Consent of Arthur Andersen LLP

        23.6            Consent of Arthur Andersen LLP

        23.7            Consent of Arthur Andersen LLP

        23.8            Consent of Arthur Andersen LLP

        23.9            Consent of Dixon Odom, P.L.L.C.

        23.10           Consent of Cravath, Swaine & Moore (contained in Exhibit 5)

        24.1            Power of Attorney*

------------------------

*   Previously filed.

+ Confidential treatment has been requested with respect to certain portions of this document and has been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules

    The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Asbury Automotive Group or related notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows:

    (1) The undersigned will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 12th day of October, 2001.

                                          ASBURY AUTOMOTIVE GROUP L.L.C.**

                                          By: /s/ THOMAS R. GIBSON______________
                                             Name: Thomas R. Gibson
                                             Title: Chairman and Chief Executive
                                          Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                  TITLE                            DATE
                      ---------                                  -----                            ----
                          *                            Chairman and Chief                            October 12, 2001
     -------------------------------------------         Executive Officer
                  Thomas R. Gibson

                          *                            Vice President and Chief                      October 12, 2001
     -------------------------------------------         Financial Officer
                  Thomas F. Gilman

                          *                            Controller                                    October 12, 2001
     -------------------------------------------
                   Michael C. Paul

                          *                            Director                                      October 12, 2001
     -------------------------------------------
                 Timothy C. Collins

                          *                            Director                                      October 12, 2001
     -------------------------------------------
                     Ian K. Snow

                          *                            Director                                      October 12, 2001
     -------------------------------------------
                    John M. Roth

                      SIGNATURE                                  TITLE                            DATE
                      ---------                                  -----                            ----
                          *                            Director                                      October 12, 2001
     -------------------------------------------
                     C.V. Nalley

                        * By:
                /s/ THOMAS F. GILMAN
     -------------------------------------------
                  Thomas F. Gilman
            Attorney-in-Fact for each of
                the persons indicated

------------------------

    ** Asbury Automotive Group L.L.C., a Delaware limited liability company, which on or prior to the effective date of this registration statement will be converted into a Delaware corporation, named Asbury Automotive Group, Inc. through the contribution by its members of all of their ownership interests in the limited liability company to Asbury Automotive Group, Inc. Thus, Asbury Automotive Group L.L.C. will become a wholly-owned subsidiary of Asbury Automotive Group, Inc.